                                               Filed Pursuant to Rule 424(b)(4)
                                               Registration No. 333-14573

PROSPECTUS
                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. For factors considered in determining the initial public offering price, see "Underwriting." The Company's Common Stock has been approved for listing on the Nasdaq National Market under the symbol "FVHI."
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                                                 UNDERWRITING
                                                  PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                                   PUBLIC       COMMISSIONS(1)     COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share....................................      $9.00            $0.63            $8.37
------------------------------------------------------------------------------------------------
Total(3).....................................   $18,000,000       $1,260,000      $16,740,000
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,400,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If all such shares are purchased by the Underwriters, the total Price to Public will be $20,700,000, the total Underwriting Discounts and Commissions will be $1,449,000 and the total Proceeds to Company will be $19,251,000. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered subject to prior sale, when, as and if delivered and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify said offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made on or about December 18, 1996 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.
                            ------------------------

BEAR, STEARNS & CO. INC.
                    COWEN & COMPANY
                                       LEHMAN BROTHERS
                                                     UNTERBERG HARRIS

                               DECEMBER 13, 1996

                                   [ARTWORK]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. First Virtual Holdings IncorporatedTM and VirtualPINTM are trademarks of the Company. This Prospectus also includes other trademarks and trade names of the Company and of other companies.

                                   (GATEFOLD)

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and notes thereto appearing elsewhere in this Prospectus. The purchase of Common Stock involves a high degree of risk. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects, prior to the completion of this offering,
(i) the conversion of all outstanding shares of the Company's Preferred Stock into shares of Common Stock and (ii) the conversion of all outstanding options and warrants to purchase shares of Preferred Stock into options and warrants to purchase shares of Common Stock.

     First Virtual Holdings Incorporated ("First Virtual" or the "Company") has developed and implemented the VirtualPIN architecture which facilitates Internet commerce and is designed to facilitate other forms of interactive Internet communications. The VirtualPIN architecture uses E-mail which has the widest reach and broadest use of any Internet application. The First Virtual Internet Payment System ("FVIPS"), a secure and easy-to-use payment system introduced in October 1994, is the Company's first application of the VirtualPIN architecture. As of September 30, 1996, the Company has processed over 260,000 FVIPS transactions and has registered more than 2,650 merchants ("Sellers") and 180,000 consumers ("Buyers") in 166 countries. The Company believes that the VirtualPIN architecture can also serve as the basis for additional Internet applications including direct marketing, interactive advertising, merchandising, subscriptions and renewals, bill payments, client response surveys and Internet communications.

     The Internet and the World Wide Web have become well-established and are generally expected to support a growing number of applications including commerce. International Data Corporation ("IDC") estimates that there were 56 million Internet users worldwide at the end of 1995, with approximately 200 million users forecasted by the end of 1999.

     First Virtual's objective is to become a leading facilitator of Internet commerce and other forms of interactive Internet communications. The Company intends to pursue this objective by rapidly deploying VirtualPINs through multiple channels, including credit card companies and other financial institutions, on-line and Internet service providers, value added integrators, businesses with large direct response customer bases and a variety of direct marketing programs. To promote the deployment of the VirtualPIN, the Company has entered into strategic relationships with several major financial institutions including First USA Paymentech, General Electric Capital Corporation and First Data Corporation. These relationships include equity investments in the Company, representation on the Company's Board of Directors, and, in certain instances, distribution and marketing arrangements. To date, the Company has not derived any significant revenues as a result of such relationships.

     The VirtualPIN, an alphanumeric sequence unique to each user, allows the user to establish and maintain identity on the Internet in a controlled and confidential manner. To initiate a transaction using FVIPS, the Buyer transmits a VirtualPIN to the Seller, who accepts it as a form of payment for the Buyer's order and relays it to First Virtual for verification. After the Buyer responds to the Company's automated request for E-mail confirmation of the transaction, First Virtual initiates financial settlement through the established and secure credit card transaction processing networks. The Company's VirtualPIN architecture also enables merchandisers to target specific registered users with the users' consent and without revealing the users' sensitive personal data. The VirtualPIN is designed for integration with a broad set of Internet applications and for use on a wide variety of platforms. In contrast to certain other Internet payment systems which require complex computer architectures capable of deciphering intricate encrypted messages and the installation of hardware or software on the Buyer's computer, FVIPS, through the VirtualPIN, can be used on virtually any standard personal computer or Internet access appliance.

     In an effort to further promote the retail environment on the Web, the Company has prototyped the VirtualTAG, the second application of the VirtualPIN architecture. The VirtualTAG uses cross-platform multimedia environments such as Java or Shockwave to create stimulating, interactive advertisements within banners or "store fronts" which are designed to allow Buyers to initiate the purchase and payment and arrange for the delivery of a product being advertised without leaving the Web page on which the advertisement appears. Upon its introduction, the Company believes VirtualTAG may become one of the first solutions that takes full advantage of the Internet's unique attributes by combining advertising, selling and paying in one application. The Company believes the VirtualTAG represents an attractive opportunity to work with merchandisers and advertising agencies to market products on the Web and to establish First Virtual's own direct merchandising channel.

     The Company was incorporated in Wyoming in March 1994 and was reincorporated into Delaware in July 1996. The Company's executive offices are located at 11975 El Camino Real, Suite 300, San Diego, California 92130-2543, and its telephone number is (619) 793-2700. Information regarding the Company can be obtained from its site on the Web located at "http://www.fv.com." Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING

Common Stock offered by the Company.................  2,000,000 shares
Common Stock to be outstanding after the offering...  10,110,843 shares(1)
Use of proceeds.....................................  For working capital and other general corporate purposes including capital
                                                      expenditures. See "Use of Proceeds."
Nasdaq National Market symbol.......................  FVHI

                             SUMMARY FINANCIAL DATA

                                          PERIOD FROM
                                           MARCH 11,
                                           1994 (DATE
                                               OF
                                           INCEPTION)                          NINE MONTHS ENDED
                                            THROUGH       YEAR ENDED             SEPTEMBER 30,
                                          DECEMBER 31,   DECEMBER 31,     ---------------------------
                                              1994           1995            1995            1996
                                          ------------   ------------     -----------     -----------
STATEMENT OF OPERATIONS DATA:                                             (UNAUDITED)
Revenues................................   $    3,580    $    197,902     $    87,230     $   498,262
Total operating expenses................      826,110       2,399,993       1,692,721       6,550,673
Net loss................................     (835,679)     (2,269,981)     (1,657,548)     (5,980,314)
Pro forma net loss per share(2).........                       $(0.30)                         $(0.72)
Shares used in computing pro forma net
  loss per share(2).....................                    7,599,106                       8,335,199

                                                                    SEPTEMBER 30, 1996
                                                      ----------------------------------------------
BALANCE SHEET DATA:                                        ACTUAL    PRO FORMA(3)     AS ADJUSTED(4)
                                                       ----------     ----------         ----------
Cash, cash equivalents, and a short-term
  investment, available-for-sale..................    $ 6,081,945     $6,095,225       $ 21,435,225
Working capital...................................      4,135,162      4,148,442         19,488,442
Total assets......................................      8,278,472      8,291,752         23,631,752
Notes payable to stockholders.....................      1,200,000      1,200,000          1,200,000
Total stockholders' equity........................      4,657,202      4,670,482         20,010,482

(1) Based on number of shares outstanding as of November 26, 1996 and includes 1,328,006 shares of Common Stock issuable upon exercise of warrants outstanding as of November 26, 1996 at an exercise price of $0.01 per share held by First USA Merchant Services Inc. ("First USA Merchant Services"), a wholly-owned subsidiary of First USA Paymentech, Inc. ("First USA Paymentech"). Excludes (i) an aggregate of 3,460,750 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 1,748,145 shares were subject to outstanding options at November 26, 1996 at a weighted average exercise price of $4.79 per share, (ii) an aggregate of 1,000,000 shares of Common Stock subject to additional outstanding options at November 26, 1996 at an exercise price of $6.30 per share, (iii) an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan, none of which were outstanding as of the date of this Prospectus, (iv) shares of Common Stock equivalent to up to four percent of the Company's outstanding capital stock issuable upon the exercise of a warrant held by First USA Merchant Services at an exercise price of $0.01 per share subject to the satisfaction of certain marketing-related performance milestones and which terminates immediately prior to the closing date of this offering, (v) up to 47,619 shares of Common Stock reserved for issuance upon the exercise of an outstanding warrant at an exercise price of $10.50 per share held by General Electric Capital Corporation ("GE Capital"), subject to adjustment and (vi) 1,500,000 shares of Common Stock reserved for issuance upon the exercise of an outstanding warrant at exercise prices between $2.23 and $5.00 per share held by First Data Corporation ("First Data"), subject to the satisfaction of certain marketing-related performance milestones. See "Capitalization," "Dilution," "Management -- Stock Plans," "Certain Transactions" and Notes 6 and 8 of Notes to Financial Statements.
(2) See Note 1 of Notes to Financial Statements for an explanation of the number of shares used in computing pro forma net loss per share.
(3) Gives effect to (i) the assumed exercise of warrants outstanding as of September 30, 1996 to purchase 1,328,006 shares of Common Stock at an exercise price of $0.01 per share held by First USA Merchant Services, and
    (ii) the conversion of the 2,273,441 outstanding shares of Preferred Stock into 2,333,317 shares of Common Stock.
(4) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby at an offering price of $9.00 per share (after deduction of the underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES AND ANTICIPATED FUTURE LOSSES; LIMITED OPERATING HISTORY

     The Company has incurred net operating losses in each quarter since its inception in March 1994. As of September 30, 1996, the Company had an accumulated deficit of approximately $9.1 million. To date, the Company has not generated significant revenues, and the Company anticipates that it will generate only limited revenues for the year ending December 31, 1996 and possibly thereafter. There can be no assurance that the Company's revenues will remain at current levels or increase, and the Company's ability to generate significant future revenues is subject to substantial uncertainty. In addition, as a result of the anticipated significant investment that the Company plans to make in its systems, sales, marketing, research and development, customer support and administrative infrastructure over the near term, the Company expects to continue to incur significant operating losses on both a quarterly and an annual basis for the foreseeable future. For these and other reasons, there can be no assurance that the Company will ever achieve or be able to sustain profitability.

     The Company commenced operations in March 1994, launched FVIPS in October 1994 and began recognizing revenues in the fourth quarter of 1994. The Company was a development stage company through December 1995. Accordingly, the Company has a limited operating history upon which to base an evaluation of its business and prospects. The Company and its business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services. To address these risks, the Company must, among other things, successfully respond to competitive developments, market additional Internet commerce services, upgrade its technologies and commercialize products and services incorporating such technologies, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the limited operating history of the Company makes the prediction of future results of operations very difficult. Accordingly, the Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ANTICIPATED FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     As a result of the early stage of development of Internet commerce and the Company's limited operating history, the Company's revenue expectations are based almost entirely on internal estimates of future demand and not on actual experience. Moreover, the Company has only limited historical financial data for quarterly or annual periods on which to base planned operating expenses. The Company's expense levels have been established in large part due to its current expectations for future revenues and its expected development and marketing requirements. In the event market demand and revenues do not meet expectations, the Company may be unable to adjust its spending levels on a timely basis to compensate for unexpected revenue shortfalls. In addition, the Company's operating expenses have increased substantially in recent periods, and the Company currently anticipates that its operating expenses will continue to increase substantially for the foreseeable future as the Company continues to develop and market its initial products and services, increases its marketing and sales activities, creates and expands the distribution channels for its services, and broadens its customer support capabilities. The Company's revenues for each of the fiscal quarters ended June 30, 1996 and September 30, 1996 declined from the previous quarter. There can be no assurance that revenues associated with use of the VirtualPIN and FVIPS will be increased significantly as required for the Company to attain profitability, or at all. Any material shortfall of demand for the Company's products and services in relation to the Company's expectations would have a material adverse effect on the Company's business and financial condition and could cause significant fluctuations in the Company's results of operations.

     The Company expects its future operating results over both the short and the long term will be subject to annual and quarterly fluctuations due to several factors, many of which are beyond the control of the Company, including, among others, market acceptance of Internet commerce in general and FVIPS and the VirtualPIN concept in particular; fluctuating market demand for the Company's products and services including the rate of Seller and Buyer registrations; the monthly volume and average dollar amount of transactions using FVIPS; the degree of acceptance of the Internet as an advertising and merchandising medium; the fees charged to the Company by third party processors and financial institutions; the timing and effectiveness of collaborative marketing efforts initiated by the Company's strategic partners; the timing of the introduction of new products and services offered by the Company; the timing of the release of enhancements to the Company's products and services; product introductions and service offerings by the Company's competitors; the mix of the products and services provided by the Company; the timing and rate at which the Company increases its expenses to support projected growth; the cost of compliance with applicable government regulations; competitive conditions in the Company's marketplace; and general economic conditions. In addition, the fees charged by the Company for Buyer and Seller registration, transaction processing and co-marketing are subject to change as the Company continues to roll out FVIPS and assess its marketing strategy and competitive position. The Company believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as any indication of future performance. Due to the foregoing factors, among others, it is possible that the Company's future quarterly or annual operating results from time to time will not meet the expectations of market analysts or investors, which may have a material adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNDEVELOPED AND RAPIDLY CHANGING MARKETS

     The markets for the Company's products and services are at a very early stage of development, are rapidly changing and are characterized by an increasing number of market entrants that have introduced or are developing competing products and services for use on the Internet and the Web. As is typical for a new and rapidly evolving industry, demand for and market acceptance of recently introduced products and services are subject to a high level of uncertainty and risk. While the number of individuals and businesses using the Internet and the Web for commercial purposes has grown rapidly over recent years, there can be no assurance that this growth will continue, that Internet commerce will become widespread or that sufficient demand for the Company's products and services will develop to sustain the Company's business. Furthermore, if the Company successfully expands the applications of the VirtualPIN architecture for additional interactive Internet communications applications such as Internet advertising, merchandising or direct marketing, there can be no assurance that demand for such applications will develop or increase. In addition, it is not known whether individuals or businesses will use the Internet as a means of purchasing goods and services. To establish the Internet as a source of widespread and significant commercial activity, particularly by those individuals and businesses which historically have relied upon traditional means of commerce, will require the broad acceptance of new methods of conducting business and exchanging information. Businesses that already have invested substantial resources in traditional or other methods of conducting business may be reluctant to adopt new commercial methodologies or strategies that may limit or compete with their existing businesses. Individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns. Banks and financial institutions with established methods of handling payments may also be reluctant to accept new payment systems based on Internet commerce. The Company expects such historical patterns of business conduct to inhibit the growth of Internet commerce in general and market acceptance of the Company's services in particular.

     The Company's business includes products and services that are new, operate in a market that did not previously exist and will be subject to rapid and unpredictable market changes. It is uncertain whether a significant market will ever emerge for effecting payments over the Internet by means of FVIPS or any other payment system or that the Internet will develop as an effective medium for advertising and merchandising.

The Company's success is critically dependent on the development of Internet commerce, which the Company believes will require the significant expansion of the Internet infrastructure in order to provide adequate Internet access, the proper management of Internet traffic and a substantial amount of public education to, among other things, increase confidence in the integrity and security of Internet commerce. There can be no assurance that commerce over the Internet will become widespread, that a market for the Company's products and services will emerge or that FVIPS or other applications using the VirtualPIN architecture will be generally adopted. If the market fails to develop, or develops more slowly than expected, if the infrastructure for the Internet is not adequately established or if the Company's products and services do not achieve market acceptance by a significant number of individuals, businesses and financial institutions, then the Company's business, financial condition and results of operations will be materially and adversely affected.

DEPENDENCE ON INCREASED USAGE AND STABILITY OF THE INTERNET

     The future of the Internet as a center for commerce will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a medium for on-line exchange of information, advertising, merchandising and entertainment is a recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for effecting financial transactions over the Internet or any substantial commercial use of the Internet will develop. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered on-line will improve sufficiently to continue to support user interest. In addition, it is uncertain whether the cost of Internet access will decline. Failure of the Internet or the Web to stimulate consumer interest and be accessible to a broad audience at moderate costs would jeopardize the viability of Internet commerce and the market for the Company's products and services. The Internet and the Web have experienced, and are expected to continue to experience, significant growth in the number of users and amount of traffic; however, the Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of performance improvements including high speed modems. In addition, there is no assurance that the number of vendors maintaining sites on the Web will increase. Accordingly, there can be no assurance that Internet commerce will become widespread or that sustainable markets for the Company's products and services will develop. If such markets fail to develop, develop more slowly than expected or become dominated by one or more competitors, the Company's business, financial condition and results of operations will be materially and adversely affected. Furthermore, if the Internet were unable to support the demands of its users, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols or due to increased governmental regulation. If the necessary infrastructure, complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and results of operations will be materially and adversely affected. See "Business -- Industry Background."

     Moreover, critical issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. Any failure of the Internet to support such increasing number of users due to inadequate infrastructure, or otherwise, would seriously limit the development of the Internet as a viable commercial marketplace and could materially and adversely affect the acceptance of the Company's products and services which would, in turn, materially and adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON ACCEPTANCE OF FVIPS; RISK OF CHANGES IN CONSUMER PERCEPTIONS

     Substantially all of the Company's revenues to date have been attributable to the receipt of registration fees from Buyers and Sellers, transaction processing fees and co-marketing fees associated with FVIPS. Registration fees, transaction processing fees and co-marketing fees accounted for approximately 39%, 41% and 20% of revenues, respectively, for the nine month period ended September 30, 1996. Such fees are currently expected to account for a significant portion of the Company's revenues for the foreseeable future. As a result, a decline in demand for, or failure to achieve broad market acceptance of FVIPS, as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. A failure to significantly expand both the number of Sellers and Buyers using FVIPS and the number of transactions processed by FVIPS would also have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced products and services which are dependent upon the success of FVIPS. There can be no assurance that the Company will be successful in marketing FVIPS or any new or enhanced products or services.

     The Company's future success is substantially dependent on the development of demand for products and services that support transactions processed by FVIPS over the Internet and, in particular, use credit card-based payment mechanisms. Demand for secure payment solutions, including FVIPS, has been fueled in part by wide-spread fears of the risks associated with the potential theft of credit card account numbers transmitted over the Internet and other manifestations of Internet-based credit card fraud. Such consumer perceptions of the risks associated with credit card-based Internet transactions have received substantial media attention, but may lack empirical support. In addition, the Company believes that most consumers may be unaware that the potential liability resulting from fraudulent charges to their credit card accounts is limited by federal laws that limit the liability of cardholders for unauthorized use of their card to no more than $50. Any change in consumer perception of the incidence of credit card account number theft over the Internet, or the potential liability attendant to such fraud, could impact the demand for Internet security mechanisms, including FVIPS. Any such decline in the perceived need for the security which the Company believes to be a principal feature of FVIPS could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The VirtualPIN Architecture and its Applications," " -- The First Virtual Internet Payment System" and "-- Competition."

COMPETITION

     The market for products and services that enable the sale of goods and services over the Internet is expected to be intensely competitive, and, to the extent commercial activity over the Internet increases, the Company expects competition to increase significantly. There are no substantial barriers to entry into the Company's business, and the Company expects established and new entities to enter the market for Internet payment systems and interactive Internet communications in the near future. It is possible that a single supplier will dominate one or more market segments. Furthermore, since there are many potential entrants to the field, it is extremely difficult to assess which companies are likely to offer competitive products and services in the future, and in some cases it is difficult to discern whether an existing service is competitive with the Company's current services.

     The Company's principal competitors in the market for consumer-initiated purchases over the Internet include providers of encrypted credit card transaction systems such as CyberCash, Inc. ("CyberCash"), Verifone, Inc. ("Verifone"), Open Market, Inc. ("Open Market"), Netscape Communications Corporation ("Netscape"), and GC Tech and providers of electronic cash payment systems such as DigiCash, Inc. ("DigiCash"). The Company expects that credit card processors and acquiring banks will also offer credit card-based payment systems if Secure Electronic Transaction ("SET") protocols proposed by Visa, MasterCard, Microsoft Corporation ("Microsoft") and Netscape are adopted and/or accepted as a standard for Internet commerce. SET comprises openly published communication and process protocols intended to facilitate encrypted credit card transactions over the Web. The Company may experience additional competition from Internet service providers and Internet directory companies who enter the market for

Internet payment services. Companies such as America Online, Inc. ("AOL"), CompuServe Incorporated ("CompuServe"), Microsoft, IBM, AT&T, Hewlett-Packard and Federal Express which possess large, existing customer bases or ready distribution channels, could develop, market or resell a number of payment alternatives including, but not limited to, encrypted credit card payment and digital cash payment systems. Additionally, competitors such as Checkfree Corporation ("Checkfree") may emerge to provide payment systems based on alternative systems or methods other than credit cards or digital cash, such as Internet checking transaction systems. The Company also competes with the direct transmission of unprotected credit card information for commercial transactions over the Internet (i.e., "in the clear" transactions), which is currently the primary method for Internet commercial transactions that use a credit card as a form of payment. The Company believes that mail order companies and companies that sell from catalogues using "800" telephone numbers also compete with Internet payment systems. As the Company expands the applications of its VirtualPIN architecture, it will compete with a broader range of companies including traditional advertising, merchandising and direct marketing companies as well as additional entrants into the interactive Internet communications market.

     Several of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases, more diversified lines of products and services and significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to individuals, businesses and financial institutions. In addition, many of the Company's current or potential competitors have broad distribution channels that may be used to bundle competing products or services directly to end-users or purchasers. If such competitors were to bundle competing products or services for their customers, the demand for the Company's products and services might be substantially reduced, and the ability of the Company to successfully effect the distribution of its products and the utilization of its services would be substantially diminished. As a result of the foregoing or other factors, there can be no assurance that the Company will compete effectively with current or future competitors or that the competitive pressures will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE UPON PRODUCT AND SERVICE DEVELOPMENT; RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

     The Company's success depends upon its ability to develop new products and services that satisfy evolving customer requirements including potential applications for Internet advertising, merchandising and direct marketing. The market for the Company's services is characterized by rapidly changing technology, emerging industry standards and customer requirements that have been changing every few months. There can be no assurance that the Company will successfully identify new product and service opportunities and develop and bring to market new products and services in a timely manner. Failure of the Company, for technological or other reasons, to develop and introduce new products and services that are compatible with emerging industry standards and that satisfy customer requirements would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company or its competitors may announce enhancements to existing products or services, or new products or services embodying new technologies, emerging industry standards or customer requirements that render the Company's existing products and services obsolete and unmarketable. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in emerging industry standards will not cause customers to terminate use of the Company's existing products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's products and services are designed around certain technical standards, and the Company's current and future revenues are dependent on continued industry acceptance of such standards. While the Company intends to provide compatibility with the standards promulgated by leading industry participants and groups, widespread adoption of a proprietary or closed standard could preclude the Company from effectively doing so. Moreover, a number of leading industry participants have announced their intention to enter into or expand their positions in the market for Internet payment systems through the development of new technologies and standards. There can be no assurance that the Company's products and services will achieve market acceptance, that the Company will be successful in developing and introducing new products and services that meet changing customer needs and respond to technological changes or emerging industry standards in a timely manner, if at all, that the standards upon which the Company's products and services are or will be based will be accepted by the industry or that products, services or technologies developed by others will not render the Company's products and services noncompetitive or obsolete. The inability of the Company to respond to changing market conditions, technological developments, emerging industry standards or changing customer requirements or the development of competing technologies or products that renders the Company's products and services noncompetitive or obsolete would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The VirtualPIN Architecture and its Applications," "-- The First Virtual Internet Payment System" and "-- Research and Development."

RISKS ASSOCIATED WITH FVIPS UPGRADES

     In July 1996, the Company transitioned FVIPS from a system that relied solely on Electronic Data Systems, Inc. ("EDS") for financial services processing of transactions to a system that is primarily managed by the Company. While EDS continues to perform authorization and settlement processing of credit card transactions for First Virtual, the Company now operates and maintains the computer which communicates with the established financial networks, a function formerly performed by EDS. The Company also plans upgrades to FVIPS from time to time in the future. Prior to this recent transition to a self-managed system, the Company relied entirely on EDS for all financial services processing of FVIPS transactions and for management of the Company's database, including the entry of new Seller and Buyer registrations, updating of customer information and the management of customer accounts. Prior to the upgrade of the system, the Company had not previously effected a general upgrade of FVIPS. Given the limited time the upgraded system has been in operation, there can be no assurance that complications resulting from the upgrade will not arise, that the new system will prove to be capable of functioning in a fully operating environment over an extended period of time or that operating flaws or disruptions will not emerge. For example, subsequent to the upgrade, the Company discovered during a batch process with the Automated Clearing House ("ACH") network that a file created to ACH specifications did not clear the ACH processing routines. As a result, deposits destined for Seller bank accounts did not occur until the problem was resolved 34 hours after the problem was discovered. Any similar systems failure, if prolonged or compounded, could cause a significant interruption to the Company's products and services and could reduce the viability of FVIPS and, if sustained or repeated, could reduce the demand for the Company's products and services by current and potential Internet customers which would result in a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the Company has no prior experience with managing a large database of customer and transactional information. In order to properly manage its operational database, the Company will need to (i) improve its management information systems and controls, (ii) implement new database management software and (iii) attract and retain qualified personnel. Currently, the Company's databases are inadequate to support its planned future operations. The Company currently anticipates spending approximately $6.0 million to install and maintain a relational database management system and related hardware in connection with an upgrade of FVIPS. There can be no assurance that any such upgrade will be completed in a timely manner or that any such upgrade will be adequate to meet the needs of the Company. Any inability to properly effect and manage upgrades to the Company's customer database could result in a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON REPEATED CUSTOMER USE OF FVIPS

     The Company's future success is substantially dependent on its ability to significantly expand its base of Sellers and Buyers and to increase the number of transactions that are conducted using FVIPS. The Company believes that an increase in the number of FVIPS transactions depends primarily on the repeated usage of the VirtualPIN by Buyers. As a result of the limited data that the Company has received from the relatively small number of Sellers and Buyers using FVIPS, the Company believes that conclusions regarding the tendencies of its Sellers and Buyers are not meaningful and should not be relied on as an indication of future performance. However, the limited information First Virtual has accumulated to date indicates that the average number of total transactions per VirtualPIN since the introduction of FVIPS in October 1995 through September 30, 1996 is approximately 1.4, which suggests that a substantial number of Buyers have failed to make repeated usage of their VirtualPINs. There can be no assurance that the Company's historic rate of VirtualPIN use per Buyer will continue or increase, even if the Company is successful in increasing the variety and quality of goods and services available over FVIPS. The ability of the Company to increase the average number of transactions per VirtualPIN is subject to substantial uncertainty. In the event the average number of transactions per VirtualPIN does not substantially increase in the future, the Company's business, financial condition and results of operations would be materially and adversely affected. In addition, the Company anticipates that it will modify Buyer registration and renewal fees from time to time in the future. There can be no assurance that any modification in the fee structure will not result in significant Buyer attrition or reduced future Buyer registrations. Any significant Buyer attrition or the failure of the Company to substantially increase the number of active users of FVIPS would materially and adversely affect the Company's business, financial condition and results of operations.

     Certain Sellers employing FVIPS have in the past reduced their use of the system. Although the Company has very limited information regarding Seller usage of FVIPS, the Company believes that declining usage of FVIPS by Sellers can occur when Sellers cease to maintain their Web sites or discontinue product or service offerings on their Web sites. Such discontinuation could have a material adverse effect on the Company's business, financial condition and results of operations. For example, in the fall of 1995, Apple Computer, Inc. ("Apple"), which had previously offered customers the option of purchasing its QuickTime application software on its Web site using FVIPS, decided to offer QuickTime as "freeware," resulting in a decrease in Apple's use of FVIPS and a reduction in FVIPS transaction volume. The Company also faces the risk of losing Sellers that choose to employ alternative payment mechanisms or experience a decline in transactions using FVIPS. In this regard, in March 1996, PC Quote, one of the Company's largest Sellers, deployed an alternative payment mechanism, resulting in a substantial decline in usage of FVIPS transactions by the PC Quote Web site. Sellers that offer low priced products may incur per transaction costs using FVIPS that are higher than they may experience from custom developed solutions or from competitive solutions. Accordingly, Sellers that offer low priced products may be prone to migration to competing technologies in the future. Any significant decline in the usage of FVIPS by Sellers or increase in the rate of Seller attrition could have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that it will modify Seller registration, renewal and transaction fees from time to time in the future. There can be no assurance that any such modification in the fee structure will not result in increased attrition or reduced future Seller registrations, which could materially and adversely affect the Company's business, financial condition and results of operations.

RISK OF CAPACITY CONSTRAINTS

     A key element of the Company's strategy is to generate a high volume of FVIPS usage. Accordingly, the performance of the Company's products and services is critical to the Company's ability to achieve market acceptance and continued use of these products and services. Significant increases in the volume of transactions through FVIPS could strain the capacity of the Company's software or hardware, which could lead to slower response time or system failures. The Company intends to make substantial investments to increase its server capacity by adding new servers and upgrading its FVIPS management software. As the number of Web and Internet users increases, there can be no assurance that the Company's products and services will be able to meet this demand. The Company and its customers are also dependent upon Web browsers and Internet and online service providers for access to its services, and users have experienced difficulties due to system failures unrelated to the Company's system, products or services. To the extent that the capacity constraints described above are not effectively addressed by the Company, such constraints could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF DEFECTS AND DEVELOPMENT DELAYS

     Products and services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors and failures when introduced or when usage increases. The Company may experience delays in the development of the software and computing systems underlying the Company's services. In addition, there can be no assurance that, despite testing by the Company and Sellers and Buyers, errors will not be found in the underlying software or that the Company will not experience development delays, resulting in delays in the commercial release of its products and services or in the market acceptance of its products and services, each of which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Research and Development."

RISKS OF SYSTEMS FAILURES; LACK OF INSURANCE AND SECURITY RISKS

     The operation of FVIPS is dependent on the Company's ability to protect its computer equipment and the information stored in its data centers against loss or damage that may be caused by system overloads, fire, power loss, telecommunications failures, unauthorized intrusion, infection by computer viruses and similar events. The Company's data center and servers are currently located at its headquarters in San Diego, California and at a facility in Dallas, Texas, and the Company will soon add a second facility in San Diego. There can be no assurance that a system failure at any of these locations would not materially and adversely affect the Company's ability to provide its products and services.

     The Company uses a UNIX file system for its database which, from time to time has been susceptible to some data corruption. The Company is in the process of developing a relational database for installation scheduled for completion in the first half of 1997, and will remain susceptible to such data corruption until the installation is completed. Corruption of data could result in a material adverse effect on the Company's business, financial condition and results of operations.

     The Company currently retains highly confidential customer financial information, including bank account and credit card information, in a secure database server that the Company believes to be isolated from the Internet. Although the server is protected by firewalls and proprietary, one-way batch protocols and the Company regularly reviews the system for security weaknesses, there can be no assurance that unauthorized individuals could not obtain access to this database server. Any unauthorized penetration of the Company's servers which are not directly connected to the Internet could result in the theft of bank account and credit card information, E-mail addresses, and comprehensive transaction histories. Any unauthorized penetration of the Company's servers which are connected to the Internet could result in the theft of VirtualPIN numbers, E-mail addresses and recent transaction histories. Unauthorized penetration could lead to attempts to use such information to effect fraudulent purchases, including the introduction of fabricated transactions into the Company's financial processors. Although the Company believes that the VirtualPIN architecture should thwart attempts to use misappropriated account information, widespread attempts to effect such transactions would require the Company to devote substantial resources to counteracting such attempts and could result in a compromise of the system or the interruption of the Company's ability to provide its products and services and may result in adverse publicity to the Company and consequently have a material adverse effect on the Company's business, financial condition and results of operations. It is also possible that an employee of the Company could attempt to divert customer funds or otherwise misuse confidential customer information, exposing the Company to legal liability. In addition, although the Company believes that the potential for the unauthorized interception of information transmitted over the Internet through FVIPS is not likely to result in the fraudulent use of VirtualPINs, there can be no assurance that unauthorized use of such information will not occur and, if it does occur, that it will not result in a financial loss or significant inconvenience to the VirtualPIN holder. Furthermore, although the Company employs disclaimers and limitation of warranty provisions in its customer agreements to attempt to limit its liability to customers, including liability arising out of systems failure or failure of security precautions, there can be no assurance that such provisions will be enforceable, or will otherwise prove effective in limiting the Company's exposure to damage claims. See "Business -- The VirtualPIN Architecture and its Applications" and "-- The First Virtual Internet Payment System."

     Although the Company carries property and business interruption insurance, its coverage may not be adequate to compensate the Company for all losses that may occur. The Company is in the process of increasing its server capacity, improving its security mechanisms and taking other precautions to protect itself and its customers from events that could interrupt delivery of the Company's products and services or result in a loss of transaction or customer data. However, these measures will not eliminate a significant risk to the Company's operations from a natural disaster or systems failure. There can be no assurance that these measures would protect the Company from an organized effort to inundate the Company's servers with massive quantities of E-mail or other Internet message traffic which could overload the Company's systems and result in a significant interruption of service. In August 1995, the Company experienced a 78-hour disruption in its systems which resulted in interruption of service to all Sellers and Buyers for such period. Any systems failure that causes a significant interruption to or increases response time of the Company's products and services could reduce use of the Company's products and services and would reduce the attractiveness of the Company's products and services to current and future customers. The Company's business interruption insurance would not fully compensate the Company for lost revenues, income, additional costs or increased costs experienced by the Company during the occurrence of any disruption of its computer systems, nor is there any assurance that the Company will be able to obtain such coverage on reasonable terms or at all in the future. Significant service interruptions could also damage the Company's reputation and result in the loss of a significant portion of its Sellers and Buyers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Facilities."

DEPENDENCE ON DISTRIBUTION RELATIONSHIPS, COLLATERAL SYSTEMS AND EXPANSION OF DIRECT SALES FORCE

     A key element of the Company's current business and marketing strategy is to establish, develop and maintain relationships with credit card companies and other financial institutions to promote the Company's products and services to their merchant and consumer customers. Although the Company has established relationships with several entities in an effort to enhance the Company's ability to penetrate the market for Internet payment services, such relationships have only been entered into recently, are nonexclusive and have not resulted in any comprehensive marketing effort or a measurable increase in the Company's Seller and Buyer base to date. No assurance can be given that the Company will be able to maintain its current strategic relationships or cultivate additional partnering relationships in the future or that any such relationship will prove to be effective in expanding the Company's Seller and Buyer base. In addition, there can be no assurance that the Company's existing or potential marketing partners, most of whom have significantly greater financial and marketing resources than the Company, will not change their business strategies or discontinue their relationships with the Company, develop and market products and services that compete with the Company's products and services in the future or form collaborative marketing relationships with one or more of the Company's competitors that offer alternative Internet payment mechanisms.

     The operation of FVIPS is dependent on the continued availability and reliability of collateral telecommunications, information processing and financial clearance systems. In particular, the Company is substantially dependent on First USA Paymentech for merchant transaction acquisition services and on Northern Trust Company ("Northern Trust") for clearinghouse services. The Company also continues to depend on EDS for financial services processing, although on a more limited basis than prior to the upgrade of FVIPS in July 1996. There can be no assurance that these companies will continue to provide collateral services to the Company without disruptions in service, at the current cost, or at all. Although the Company believes that such services could be obtained from other sources in due course if required, reengineering the Company's computer systems and telecommunications infrastructure to accommodate a new service provider could only be accomplished at significant cost and with significant delay. Any interruption of service by a collateral services provider also would be likely to result in the disruption of the operation of FVIPS, with an attendant loss of revenues and potential loss of customers. Such losses could have a material adverse impact on the Company's business, financial condition and results of operations.

     In order to increase market acceptance of FVIPS and to increase the number of Sellers and Buyers using the system to a level necessary for the Company to attain profitability, the Company will be required to significantly expand its direct sales force and marketing organization and manage such personnel effectively.

As of October 31, 1996, the Company had 20 marketing and sales employees. Establishing required marketing and sales capability will require substantial efforts and significant management and financial resources. The Company's management has very limited experience in recruiting, developing or managing a marketing and sales force. There can be no assurance that the Company will be able to recruit and retain direct marketing and sales personnel in order to build an effective marketing and sales organization, that building such a marketing and sales organization will be cost effective or that the Company's marketing and sales efforts will be successful.

MANAGEMENT OF POTENTIAL GROWTH; RISKS ASSOCIATED WITH NEW MANAGEMENT TEAM

     The rapid development necessary for the Company to exploit the market opportunity for FVIPS requires an effective planning and management process. As of October 31, 1996, the Company had grown to 94 employees from 21 employees on December 31, 1995, and the Company expects this growth to continue. As of October 31, 1996 the Company had seven executive officers. Many of the Company's executive officers have joined the Company since April 1996, including the President of Financial Services; Vice President, Merchant Services; and Vice President, Finance and Administration and Chief Financial Officer, each of whom joined in September or October 1996. The Company's success depends to a significant extent on the ability of its executive officers and other members of its management to operate effectively, both individually and as a group. There can be no assurance that the Company will satisfactorily allocate responsibilities and that the new executives will succeed in these roles in a timely and efficient manner. Furthermore, the continued success of the Company is largely dependent on the personal efforts and abilities of its senior management and certain other key personnel and on the Company's ability to retain current management and to attract and retain qualified personnel in the future. The Company's failure to assimilate these new executives could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Prior to July 1996, the Company's internal operational, financial and management information systems were in the process of development and were relatively unsophisticated. To manage its potential growth, the Company must implement a comprehensive management information system and improve its internal operational and financial systems. The Company currently anticipates spending approximately $2.0 million through the end of 1997 to upgrade the Company's internal operating systems and its management information systems. There can be no assurance that any upgrade of its management information systems will be completed in a timely fashion or that any such upgrade will be adequate to meet the Company's needs. The Company is also expanding its transaction processing capacity and its marketing and sales organizations, funding increasing levels of research and development, and increasing its customer support organization to accommodate the growth of its installed base of Sellers and Buyers. The growth in the Company's customer base and transaction volume has placed, and any future growth is expected to continue to place, increased demands on the Company's management and operations, including its marketing and sales, customer support, research and development, general and administrative operations. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that the Company's systems, procedures and controls will be adequate to support the Company's operations or that Company's management will be able to achieve the rapid execution necessary to exploit the market opportunity for the Company's products and services. Any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance is substantially dependent upon the continued contributions of members of the Company's senior management and technical personnel. In particular, the Company's success substantially depends on the continued participation of its Chief Executive Officer, Lee Stein, its principal senior technical employees, Nathaniel Borenstein and Marshall Rose, and other members of its senior management team, which is currently composed of a small number of individuals who recently joined the Company. The loss of any of such persons could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has obtained key man life insurance in the amount of $3.0 million each on the lives of Messrs. Stein, Borenstein and Rose. In addition, the Company believes that its future success will depend upon its continuing ability to identify, attract, train and retain other highly skilled managerial, engineering, sales and marketing and other personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in identifying, attracting, training and retaining the necessary personnel, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements, and other contractual provisions and technical measures to protect its proprietary rights. There can be no assurance that trade secret, copyright and trademark protections will be adequate to safeguard the proprietary software underlying the Company's products and services, or that its agreements with employees, consultants and others who participate in the development of its software will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known. Moreover, notwithstanding the Company's efforts to protect its intellectual property, there is no assurance that competitors will not be able to develop functionally equivalent Internet payment services without infringing any of the Company's intellectual property rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use products or technology that the Company considers proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     The Company currently has pending two patent applications relating to FVIPS. While the Company believes that its pending patent applications relate to patentable inventions, the Company's set of claims with respect to its first patent application was rejected by the U.S. Patent and Trademark Office (the "PTO"). Although the Company is vigorously protesting the PTO's position, there can be no assurance that any pending or future patent applications will be granted or that any patent relied upon by the Company in the future will not be challenged, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the Company. The Company believes that, due to the rapid pace of technological innovation for Internet products, the Company's ability to establish and maintain a position of technology leadership in the industry depends more on the skills of its development personnel than upon the legal protections afforded its existing technology.

     As the volume of Internet commerce increases, and the number of products and service providers that support Internet commerce increases, the Company believes that Internet commerce technology providers may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming, result in costly litigation, disrupt or delay the enhancement or shipment of the Company's products and services or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable or favorable to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company was named as a defendant in a patent infringement suit filed by E-data, Inc. ("E-data") in August 1995. The suit was dismissed without prejudice in March 1996 and the Company now holds an exclusive license for Internet payment systems under the Freeny patent, E-data's applicable patent for Internet payment systems. There can be no assurance that similar claims will not be filed by other plaintiffs in the future. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation is determined in favor of the Company. In the event of an adverse ruling in any such litigation, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology.

The failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Proprietary Rights."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company believes it is not currently subject to direct regulation by any government agency in the U.S., other than regulations generally applicable to businesses, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. However, no assurance can be given that federal, state or foreign agencies will not attempt in the near future to begin to regulate the market for Internet commerce. In addition, if a government agency were to challenge the Company's position with respect to the applicability of regulations to its activities, responding to such a challenge could result in significant expenditures of the Company's financial and management resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. More generally, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations will be adopted with respect to the Internet, covering issues such as user privacy, pricing, taxation and characteristics and quality of products and services. For example, the recently enacted Telecommunications Reform Act of 1996 subjects certain Internet content providers to criminal penalties for the transmission of certain information, and could also result in liability to Internet service providers, Web hosting sites and transaction facilitators such as the Company. Various foreign jurisdictions have also moved to regulate access to the Internet and to strictly control Web content. Even if the Company's business is not directly subject to regulation, the adoption of any such laws or regulations may inhibit the growth of the Internet, or the businesses of the users of the Company's products and services, which could in turn adversely affect the Company's business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, taxation and personal privacy is uncertain. Such uncertainty creates the risk that such laws could be interpreted in a manner that could generally inhibit commerce on the Internet and adversely impact the Company's business.

     Due to the growth of Internet commerce, Congress has considered regulating providers of services and transactions in this market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. Senior officials from several regulatory agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency, have indicated that those agencies have refrained from promulgating regulations in order to encourage continued development of electronic commerce, but will monitor this area closely in the future. For example, the Electronic Fund Transfer Act and Regulation E, promulgated by the Federal Reserve Board, govern certain electronic funds transfers made by regulated financial institutions from a consumer's account, and govern providers of access devices and electronic funds transfer services. Although the Company believes that its current services are not subject to Regulation E, there is no assurance that the Federal Reserve Board will not require all or certain of the Company's services to comply with Regulation E, revise Regulation E or adopt new rules and regulations affecting electronic commercial transactions. Other government agencies in addition to the Federal Reserve Board, including the Federal Trade Commission and the Federal Communications Commission, may promulgate rules and regulations affecting the Company's activities or those of the users of its products and services. Any or all of these potential actions could result in increased operating costs for the Company or for the principal users of its services and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance which would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Government Regulation."

EVOLVING FINANCIAL INDUSTRY POLICIES FOR INTERNET COMMERCE

     The Company currently relies on credit cards as the payment method for FVIPS transactions. Credit card associations are still in the process of drafting operating regulations governing many credit card transactions on the Internet. In some cases, the Company's access to the payment systems of credit card associations and other payment providers may be conditioned on its compliance, and the compliance of associated processors such as First USA Paymentech, with interim regulations.

     The Company's operations have been reviewed by MasterCard and Visa which currently are the sole payment methods accepted by the Company. Visa has issued to First USA Paymentech several conditions which govern First USA Paymentech's processing of transactions for the Company over the Visa system. These conditions, among other things, establish a maximum dollar amount and aging of small-dollar transactions the Company can accumulate before they are submitted to the Visa system for processing, and establish procedures for handling chargebacks involving such bundled transactions. The Company does not believe that these conditions materially burden the Company's current operations. The conditions were initially issued pursuant to an oral communication and were due to expire on December 31, 1995. The conditions were renewed until the later of the adoption of industry-wide operating regulations addressing Internet transactions or December 31, 1997. If the Internet transaction operating regulations are not in place by December 31, 1997, the conditions provide that they can be extended, with Visa's concurrence. To date, MasterCard has not issued any conditions that are specific to the Company's operations. The Company is applying to accept Discover, JCB and American Express credit cards, although there can be no assurance that any of such applications will be accepted. While the Company expects that it will be able to comply with Visa's future operating regulations and regulations issued by any other credit card association, there can be no assurance that it will be able to do so or that compliance will not have a material adverse effect on its business, financial condition or results of operations. In addition, there can be no assurance, if the operating regulations have not been adopted, that the conditions agreement between First USA Paymentech and Visa, or related agreements between First USA Paymentech and the Company and other payment providers, will be issued or extended, if at all, on terms that do not have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF LOSS FROM RETURNED TRANSACTIONS, MERCHANT FRAUD OR ERRONEOUS
TRANSACTIONS

     Because the Company acts as an intermediary and facilitator for credit card transactions, the Company may be subject to the risks borne by merchants generally in the use of credit card payment systems, primarily the risk that the Buyer's payment will be "charged back" because of unauthorized use of the Buyer's credit card, disputes over the goods or services purchased by the Buyer, erroneous transmission of information by the Company, or fraud by the Seller or Buyer. The Company's customer agreements provide for the allocation of the risk of chargebacks (other than chargebacks caused by erroneous transmission by the Company) to Sellers, but such agreements may not be enforceable. In addition, even if the Company has an enforceable right to charge a Seller's account for the amount of a chargeback, the Company is subject to the risk that the Seller may not have a sufficient positive balance of net proceeds from other FVIPS transactions to cover the chargeback and may otherwise be unable or unwilling to pay.

     The Company manages these risks through its risk management systems and internal controls, which are still in the process of being implemented. The Company currently requires explicit authorization by Buyers prior to initiating a charge of the Buyer's credit card, holds funds for 91 days for Sellers who do not qualify for accelerated settlement terms and subjects Sellers who attempt to so qualify to a screening process, and holds qualified Sellers' funds for three to five business days. As a result, the Company believes that the risks associated with widespread chargebacks by customers are minimized, but there can be no assurance that chargebacks will not increase significantly in the future as the volume of FVIPS transactions increases and as more Sellers of goods and services requiring physical delivery begin to use FVIPS. There also can be no assurance that the Company will not change FVIPS in a manner that increases the risk of exposure to chargebacks, or that the Company's reserves will be sufficient to protect the Company from increased chargebacks. A significant increase in chargebacks could materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- The VirtualPIN Architecture and its Applications" and "-- The First Virtual Internet Payment System."

LIABILITY FOR INFORMATION STORED ON THE INFOHAUS SERVER

     Because materials may be uploaded to the Company's InfoHaus shared Web server ("InfoHaus") and, without intervention by the Company, may be subsequently distributed to others, it is possible that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. In the past, such claims have been brought, and sometimes successfully pressed against electronic bulletin boards, on-line service providers, and Web sites hosting content provided by other parties. Although the Company carries general liability insurance, the Company's insurance may not adequately cover claims of this type. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Additional Products and Services."

ALLOCATION OF NET PROCEEDS

     The Company currently intends to use the net proceeds of this offering as follows: (i) approximately $8.0 million to fund the Company's capital expenditures necessary to accommodate the increasing base of Sellers and Buyers and processing of their transactions, including approximately $6.0 million in connection with an upgrade of FVIPS; (ii) approximately $5.0 million for the expansion of the Company's marketing and sales, and customer service and support capabilities; and (iii) approximately $2.0 million to upgrade the Company's internal operating systems and management information systems. The Company intends to use the remainder of the net proceeds of the offering for working capital and general corporate purposes. However, the Company may use a significant portion of the net proceeds to acquire complementary technologies, products or businesses which broaden or enhance the Company's current business, although the Company has no specific agreements or commitments and is not currently engaged in any negotiations for any such acquisition. There can be no assurance that any such acquisitions would be consummated. In the event of any such acquisition, the Company's Board of Directors reserves the right to modify the allocation of proceeds set forth above. As a result, the Company's Board of Directors and management will have broad discretion as to the use of the proceeds described above. See "Use of Proceeds."

INTEGRATION OF POTENTIAL ACQUISITIONS

     As a part of its business strategy, the Company expects to make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired technology and rights into the Company's products and services, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. See "Use of Proceeds."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently anticipates that its available cash resources, combined with the net proceeds of this offering, will be sufficient to meet its presently anticipated cash requirements at least through 1997. Thereafter, if cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company will need to raise additional funds. Furthermore, the Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses or technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience significant additional dilution and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to the Company or its stockholders. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of important opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION AND DELAWARE LAW

     Upon completion of the offering, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants (other than outstanding warrants to purchase 1,328,006 shares of Common Stock with an exercise price of $0.01 per share), executive officers and directors of the Company and companies associated with such individuals will collectively own an aggregate of 74.0% of the Company's outstanding Common Stock, including 25.5% to be held by First USA Merchant Services. Accordingly, such persons will have the effective power to influence significantly the outcome of matters submitted for the vote of stockholders, including the election of members of the Board of Directors and the approval of significant change in control transactions. Their combined equity interest in the Company accordingly may have the effect of making certain transactions more difficult in the absence of the support of management of the Company and may have the effect of delaying, deferring or preventing a change in control of the Company.

     In addition, following the completion of this offering, the Board of Directors shall have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such stock without further stockholder approval. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation to be filed immediately following completion of this offering, including the provision for a classified Board of Directors, and certain provisions of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change in control of the Company. See "Management," "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

BENEFITS TO EXISTING STOCKHOLDERS AND AFFILIATES

     The consummation of this offering will result in benefits to certain existing stockholders and affiliates of the Company as discussed herein. The Company intends to use approximately $6.0 million of the proceeds of this offering to upgrade FVIPS, a portion of which could benefit Sybase, Inc. ("Sybase"), a database software developer and a stockholder of the Company. Robert Epstein, a director of the Company, is a founder, Executive Vice President and a director of Sybase. In addition, the existing holders of Common Stock will benefit from the conversion of the Preferred Stock into shares of Common Stock due to the termination of senior rights, preferences and privileges attributable to the Preferred Stock. Furthermore, certain members of the Board of Directors of the Company hold stock options to purchase shares of Common Stock which, among other provisions, entitle the holder to perform a cashless exercise of the options by leveraging the fair value of the Common Stock in the public market. As a result of the public offering and the attendant increased per share fair market value of such Common Stock, such option holders will be able to exercise increased leverage upon the exercise of such options than would have been likely if the Company had not effected this offering. See "Use of Proceeds" and "Management."

NO PRIOR MARKET FOR THE SHARES; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the offering, there has been no market for the Company's Common Stock. Although the Company's Common Stock has been approved for quotation on The Nasdaq Stock Market, there can be no assurance that an active trading market will develop upon completion of the offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock has been determined by negotiation among the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price for the Common Stock may be significantly affected by factors such as the announcement of new products and services or enhancements thereto by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's results of operations or the operating results of the Company's competitors or changes in earnings estimates by analysts or in opinions of writers or analysts. The stock prices for many emerging growth companies have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after this offering may adversely affect the prevailing market prices of the Common Stock and could impair the Company's ability to raise capital in the future through the sale of its equity securities. Upon completion of this offering, the Company will have outstanding an aggregate of 10,110,843 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants (other than outstanding warrants to purchase 1,328,006 shares of Common Stock with an exercise price of $0.01 per share) and based upon the number of shares outstanding as of November 26, 1996. Of these shares, all of the shares sold in this offering will be freely tradable without further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 8,110,843 shares of Common Stock held by stockholders (assuming exercise of warrants to purchase an aggregate of 1,328,006 shares) are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:
(i) no Restricted Shares will be eligible for immediate sale on the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"); (ii) 3,269,062 Restricted Shares will be eligible for sale upon expiration of lock-up agreements 180 days after the Effective Date; and
(iii) the remaining 4,841,781 Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods. Of the Restricted Shares eligible for sale beginning 180 days after the Effective Date, approximately 3,000,000 shares will be subject to volume limitations and other resale restrictions pursuant to Rule 144. The Securities and Exchange Commission has recently proposed to reduce the Rule 144 holding periods. If enacted, the proposal could permit more rapid resale of Restricted Shares. In addition, beginning six months after the effective date of this offering, the holders of approximately 7,750,000 Restricted Shares will be entitled to certain rights with respect to registration of such shares for sale in the public market. Any sales by such holders resulting from the exercise of such registration rights could have a material adverse effect on the market price of the Company's Common Stock.

     As of November 26, 1996, the Company has reserved 1,748,145 shares of Common Stock for issuance upon the exercise of outstanding stock options granted pursuant to the Company's 1994 Incentive and Non-Statutory Stock Option Plan (the "1994 Stock Plan") and the 1995 Stock Plan, and 1,000,000 shares of Common Stock for issuance upon the exercise of certain additional outstanding stock options. In addition, the Company has reserved 1,712,605 shares of Common Stock for issuance pursuant to options to be granted in the future under the 1995 Stock Plan and 100,000 shares of Common Stock for future issuance pursuant to the Company's Employee Stock Purchase Plan. The Company intends to file a Registration Statement on Form S-8 to register the shares of Common Stock issuable upon exercise of options granted under the 1994 Stock Plan and the 1995 Stock Plan and sold pursuant to the Employee Stock Purchase Plan. Following the filing of the Form S-8, shares of Common Stock issued under such plans will be available for sale in the public market, subject to the Rule 144 volume limitations applicable to affiliates. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

     The initial public offering price is substantially higher than the book value per share of the outstanding Common Stock. Investors purchasing Common Stock in the offering will, therefore, incur immediate and substantial dilution of approximately $7.04 in the net tangible book value per share of Common Stock from the initial public offering price and may incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered by the Company in the offering are estimated to be approximately $15,340,000 ($17,851,000 if the Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discounts and commissions and estimated offering expenses. The Company currently intends to use the net proceeds of this offering as follows: (i) approximately $8.0 million to fund the Company's capital expenditures necessary to accommodate the increasing base of Sellers and Buyers and processing of their transactions, including approximately $6.0 million in connection with an upgrade of FVIPS;
(ii) approximately $5.0 million for the expansion of the Company's marketing and sales, and customer service and support capabilities; and (iii) approximately $2.0 million to upgrade the Company's internal operating systems and management information systems. The Company intends to use the remainder of the net proceeds of the offering for working capital and general corporate purposes. The Company may also use a portion of the net proceeds to fund acquisitions of products, technologies or businesses that are related or complementary to Internet commerce products and services. Although the Company has no present agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. In the event of any such acquisition, the Company's Board of Directors reserves the right to modify the allocation of proceeds set forth above. As a result, the Company's Board of Directors and management will have broad discretion as to the use of the proceeds described above. Pending use of the net proceeds for the foregoing purposes, the Company intends to invest the net proceeds in investment grade interest-bearing marketable securities.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the (i) capitalization of the Company as of September 30, 1996, (ii) pro forma capitalization as of such date after giving effect to the assumed exercise of warrants outstanding at September 30, 1996 to purchase 1,328,006 shares of Common Stock at an exercise price of $0.01 per share, conversion of all outstanding shares of Preferred Stock into 2,333,317 shares of Common Stock and an amendment of the Company's Certificate of Incorporation on or prior to the closing of the offering and (iii) as adjusted capitalization to give effect to the application of the estimated net proceeds from the sale by the Company of the 2,000,000 shares of Common Stock offered by the Company hereby (after deduction of the underwriting discounts and commissions and estimated expenses of the offering).

                                                                  SEPTEMBER 30, 1996
                                                      -------------------------------------------
                                                        ACTUAL         PRO FORMA      AS ADJUSTED
                                                      -----------     -----------     -----------
Notes payable to stockholders.......................  $ 1,200,000     $ 1,200,000     $ 1,200,000
                                                       ----------      ----------      ----------
Stockholders' equity(1):
  Preferred Stock, $0.001 par value; 3,601,447
     shares authorized, 2,273,441 shares issued and
     outstanding, actual; 5,000,000 shares
     authorized and no shares outstanding pro forma
     and as adjusted................................        2,273              --              --
  Common Stock, $0.001 par value; 40,000,000 shares
     authorized, 4,441,520 shares issued and
     outstanding, actual; 40,000,000 shares
     authorized, 8,102,843 shares issued and
     outstanding, pro forma; 40,000,000 shares
     authorized, 10,102,843 shares issued and
     outstanding, as adjusted.......................        4,442           8,103          10,103
  Additional paid-in-capital........................   10,764,450      13,793,457      29,131,457
  Warrants(2).......................................    3,017,115              --              --
  Deferred compensation.............................      (45,104)        (45,104)        (45,104)
  Accumulated deficit...............................   (9,085,974)     (9,085,974)     (9,085,974)
                                                       ----------      ----------      ----------
Total stockholders' equity..........................    4,657,202       4,670,482      20,010,482
                                                       ----------      ----------      ----------
          Total capitalization......................  $ 5,857,202     $ 5,870,482     $21,210,482
                                                       ==========      ==========      ==========

---------------

(1) Based on number of shares outstanding as of September 30, 1996 and includes 1,328,006 shares of Common Stock issuable upon the assumed exercise of warrants outstanding as of September 30, 1996 at an exercise price of $0.01 per share. The Company believes the assumed exercise of the warrants is appropriate given the substantial difference between the $0.01 exercise price of such warrants and the assumed price of the shares of Common Stock offered hereby. Excludes (i) an aggregate of 2,468,750 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 1,526,895 shares were subject to outstanding options at September 30, 1996 at a weighted average exercise price of $3.91 per share, (ii) an aggregate of 1,000,000 shares of Common Stock subject to additional outstanding options at September 30, 1996 at an exercise price of $6.30 per share, (iii) an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan, none of which were outstanding as of September 30, 1996, (iv) shares of Common Stock equivalent to up to four percent of the Company's outstanding capital stock issuable upon the exercise of a warrant at an exercise price of $0.01 per share subject to the satisfaction of certain marketing-related performance milestones, which warrant terminates immediately prior to the closing date of this offering,
    (v) a warrant exercisable for up to 47,619 shares of Common Stock at an exercise price of $10.50 per share, subject to adjustment, and (vi) a warrant exercisable for up to 1,500,000 shares of Common Stock at exercise prices between $2.23 and $5.00 per share, subject to the satisfaction of certain marketing-related performance milestones. From the period beginning September 30, 1996 through November 26, 1996, the Company granted additional options under its 1995 Stock Plan to purchase 239,750 shares of Common Stock at an exercise price of $10.50 per share. See "Dilution,"
    "Management -- Stock Plans," "Certain Transactions" and Notes 6 and 8 of Notes to Financial Statements.

(2) Represents proceeds received by the Company from the sale of warrants to purchase capital stock in March 1996. See "Certain Transactions."

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1996, after giving effect to the assumed exercise of outstanding warrants to purchase an aggregate of 1,328,006 shares of Common Stock at an exercise price of $0.01 per share, and the conversion of all outstanding shares of Preferred Stock into 2,333,317 shares of Common Stock, was approximately $4.5 million or $0.56 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the estimated net proceeds from the sale of 2,000,000 shares of Common Stock offered by the Company at the public offering price of $9.00 per share, the adjusted pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $19.8 million or $1.96 per share. This represents an immediate increase in pro forma net tangible book value of $1.40 per share to existing stockholders and an immediate dilution of $7.04 per share to new investors.

     The following table illustrates the per share dilution in pro forma net tangible book value to new investors:

Initial public offering price.......................................                 $      9.00
  Pro forma net tangible book value as of September 30, 1996........  $      0.56
  Increase attributable to new investors............................         1.40
                                                                       ----------
Adjusted pro forma net tangible book value after this offering......                        1.96
                                                                                      ----------
Dilution to new investors...........................................                 $      7.04
                                                                                      ==========

     The following table sets forth, on a pro forma basis as of September 30, 1996, the differences between the existing stockholders and the purchasers of shares in the offering (before deducting underwriting discounts and commissions and estimated offering expenses) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                     ----------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                     -----------    -------     -----------     -------     -------------
Existing stockholders..............    8,102,843      80.2%     $14,030,700       43.8%        $  1.73
New investors......................    2,000,000      19.8%      18,000,000       56.2%        $  9.00
                                           -----     -----          -------      -----
  Total............................   10,102,843     100.0%     $32,030,700      100.0%
                                           =====     =====          =======      =====

     The foregoing table assumes no exercise of the Underwriter's over-allotment option and no exercise of stock options or warrants outstanding as of September 30, 1996 (except for outstanding warrants to purchase an aggregate of 1,328,006 shares of Common Stock at an exercise price of $0.01 per share). As of September 30, 1996, (i) an aggregate of 2,468,750 shares of Common Stock were reserved for issuance under the Company's stock option plans, of which 1,526,895 shares were subject to outstanding options at a weighted average exercise price of $3.91 per share, (ii) an aggregate of 1,000,000 shares of Common Stock were subject to additional outstanding options with an exercise price of $6.30 per share, (iii) an aggregate of 100,000 shares of Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan, none of which were outstanding, (iv) an aggregate of 1,328,006 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants at an exercise price of $0.01 per share (which warrants are assumed exercised for purposes of the foregoing table), (v) shares of Common Stock equivalent to up to four percent of the Company's outstanding capital stock were issuable upon the exercise of a warrant at an exercise price of $0.01 per share subject to the satisfaction of certain marketing-related performance milestones and which terminates immediately prior to the closing date of this offering, (vi) a warrant exercisable for up to 47,619 shares of Common Stock at an exercise price of $10.50 per share subject to adjustment, was outstanding and (vii) a warrant exercisable for up to 1,500,000 shares of Common Stock at exercise prices between $2.23 and $5.00 per share, subject to the satisfaction of certain marketing-related performance milestones, was outstanding. From the period beginning September 30, 1996 through November 26, 1996, the Company granted additional options under its 1995 Stock Plan to purchase 239,750 shares of Common Stock at an exercise price of $10.50 per share. See "Capitalization," "Management -- Stock Plans," "Certain Transactions" and Notes 6 and 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from the date of inception through December 31, 1994, for the year ended December 31, 1995 and for the nine months ended September 30, 1996, and the balance sheet data as of December 31, 1994 and 1995 and September 30, 1996 are derived from the Company's financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The statement of operations data for the nine months ended September 30, 1995 have been derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial data for such period and as of such date. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full fiscal year.

                                        PERIOD FROM
                                         MARCH 11,
                                         1994 (DATE
                                             OF
                                         INCEPTION)                            NINE MONTHS ENDED
                                          THROUGH         YEAR ENDED             SEPTEMBER 30,
                                        DECEMBER 31,     DECEMBER 31,     ----------------------------
                                            1994             1995            1995             1996
                                        ------------     ------------     -----------     ------------
STATEMENT OF OPERATIONS DATA:
  Revenues............................   $    3,580      $    197,902     $    87,230     $    498,262
  Operating expenses:
     Marketing and sales..............      143,678           346,400         242,086          745,006
     Research and development.........      307,315           530,809         190,858        1,501,188
     General and administrative.......      375,117         1,522,784       1,259,777        4,304,479
                                        ------------     ------------     -----------     ------------
  Total operating expenses............      826,110         2,399,993       1,692,721        6,550,673
                                        ------------     ------------     -----------     ------------
  Loss from operations................     (822,530)       (2,202,091)     (1,605,491)      (6,052,411)
  Interest income (expense), net......      (13,149)          (67,890)        (52,057)          72,097
                                        ------------     ------------     -----------     ------------
  Net loss............................   $ (835,679)     $ (2,269,981)    $(1,657,548)    $ (5,980,314)
                                         ==========        ==========      ==========       ==========
  Pro forma net loss per share........                   $      (0.30)                    $      (0.72)
                                                           ==========                       ==========
  Shares used in computing pro forma
     net loss per share(1)............                      7,599,106                        8,335,199
                                                           ==========                       ==========

                                                                 DECEMBER 31,              SEPTEMBER
                                                         ----------------------------         30,
                                                             1994            1995             1996
                                                         ------------     -----------     ------------
BALANCE SHEET DATA:
  Cash, cash equivalents, and a short-term
     investment, available-for-sale.................     $     14,847     $ 2,091,651     $  6,081,945
  Working capital (deficit).........................         (121,825)      1,480,201        4,135,162
  Total assets......................................          320,421       2,574,826        8,278,472
  Notes payable to stockholders.....................          713,400       1,200,000        1,200,000
  Total stockholders' equity (net capital
     deficiency)....................................         (541,651)        752,423        4,657,202

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the number of shares used in computing pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     The Company commenced operations in March 1994, and developed and implemented the VirtualPIN architecture which facilitates Internet commerce and other forms of interactive Internet communications. FVIPS, the Company's initial application of the VirtualPIN architecture, was introduced in October 1994. As of September 30, 1996, the Company has registered more than 2,650 Sellers and 180,000 Buyers in 166 countries and, for the nine months ended September 30, 1996, processed approximately 190,000 FVIPS transactions. The Company differentiates FVIPS Sellers into two categories, Pioneer Sellers and Express Sellers. Pioneer Sellers are typically smaller, less established merchants that may not qualify for a traditional credit card merchant account. The Company's Pioneer Seller program allows any person or entity to be a Seller. The Company has established a 91-day settlement period for transactions involving Pioneer Sellers to minimize its financial exposure to chargebacks and fraud. During this settlement period, the Company's merchant acquiror, First USA Paymentech, holds the proceeds from the Pioneer Seller transaction in an escrow account prior to releasing the funds to the Company, which after deducting its fees, remits the net proceeds to the Pioneer Seller. The Company receives interest on funds held in the escrow account. Express Sellers are typically larger, more established merchants that have been qualified by a merchant acquiror and approved by the Company under terms similar to those for a traditional credit card merchant account. Although the Company independently evaluates and approves all Express Sellers, it currently relies on credit information gathered by First USA Paymentech in making its evaluation. The Express Seller program allows these Sellers to be paid for FVIPS transactions within a time frame similar to standard credit card settlement terms, usually three to five business days.

     Through September 30, 1996, the Company's revenues were derived solely from FVIPS and, in particular, the Pioneer Seller program. The capability to offer the Express Seller program occurred in connection with major enhancements to FVIPS in July 1996 which were offered on a general basis in October 1996. The Company believes that the Express Seller program will be particularly attractive to merchants selling hard goods or services requiring physical delivery and to merchants with large transaction volumes, since the program allows Express Sellers to be paid for transactions within three to five business days, a time frame similar to standard credit card settlement terms. Although the Company expects to derive a substantial portion of its revenues in the future from the Express Seller program, there can be no assurance that the program will generate significant revenues. In addition, as the Company develops and markets additional applications of the VirtualPIN architecture, it anticipates decreasing its dependence on FVIPS as a source of revenues, although there can be no assurance that additional applications will result in substantial revenues.

     The Company has incurred net operating losses in each quarter since inception. As of September 30, 1996, the Company had an accumulated deficit of approximately $9.1 million. To date, the Company has not generated significant revenues, and the Company anticipates that it will generate only limited revenues for the year ending December 31, 1996. There can be no assurance that the Company's revenues will remain at their current level or increase, and the Company's ability to generate significant future revenues is subject to substantial uncertainty. In addition, as a result of the anticipated significant investments that the Company plans to make in its systems, sales, marketing, research and development, customer support and administrative infrastructure over the near term, the Company expects to continue to incur significant operating losses on both a quarterly and an annual basis for the foreseeable future.

RESULTS OF OPERATIONS

     The financial results for the period from inception to September 30, 1996 reflect the Company's initial organization efforts, research and development activities, capital raising and deployment of FVIPS as the first application of the VirtualPIN architecture. The Company believes that its limited operating history makes prediction of future results of operations difficult and, accordingly, that its operating results should not be relied upon as an indication of future performance. FVIPS was introduced in October 1994, and the Company recognized nominal revenues for the period from inception to December 31, 1994. The Company's revenues and expenses increased for the year ended December 31, 1995 and the nine month period ended September 30, 1996 due to growth of the Company and related operational and development costs. The Company believes that any comparison of the results of operations for the period from inception to December 31, 1994 with the results for the year ended December 31, 1995 or of the results for the nine months ended September 30, 1995 with the results for the nine months ended September 30, 1996 is not meaningful.

  Revenues

     The Company currently generates revenues from the receipt of Buyer and Seller registration fees, transaction processing fees and co-marketing fees associated with FVIPS. As of July 1, 1996, the Company released a major system upgrade to FVIPS, which enables the sale of hard goods, the ability to return credit card authorization codes to the Sellers and the clearing of credit card payments for transactions within three to five business days. In conjunction with this system upgrade, the Company changed its business model to charge a first year registration fee of $2 for Buyers and $10 and $350 for Pioneer Sellers and Express Sellers, respectively, and instituted annual renewal fees of $2 for Buyers and $10 and $250 for Pioneer Sellers and Express Sellers, respectively. The Company will begin collecting annual renewal fees in July 1997. The Company anticipates that the system upgrade may result in additional goods and services offered by Sellers and potentially more repeat use of FVIPS by Buyers. The changes described above in the system and Company's business model, which are clearly different in substance from those in place prior to July 1996, necessitated the modification of the Company's revenue recognition policy. Beginning in July 1996, the Company began to recognize Buyer and Seller registration and renewal fees over a 12 month period. Prior to July 1, 1996, revenues from registration fees were recognized in the month the Seller's or the Buyer's registration fee was processed and the VirtualPIN was issued as the Company had fulfilled its performance obligations to register the Buyer or Seller on FVIPS. Had this modification been considered a change in accounting principle, it would have had an immaterial effect on the Company's results from operations for all periods presented herein. Revenues from transaction processing fees are recognized on the date the transaction amount is charged to the Buyer's credit card. Currently, the Company charges a transaction fee consisting of 2% of the purchase price of the product or service plus an additional $0.29 per transaction. The Company collects transaction processing fees automatically by deducting its fees prior to the time the net proceeds are forwarded to Pioneer Sellers (after 91 days) and Express Sellers (between three and five business days) by the Company's ACH agent. Revenues from co-marketing fees are recognized in the month the Buyer accepts the promotional offer of one of the Company's co-marketing partners. To date, such revenues consist of commissions earned on sales resulting from such promotional offers. The Company receives interest income on funds held during the 91-day settlement period for Pioneer Sellers. The Company continuously reviews its registration, renewal, transaction processing and co-marketing fees and expects that such fees will be modified in the future.

     For the nine month period ended September 30, 1996, revenues were $498,000 compared to $87,000 for the nine month period ended September 30, 1995. The primary reason for this growth was the increase in Buyer and Pioneer Seller registration fees and transaction processing fees as a result of an increase in the number of Buyer and Seller registrations and transactions. Registration fees, transaction processing fees and co-marketing fees accounted for approximately 39%, 41% and 20% of revenues, respectively, for the nine month period ended September 30, 1996, as compared to approximately 93%, 6% and 1% of revenues respectively, for the nine month period ended September 30, 1995. This shift in revenue mix resulted from an increase in the number of transactions processed and co-marketing offers accepted by Buyers. For the year ended December 31, 1995, revenues increased to $198,000 as compared to $4,000 for the period from March 11, 1994 (date of inception) through December 31, 1994. The increase resulted from a full year of operation of FVIPS (which commenced operation in October 1994) and an increase in Buyer and Seller registrations and transactions processed.

  Operating Expenses

     Operating expenses consist of marketing and sales, research and development, and general and administrative expenses. The Company anticipates that operating expenses will increase in connection with increasing levels of research and development for new and enhanced products and services, growth in its marketing and sales organization, and expansion of the Company's support organization to accommodate the anticipated increased installed base of Buyers and Sellers.

     Marketing and sales expenses. Marketing and sales expenses, which include salaries and wages, consulting fees, advertising, trade show expenses, travel and other marketing expenses, increased to $745,000 for the nine month period ended September 30, 1996 as compared to $242,000 for the nine month period ended September 30, 1995. This increase resulted primarily from the addition of eight personnel resulting in increased salaries and wages of approximately $330,000 and a general increase in spending of approximately $170,000 to support the Company's expanding operations. The Company expects that marketing and sales expenses will increase significantly in the future as the Company implements its marketing plan to rapidly deploy VirtualPINs.

     For the year ended December 31, 1995, marketing and sales expenses increased to $346,000 as compared to $144,000 for the period March 11, 1994 (date of inception) through December 31, 1994. This increase resulted primarily from an increase in marketing consulting services of approximately $115,000 and an increase in promotional expenses of approximately $115,000.

     Research and development expenses. Research and development expenses consist primarily of salaries and wages and consulting fees to support the development and enhancement of the Company's products and services. Research and development expenses increased to $1.5 million for the nine month period ended September 30, 1996 as compared to $191,000 for the nine month period ended September 30, 1995. The increase resulted primarily from the addition of 14 research and development personnel resulting in increased salaries and wages, employee benefits and travel expenses totalling approximately $640,000. In addition, the Company expensed approximately $465,000 in software development costs paid to consultants for the nine months ended September 30, 1996 as compared to approximately $40,000 for the nine months ended September 30, 1995. To date, all of the Company's software development costs have been expensed as incurred. The Company anticipates that research and development expenses will increase during the balance of 1996 and in future years as the Company leverages the VirtualPIN architecture to offer new products and services and increases the functionality of FVIPS.

     For the year ended December 31, 1995, research and development expenses increased to $531,000 as compared to $307,000 for the period March 11, 1994 (date of inception) through December 31, 1994. This increase resulted primarily from increases of approximately $385,000 in salaries and wages related to additional personnel, offset by a decrease in amounts paid to consultants and travel expenses.

     General and administrative expenses. General and administrative expenses consist primarily of salaries and wages, professional and consulting fees and other expenses associated with the general management and administration of the Company. General and administrative expenses increased to $4.3 million for the nine month period ended September 30, 1996 as compared to $1.3 million for the nine month period ended September 30, 1995. The increase resulted primarily from an increase in expenses of approximately $250,000 relating to the establishment of the Company's headquarters, an increase of approximately $1.2 million in payroll and consulting expenses in connection with the Company's expansion of the number of employees by 42, and an increase in related employee benefits and travel expenses of approximately $260,000. In addition, the Company incurred a one-time charge of $1.0 million in the quarter ended September 30, 1996 in connection with the payment of certain fees to First USA Merchant Services in consideration for the waiver of certain exclusive merchant processing rights held by First USA Merchant Services. The Company anticipates that its general and administrative expenses will increase substantially in the near future in connection with the hiring of additional management personnel and the anticipated professional fees and other costs associated with becoming a public company. See Note 3 of Notes to Financial Statements.

     For the year ended December 31, 1995, general and administrative expenses increased to $1.5 million as compared to $375,000 for the period ended March 11, 1994 (date of inception) through December 31, 1994.

This increase resulted primarily from increases of approximately $300,000 in salaries and wages, employee benefits and travel expenses related to additional personnel, approximately $95,000 for legal fees, approximately $125,000 for processing fees, approximately $75,000 in interest expense, and approximately $530,000 for other headquarter expenses.

     For certain Common Stock options granted between January and April 1996, the Company has recorded deferred compensation as the difference between the exercise price and the deemed fair value, as determined in part by an independent valuation. This deferred compensation, which aggregated $51,000, will be amortized according to the related options' four year vesting schedule. As of September 30, 1996, $5,000 of such compensation had been amortized. See
Note 6 of Notes to Financial Statements.

  Income Taxes

     As of September 30, 1996, the Company has federal and state net operating loss carryforwards of approximately $6.4 million. These federal and state carryforwards will begin to expire in 2010 and 2000, respectively, unless previously used. Pursuant to Internal Revenue Code Sections 382 and 383, a change in ownership of greater than 50% of a corporation within a three-year period will place an annual limitation on the corporation's ability to utilize its existing carryforwards. The Company anticipates that while an ownership change will occur upon the closing of this offering, the resulting limitation will not have an effect on its ability to utilize the Company's carryforwards. See Note 7 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents unaudited quarterly financial data for each of the seven quarters ended September 30, 1996. This data has been prepared on the same basis as the audited Financial Statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein, when read in conjunction with the Company's audited Financial Statements appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                            THREE MONTHS ENDED
                           -------------------------------------------------------------------------------------
                           MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,    MARCH 31,    JUNE 30,      SEPT. 30,
                             1995        1995        1995        1995        1996         1996          1996
                           ---------   ---------   ---------   ---------   ---------   -----------   -----------
STATEMENT OF OPERATIONS
  DATA:
Revenues.................  $   5,734   $  25,485   $  56,011   $ 110,672   $ 244,466   $   156,616   $    97,180
Operating expenses:
  Marketing and sales....     95,541     103,026      43,519     104,314     156,476       165,584       422,946
  Research and
    development..........     25,411      76,491      88,956     339,951     197,807       346,143       957,238
  General and
    administrative.......    290,057     537,249     432,471     263,007     766,144     1,297,420     2,240,915
                           ---------   ---------   ---------   ---------   ---------   -----------
Total operating
  expenses...............    411,009     716,766     564,946     707,272   1,120,427     1,809,147     3,621,099
                           ---------   ---------   ---------   ---------   ---------   -----------
Loss from operations.....   (405,275)   (691,281)   (508,935)   (596,600)   (875,961)   (1,652,531)   (3,523,919)
Interest income
  (expense), net.........    (17,459)    (19,123)    (15,475)    (15,833)      1,036        21,622        49,439
                           ---------   ---------   ---------   ---------   ---------   -----------
Net loss.................  $(422,734)  $(710,404)  $(524,410)  $(612,433)  $(874,925)  $(1,630,909)  $(3,474,480)
                           =========   =========   =========   =========   =========   ===========

     The Company's revenues for each of the quarters ended June 30, 1996 and September 30, 1996 declined from the previous quarter. The Company believes that the decrease in revenues in the quarters ended June 30, 1996 and September 30, 1996 resulted primarily from the lack of active promotional efforts by the Company to register additional Buyers and Sellers during such quarters in anticipation of the roll out of the FVIPS upgrade in the fourth quarter. In addition, the decline in revenues in the quarter ended September 30, 1996 reflects the change in the Company's revenue recognition policies with respect to Buyer and Seller registration fees. The impact of this change during the quarter ended September 30, 1996 resulted in deferred revenue of $43,000 as of September 30, 1996. Prior to such upgrade, FVIPS was in its development stage. In July 1996, the Company began offering FVIPS upgrade, which included the Express Seller program and increased functionality, only to selected customers. In October 1996, the Company began offering such upgraded FVIPS services on a general basis.

     The Company expects to experience significant fluctuations in its future quarterly operating results. These fluctuations will be due to several factors, some of which are beyond the control of the Company, including, among others, market acceptance of Internet commerce in general and the VirtualPIN concept and FVIPS in particular; fluctuating market demand for the Company's products and services, including the rate of Seller and Buyer registrations; the monthly volume and average dollar amount of transactions using FVIPS; the degree of acceptance of the Internet as an advertising and merchandising medium; the fees charged to the Company by third party processors and financial institutions; the timing and effectiveness of collaborative marketing efforts initiated by the Company's strategic partners; the timing of the introduction of new products and services offered by the Company; the timing of the release of enhancements to the Company's products and services; product introductions and service offerings by the Company's competitors; the mix of the products and services provided by the Company; the timing and rate at which the Company increases its expenses to support projected growth; the cost of compliance with applicable government regulations; competitive conditions in the Company's marketplace; and general economic conditions. In addition, the fees charged by the Company for Buyer and Seller registration, transaction processing and co-marketing are subject to change as the Company continues to roll out FVIPS upgrades and assess its marketing strategy and competitive position. The Company believes that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as any indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has funded its operations and satisfied its capital expenditure requirements primarily through the sale of capital stock and borrowings under certain subordinated lines of credit provided by two stockholders. To date, the Company has raised $13.7 million from the sale and issuance of its Preferred Stock, Common Stock and warrants, and $1.2 million of principal under the stockholder lines of credit. The borrowings from such stockholders accrue interest at 8% per annum and are due and payable upon the earlier to occur of (i) January 31, 1998 or (ii) the closing of an underwritten public offering (other than the offering contemplated hereby) of shares of the Company's Common Stock.

     Operating activities used cash of $1.8 million during the year ended December 31, 1995. Net cash used during the year was primarily to fund operating expenses of $2.4 million (excluding depreciation and amortization), offset in part by revenues of $198,000 and an increase in accounts payable of $412,000. Investing activities used net cash of $181,000 in 1995, principally to purchase furniture and equipment. Financing activities generated cash of $4.0 million during 1995 from the sale of Preferred Stock and borrowings from stockholders.

     Operating activities used cash of $4.4 million during the nine months ended September 30, 1996. Net cash used during this period was primarily to fund operating expenses of $6.2 million (excluding depreciation and amortization) offset in part by revenues of $498,000 and a decrease in non-cash working capital of $1.3 million. Investing activities used net cash of $1.7 million during the nine month period, principally to purchase furniture and equipment. Financing activities generated cash of $9.8 million during the nine month period primarily from the sale of Preferred Stock, Common Stock and warrants in addition to the proceeds from the partial exercise of a previously outstanding warrant.

     Capital expenditures have been, and future expenditures are expected to be, primarily for facilities, furniture and capital equipment to support the expansion of the Company's operations and management information systems. Capital expenditures were $151,000 for the year ended December 31, 1995 and $1.4 million for the nine month period ended September 30, 1996. Furniture and equipment are stated at cost and depreciated over three to five years using the straight line method. While the Company has no material capital commitments, it expects to spend approximately $6.0 million to install and maintain a relational database management system and related hardware in connection with a further upgrade of FVIPS. The Company also anticipates spending approximately $2.0 million through 1997 to upgrade the Company's internal operating systems and management information systems. The Company expects to use a portion of the net proceeds of this offering for such expenditures. In addition, the Company may finance a portion of such expenditures through equipment leases. There can be no assurance that any upgrades of the Company's database and management information system will be completed in a timely manner or that any such upgrades will be adequate to meet the Company's needs.

     At September 30, 1996, the Company had $6.1 million in cash, cash equivalents and a short-term investment, available-for-sale. The Company believes that existing cash resources, together with the net proceeds of this offering, will be sufficient to support the Company's currently anticipated working capital and capital expenditure requirements at least through 1997. Thereafter, if cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company will need to raise additional funds through the public or private sale of its equity or debt securities or from other sources. Furthermore, there can be no assurance that the Company will not be required to seek additional capital at an earlier date. The timing and amount of the Company's capital requirements will depend on a number of factors, including demand for the Company's products and services, the need to develop new or enhanced products and services, competitive pressures and the availability of complementary businesses or technologies that the Company may wish to acquire. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders will be diluted and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed or that, if available, such financing will include terms favorable to the Company or its stockholders. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its products and services, take advantage of opportunities or respond to competition, any of which could have a material adverse affect on the Company's business, financial condition and results of operations.

                                    BUSINESS

     First Virtual has developed and implemented the VirtualPIN architecture which facilitates Internet commerce and is designed to facilitate other forms of interactive Internet communications. The VirtualPIN architecture uses E-mail which has the widest reach and broadest use of any Internet application. FVIPS, a secure and easy-to-use payment system introduced in October 1994, is the Company's first application of the VirtualPIN architecture. As of September 30, 1996, the Company has processed over 260,000 FVIPS transactions and has registered more than 2,650 Sellers and 180,000 Buyers in 166 countries. The Company believes that the VirtualPIN architecture can also serve as the basis for additional Internet applications including direct marketing, interactive advertising, merchandising, subscriptions and renewals, bill payments, client response surveys and Internet communications.

INDUSTRY BACKGROUND

     The Internet is a rapidly growing network of computers and computer networks that permits communication among users throughout the world. IDC estimates that the number of Internet users will grow to approximately 200 million by the end of 1999 from 56 million at the end of 1995. The most widely used application of the Internet is E-mail. The popularity of E-mail and the emergence of the Web and easy-to-use browser software have fostered continued rapid growth in Internet use by businesses and individuals.

     The evolution of the Internet and the Web as vehicles for electronic commerce have led to the emergence of new media, merchandising and transaction processing opportunities. Advertisers, for example, can use newly provided demographic data to cost effectively target individuals or narrowly defined groups. Internet commerce can reduce, and in some cases eliminate, merchants' requirements for physical store premises, warehouses and distribution centers, by permitting shipment directly from manufacturer to consumer. Information products, such as news, data and research, can be downloaded directly to a personal computer, minimizing the cost of physical reproduction, packaging and distribution of these products. Buyers are motivated to accept these new offerings because they improve the likelihood of viewing information and receiving merchandise offers of specific interest to them. The Internet provides Buyers with the potential to conveniently locate and initiate purchases in a single marketplace which is easily accessible from home or office.

     Consumers have accepted credit cards as a payment method for most mail order, catalogue and similar transactions, and the majority of consumers hold at least one credit card. In addition, credit card payment processing, refund procedures and legal regulations are well established. As a result, the Company believes that accommodating secure credit card usage on the Internet is one of the key elements of Internet commerce. Several companies are seeking to provide a viable secure transaction-based payment system to enable credit card processing and business-to-consumer Internet commerce. In general, these payment systems can be classified into two broad categories: those using off-line process-based technologies, which process and maintain sensitive financial information off the Internet, and those using encryption-based technologies, which encode sensitive financial information for transmission on the Internet.

  BARRIERS TO INTERNET COMMERCE AND INTERACTIVE INTERNET COMMUNICATION

     The Company believes that there are a number of barriers to the proliferation of Internet commerce and related interactive Internet communication applications including (i) developing effective methods of Internet advertising to stimulate consumer interest, (ii) developing direct marketing and merchandising capabilities and (iii) developing a secure and effective transaction processing system.

     Lack of effective methods of advertising to stimulate consumer interest. Currently, Sellers are generally restricted to providing passive advertising similar to that offered in traditional media. The effectiveness of advertising on the Internet would likely be increased substantially by the ability to proactively present advertising to specific Internet subscribers and to incorporate interactive, stimulating images and sounds within Web advertisements.

     Lack of direct marketing and merchandising capability. The Company believes that Sellers are becoming increasingly aware that having a Web site does not, of itself, result in effective Internet commerce. Currently, Sellers lack the means of effectively marketing directly to potential Buyers who fit specific profiles. Buyers have the burden of actively searching the vast information and numerous Web sites on the Internet, often in inefficient and time consuming ways, for specific products or services. In addition, a purchase transaction may be more time consuming, require moving through multiple Web sites or disconnecting from the Internet to place a toll-free call.

     Lack of a secure and effective transaction processing system. The Company believes that an effective transaction processing system for Internet commerce must successfully address the following:

     - Lack of security. The Internet is a public network which potentially allows third parties to gain unauthorized access to data as it is routed to its intended destination or stored in databases. Current solutions generally require encryption and specialized hardware or software solutions which may be expensive, difficult to use and susceptible to penetration by proficient and determined hackers.

     - Lack of privacy. The open and public nature of the Internet reduces the ability of the consumer to maintain the privacy of the personal data typically submitted and compiled in order to process a commercial transaction.

     - Transaction fraud. The Internet may facilitate transaction fraud by parties posing as legitimate merchants, collecting payment without delivering goods or services, or as consumers, acquiring goods or services without making a payment for such goods or services.

     - Consumer reluctance to use new payment systems. In order for Buyers to adopt Internet commerce on a widespread basis, purchasing and selling over the Internet must be as convenient and easy-to-use as traditional purchasing methods.

     - Difficulty of widespread system deployment and acceptance. The interface which enables Internet commerce must be compatible with existing hardware and software and inexpensive and easy-to-use for the average consumer. The payment systems must also interoperate with established financial networks and protocols since financial institutions may be reluctant to adopt and implement entirely new processing and payment methods.

THE FIRST VIRTUAL SOLUTION

     First Virtual has developed and implemented the VirtualPIN architecture which facilitates Internet commerce and is designed to facilitate other forms of interactive Internet communications. The VirtualPIN, an alphanumeric sequence unique to each user, allows the user to establish and maintain identity on the Internet in a controlled and confidential manner. FVIPS is the Company's first application of the VirtualPIN architecture. To initiate a transaction using FVIPS, the Buyer transmits a VirtualPIN to the Seller, who accepts it as a form of payment for the Buyer's order and relays it to First Virtual for verification. After the Buyer responds affirmatively to the Company's automated request for E-mail confirmation of the transaction, First Virtual initiates financial settlement through the established and secure credit card transaction processing networks.

     In order to bring the retail environment to any Web page, the Company has prototyped the VirtualTAG, its second application of the VirtualPIN architecture. The Company believes the VirtualTAG, currently scheduled for release in the first quarter of 1997, will be one of the first solutions that takes full advantage of the Internet's unique attributes by combining advertising, selling and paying in one application. The VirtualTAG uses cross-platform multimedia environments such as Java or Shockwave to create stimulating, interactive advertisements within banners or "store fronts" which are designed to allow Buyers to initiate the purchase and payment and arrange for the delivery of a product being advertised without leaving the Web page on which the advertisement appears. The Company believes that the VirtualPIN architecture, FVIPS and anticipated VirtualTAG applications provide the following key advantages:

     Targeted and interactive advertising. The Company's VirtualPIN architecture is designed to enable merchandisers to target specific registered users with the users' consent and without revealing the users' sensitive personal or demographic data. The Company's VirtualTAG application is designed to provide an interactive and engaging message by combining sound and motion which is activated by the Buyer as the cursor moves near or on the advertisement.

     Direct marketing and merchandising facility. The Company believes the VirtualTAG application may enable Sellers to directly market and merchandise their products and services to Buyers. For example, if the advertisement were in a newspaper, the VirtualTAG would be comparable to touching a retail store advertisement, obtaining additional product information, and buying a product, without having to stop reading the newspaper and visit the store.

     Enhanced transaction processing system. By transmitting only a Buyer's VirtualPIN over the Internet, using E-mail verification and processing and storing sensitive information off-line, FVIPS offers a simple and effective transaction processing solution with the following attributes:

     - Security. Confidential information, such as credit card numbers, are stored on servers which cannot be accessed from the Internet and are never transmitted over the Internet by First Virtual. All that is transmitted over the Internet is the non-confidential VirtualPIN. Therefore, the Company believes that FVIPS virtually eliminates the risk of credit card theft on the Internet.

     - Privacy. The Buyer's E-mail address, VirtualPIN and any other personal information that is willingly disclosed when registering are stored on one of the Company databases which are connected to the Internet and are protected by enhanced commercial fire walls and by restricted log-in access. In addition, the Company's registered users maintain their privacy by using their VirtualPIN in FVIPS transactions.

     - Transaction safeguards. On receipt of the Seller's transaction request, the Company automatically sends E-mail to the Buyer to confirm that the Buyer authorizes the order, thereby ensuring authenticity without the need to transmit confidential information.

     - Familiarity and accessibility. The VirtualPIN architecture and FVIPS rely on E-mail, a widespread, proven and accepted technology with established standards, and does not require Buyers to purchase or install any additional hardware or software. The architecture is also based on the PIN concept, which is widely understood and accepted. Once a Buyer has completed the simple registration process with the Company, the Buyer can purchase goods and information services from home or office, 24 hours a day, through the familiar point-and-click process.

     - Interoperability and adaptability. The VirtualPIN is designed for integration with a broad set of Internet applications and evolving platforms and protocols. In contrast to other Internet commerce and communications solutions which require complex computer architectures capable of deciphering intricate encrypted messages, the VirtualPIN can be used on virtually any standard personal computer or Internet access appliance. FVIPS uses traditional financial payment mechanisms and enables financial institutions to maintain their existing financial networks and back-office operations and still participate in the potential growth opportunities offered by Internet commerce. As a result, financial institutions incur little additional cost in adopting FVIPS.

STRATEGY

     The Company's objective is to become a leading facilitator of Internet commerce and other forms of interactive Internet communications. The Company's strategy includes the following key elements:

     Leverage technological expertise. The Company intends to leverage its technological expertise to accelerate the development of new and enhanced products and services. The Company has world-class expertise in E-mail technology, with particular emphasis on E-mail-based distributed services, and has invested significant resources to develop the VirtualPIN architecture to operate seamlessly with most E-mail systems around the world. The Company also has substantial expertise in other key areas of Internet-related technology, such as Java and Virtual Reality Markup Language ("VRML") technology and cryptography, as well as in the development of scalable and reliable distributed systems. See "Business -- Management."

     Rapidly deploy VirtualPINs through strategic partners and other distribution channels. The Company intends to establish a large installed base of Buyer and Seller VirtualPINs through multiple channels including credit card companies and other financial institutions, on-line and Internet service providers, value added integrators, businesses with large direct response customer bases, and a variety of direct marketing programs. To accelerate the distribution of the VirtualPIN, the Company has entered into strategic relationships with several major financial institutions including First USA Paymentech, GE Capital and First Data. These relationships include financial investments in the Company, representation on the Company's Board of Directors, and, in certain instances, distribution and marketing arrangements. See "Certain Transactions."

     Further enhance FVIPS. The Company intends to further enhance FVIPS to include a wider variety of pay-in and pay-out options and features to expand its globalization. These pay-in methods may include credit cards other than the currently accepted Visa and MasterCard cards, direct bank withdrawals, checks, debit cards, digital cash, purchase orders, money orders and wire transfers. The Company intends to enhance its pay-out mechanisms by adding additional merchant acquirors and accommodating Sellers who do not currently have a U.S. bank account. The Company intends to further expand the international features of FVIPS to include foreign currencies, languages, banking systems and phone access for registration.

     Leverage the VirtualPIN architecture for additional applications. The Company believes it may be able to expand the VirtualPIN architecture to address a number of new applications including interactive advertising, targeted direct marketing and consumer research. For example, the Company's VirtualTAG application is designed to enable Sellers to create stimulating, interactive advertisements within banners or "store fronts" which allow Buyers to initiate the purchase and payment and arrange for the delivery of a product being advertised without leaving the Web page on which the advertisement appears. The Company expects to pursue the development of FVIPS enhancements and new applications through internal product development, the establishment of joint ventures with businesses in complementary fields and the acquisition of related products or businesses.

     Expand transaction-based business model providing recurring revenues. The VirtualPIN architecture is designed to enable the Company to generate a recurring revenue stream from Buyers and Sellers through fees from annual registration, transaction processing, automatic subscription renewal, bill paying and royalties.

THE VIRTUALPIN ARCHITECTURE AND ITS APPLICATIONS

     The VirtualPIN, an alphanumeric sequence unique to each user, allows the user to establish and maintain identity on the Internet in a controlled and confidential manner.

     The VirtualPIN is designed for integration with a broad set of Internet applications and evolving platforms and protocols. FVIPS is the first application of the VirtualPIN architecture and can be used on virtually any standard personal computer or Internet access appliance. The following table sets forth existing and currently proposed future applications of the VirtualPIN architecture.

                            INTRODUCTION
  PRODUCT/SERVICE               DATE                          SUMMARY DESCRIPTION
--------------------   ----------------------  --------------------------------------------------
FVIPS                  October 1994            Secure and easy-to-use Internet payment system
VirtualTAG             First Quarter 1997      Interactive advertising applet within banners or
                                               "store fronts" at the Web site
1 Virtual Place        First Quarter 1997      "Virtual" store showcasing First Virtual
                                               technologies and concepts in cooperation with
                                               Sellers
Targeted Marketing     Second Quarter 1997     Seller-initiated direct marketing to consenting
                                               Buyers, who remain anonymous
Billing Notification   Fourth Quarter 1997     Seller-initiated electronic billing notification
                                               including subscription and membership renewal and
                                               recurring bill payment

     The Company's proposed VirtualTAG, 1 Virtual Place, targeted marketing and billing notification products and services are under development. There can be no assurance that any of such products or services will be introduced in accordance with the dates above, or at all, or that if introduced, such products or services will achieve market acceptance.

THE FIRST VIRTUAL INTERNET PAYMENT SYSTEM

     The VirtualPIN substitutes for the Seller's bank account number and E-mail address and the Buyer's credit card number and E-mail address during the course of the FVIPS transaction. Use of the VirtualPIN allows transactions to be completed on the Internet without exposing sensitive Seller and Buyer information to unauthorized discovery.

     FVIPS functions as a two-tier system of "Purchase" and "Back-Office" authorization and settlement processes. A secure barrier exists between the Purchase tier on the Internet and the Back-Office tier on existing credit card processing networks. This barrier separates the sensitive Seller and Buyer information from the Internet. The initiation and verification of the transaction between the Seller and the Buyer occurs on the Purchase tier. The Company has a Purchase database server that is connected to the Internet and interacts with Sellers and Buyers to receive transaction details and manage the transaction process. This server stores limited and non-financial Seller and Buyer information, including the user's VirtualPIN, E-mail address and data regarding any FVIPS transaction that has not yet been completed.

     Financial authorization and credit card settlement occurs on the Back-Office tier. The Company maintains a Back-Office database server that is connected to existing financial networks used for processing Visa and MasterCard transactions, but is not directly connected to the Internet. Functionally, this server integrates FVIPS transactions with existing financial networks. This server also stores credit card and bank account numbers and complete VirtualPIN transaction histories. Since the sensitive information on this server is never stored on nor transmitted over the Internet by First Virtual, the VirtualPIN architecture prevents unauthorized access to this sensitive information. Both the Purchase and Back-Office servers are protected by extensive security measures. See "Server Security" below.

     The Company believes that FVIPS' security and privacy capabilities provide significant advantages to both the Seller and the Buyer for conducting commerce over the Internet. The security and privacy of the Buyer's sensitive financial information is protected because the use of the VirtualPIN does not require the transmission of this information over the Internet. By storing sensitive financial information in the Back-Office tier, the Company's database of bank account and credit card numbers is protected from electronic attempts to acquire or compromise the data. The required Buyer confirmation of the transaction by E-mail renders the unauthorized possession of a VirtualPIN virtually harmless and deters fraud. Through the use of process-based security that does not require the protection of the VirtualPIN during transmission over the Internet, FVIPS avoids the need for complicated encryption methods characteristic of competing Internet payment systems.

     The following description relates to the current operation of FVIPS. The Company may make changes to the operation of FVIPS in the future as warranted by business conditions or changes in credit card association operating rules.

  Buyer Registration

     The registration process for Buyers is quick and simple. FVIPS requires only that the Buyer possess a valid Visa or MasterCard credit card and have access to Internet E-mail. No additional hardware or software is needed. Most Buyers also want access to the Web, where most Sellers maintain retail sites. In order to register, a Buyer completes an application containing the Buyer's name, E-mail address and postal address via E-mail or by visiting a Seller's or the Company's Web site. On receipt of the application, the Company confirms the validity of the Buyer's E-mail address by sending the applicant E-mail instructions to call a toll-free automated response unit to provide the Buyer's credit card information. The Company validates the applicant's financial information by submitting the registration fee as a charge to the applicant's credit card. If the credit card information is valid, the Buyer is sent E-mail issuing his VirtualPIN. If the credit card information is invalid, the Buyer is notified via E-mail.

  Seller Registration

     A Seller can be any individual or entity that has an E-mail address and a valid U.S. bank account. In addition to an account application process similar to the one outlined for a Buyer above, a Seller applicant must also pay an initial registration fee and provide the Company with information to identify the U.S. bank account into which net sales receipts will be deposited by the Company after settlement of the transaction. In most cases, a check is sufficient to meet both requirements. After receiving the bank account information, and, if applicable, upon qualifying as an Express Seller, the Company issues a VirtualPIN to the Seller and notifies the Seller of its VirtualPIN via E-mail.

     To qualify as an Express Seller and receive transaction settlement in approximately three to five business days, the Seller must meet First USA Merchant Services' traditional credit card merchant qualifications. In addition to the standard Seller application process outlined above, Express Sellers must submit an additional hard copy application to First USA Paymentech, the Company's merchant acquiror, for credit screening, and to the Company for approval. The Company is contemplating a program which would permit certain potential Express Sellers to use their existing merchant acquiror arrangements. The Company believes that most established credit card merchants using FVIPS will apply and qualify for Express Seller status.

     No additional hardware is needed and only minimal software is required if the Seller wishes to integrate the Company's merchant software with the Seller's Web server for manual processing. However, a Seller who wishes to enhance its Web server to allow for automatic processing of FVIPS transactions may download the Company's publicly available code, write customized software using Company-provided specifications or use third party software incorporating FVIPS.

  The Purchase Cycle

     The Purchase Cycle of a FVIPS transaction involves the following steps:

                                      LOGO

     1. The Buyer initiates the purchase cycle by transmitting his order and VirtualPIN to the Seller. This is typically done by accessing the Seller's Web site. At the Seller's option, the Buyer's VirtualPIN can be verified in real time with the Company's server, ensuring that the Buyer's VirtualPIN is valid.

     2. The Seller submits a transaction request either by E-mail or SMXP real-time messaging with the following information: the Seller's and Buyer's VirtualPINs, purchase amount, item name, and an optional request to receive notification of the credit card authorization result.

     3. On receipt of the Seller's transaction request, the Company automatically sends E-mail to the Buyer to confirm that the Buyer authorizes the order.

     4. The Buyer replies to the Company's confirmation E-mail by answering "yes," "no," or "fraud." A "yes" response indicates the Buyer authorizes the order. A "no" response indicates the Buyer does not authorize the order, for reasons including changing his mind or, in the case of an information product which has already been transmitted to the Buyer at the time of confirmation, that the Buyer did not receive what he should have. A "fraud" response indicates that the Buyer's VirtualPIN was used without his authorization.

     5. If the Buyer replies "no," the Company cancels the transaction (however, repeated "no" replies subject a Buyer to VirtualPIN revocation); if the Buyer replies "fraud," the Company cancels the transaction and the Buyer's VirtualPIN to protect the Seller and Buyer from further attempts at fraudulent use; if the Buyer fails to reply to the confirmation E-mail, several additional attempts will be made before the Company notifies the Seller of a "no sale." If the Buyer replies "yes," the Company notifies the Seller by E-mail of the Buyer's affirmative reply.

     6. The Company proceeds to process the transaction through the established financial networks.

  The Back-Office Cycle

     The Back-Office Cycle of a financial transaction involves the following steps:

                                      LOGO

     6. Once the Buyer replies "yes," the Company transmits the transaction information (Seller and Buyer VirtualPINs and transaction details) to a secure Back-Office server through dedicated lines using a one-way batch protocol. The Back-Office server is not directly connected to the Internet.

     7. At the secure Back-Office server, the Buyer's VirtualPIN is matched with the Buyer's credit card number and the Seller's VirtualPIN is matched with the Seller's ACH routing number. The Company never transmits Buyers' and Sellers' sensitive financial information on the Internet.

     8. Credit authorization is requested through the Company's processor, which in turn processes the credit authorization through the existing Visa/MasterCard interchange networks.

     9. The processor passes back credit authorization results to the Company's Back-Office server.

     10. If the Seller requested notification of credit authorization (see Step 2 above), it is transmitted to the Seller; if the Seller did not request notification of credit authorization, the Seller will only be notified in the event of an authorization failure. If such a failure occurs, the transaction is canceled, the Buyer is notified, and the Buyer's VirtualPIN is suspended.

     11. The Buyer's credit card is charged through the Company's processor and the Visa/MasterCard interchange networks. Transactions of less than $10 are accumulated until they total more than $10 or have aged more than 10 days, and the accumulated amount is processed as a single item. The issuing bank will bill the Buyer on his next monthly statement. The processor bills the Company monthly for transaction authorization and settlement fees.

     12. The Buyer is automatically notified of the charge by E-mail.

     13. The following morning, the issuing bank remits the transaction amount (less its issuing bank interchange fee) to the Company's merchant acquiror, via the Company's processor. First USA Paymentech is the Company's merchant acquiror. The funds from the purchase are held at First USA Paymentech: for a

Pioneer Seller, the funds are held in escrow for 91 calendar days and for an Express Seller, the funds are paid within three to five business days. The merchant acquiror bills the Company monthly for transaction fees and a network assessment fee paid to the credit card association.

     14. At the end of the holding period, First USA Merchant Services transfers the funds to the Company's deposit account held at Northern Trust. The Company collects its transaction fees before transferring the net proceeds to the Seller.

     15. The following day, the Seller's net funds are transferred to the Seller's bank account via ACH. Northern Trust bills the Company monthly for ACH transfer fees.

     16. The Seller is automatically notified of the deposit by E-mail.

     The Seller may independently choose, depending on his security requirements, to deliver the product at any of the following four points in the transaction process: (i) following the verification of the validity of the Buyer's VirtualPIN by the Purchase server; (ii) when the transaction has been accepted by the Purchase server, indicating the VirtualPIN is valid and in good standing; (iii) following the Buyer's confirmation of the transaction; or (iv) following the receipt of credit card authorization.

  Server Security

     The Company's Purchase and Back-Office servers are located at facilities leased from First USA Paymentech. The Company's servers that connect directly to the Internet (the "Purchase" servers) are protected by Company-modified commercial firewalls and restricted log-in-access. Remote log-in sessions are protected through the use of one-time passwords and encrypted communication. The only information that resides on or passes through the Purchase servers includes nonsensitive information such as VirtualPINs, E-mail addresses and recent VirtualPIN transaction histories.

     The Company's servers which store and transmit financially sensitive information, such as bank account and credit card numbers and complete VirtualPIN transaction histories, are not connected to the Internet. These Back-Office servers cannot be accessed from the Internet and can only be accessed in person or by direct telephone connection using specific, unique cryptographic hardware which only the Company possesses.

     Communication between the Purchase servers and the Back-Office servers uses a proprietary one-way batch protocol that allows extremely limited types of transmission of information and activity between the servers. The Company believes that it is virtually impossible for sensitive financial information to be compromised without physical access to the Company's Back-Office servers. Further, the Company has implemented a series of sophisticated auditing and intruder-detection systems. Should an intruder ever be suspected, communications between the Purchase and Back-Office servers would be severed immediately to ensure the safety and integrity of the financial information. There can be no assurance that, due to technological advancements or other factors beyond the control of the Company, such measures will maintain absolute security.

  Disaster Recovery

     FVIPS is configured to provide hardware and data redundancy. In the event that a computer within the system should fail, the Company believes that adequate redundancy in hardware and data storage units exists to allow FVIPS to continue operating at a reduced capacity. All data is backed up daily to tape and stored off-site in a secure storage facility. The Company maintains on-site duplicates of the system's data storage units, known as "mirrors," to provide additional data integrity and security. The Company intends to build a second system in 1997 to reduce the chance of system overload or failure. The second system will be located at a physical location separate from the existing FVIPS location.

  Digital Signatures

     When the Company sends credit authorization results to the Seller (see Step 10 under "The Back Office Cycle" above), the Company can use public key cryptography to digitally sign authorization notices. This procedure is intended to prevent the forging of authorization results and the subsequent fraudulent inducing of product shipment. Copies of the Company's public authentication keys are available on the Company's server. For security purposes, current plans provide that the keys are to be changed monthly and are to be made available only a few days before they are eligible for use. The private keys necessary for full digital signing of messages are kept off the Internet. If the Seller wishes to take advantage of this authentication feature, additional cryptographic software (both publicly and commercially available) is required.

  Optional Encryption of Seller Messages

     FVIPS allows the Seller the option of encrypting messages with purchase information to the Purchase servers for additional security. This option requires the Seller to obtain additional cryptographic software and the Company's public encryption keys, which are available without charge from the Company's server.

  Fraud and Chargebacks

     If a credit cardholder purchases a product or service and is dissatisfied after the purchase, the cardholder may be able to return the product and demand a refund. Under Federal Reserve Regulation Z, credit cardholders have significant rights to dispute charges for up to two billing cycles after the billing period in which the charge appears on the cardholder's statement. If the merchant, after having received payment from its merchant acquiror, refuses to issue a refund or properly provide the product or service to the cardholder, the cardholder may initiate a "chargeback" through the issuing bank. When a chargeback occurs, the merchant's acquiring bank is responsible for refunding the amount of the charge to the issuing bank (who then refunds the charge amount to the consumer) and collecting funds from the merchant. If the merchant does not have sufficient funds to repay the chargeback, the merchant acquiror is liable. With respect to the Company's operations, First USA Paymentech is the merchant acquiror and thus liable to the consumer's issuing bank in the event the merchant cannot pay the chargeback. First USA Paymentech has required, and the Company has agreed, to indemnify First USA Paymentech in the event any merchant cannot pay a chargeback.

     Pursuant to the terms of an agreement between the parties, the Company is liable to First USA Paymentech for chargebacks if First USA Paymentech cannot obtain payment from a Pioneer Seller or an Express Seller. The Company's customer agreements provide for the allocation of the risk of chargebacks (other than chargebacks caused by erroneous transmission by the Company) to Pioneer Sellers and Express Sellers. In addition, under the Pioneer Sellers service, funds are held for 91 calendar days, thereby minimizing the Company's exposure to the risk of the Pioneer Seller being unable or unwilling to fund a chargeback. Under the Express Seller service, funds are held for approximately three to five business days. The Company believes that the Seller screening associated with the Express Seller application process mitigates chargeback exposure.

     The Company has experienced negligible fraud (i.e., unauthorized use of credit card or VirtualPIN) and chargeback rates in its limited operating history. For Pioneer Sellers, the Company's policy of aging the settlement funds before paying the Pioneer Seller protects the Company from having to seek collection of chargebacks from Pioneer Sellers. In all cases, the Seller is responsible for refunds, and any refunds are deducted by the Company from future payments to the Seller. If there are no covering payments to the Seller, the Seller is liable to pay the Company for such refund. While the Company believes that the design of FVIPS and its Seller application process reduce the risk of fraud and chargebacks, there can be no assurance that the low fraud and chargeback rates the Company has experienced historically will continue in the future. A substantial increase in fraudulent activity or chargebacks could have a material adverse effect on the Company's business, financial condition and results of operation.

  Financial Industry Policies

     The Company currently relies on credit cards as the payment method for FVIPS transactions. Credit card associations are still in the process of drafting operating regulations governing many credit card transactions on the Internet. In some cases, the Company's access to the payment systems of credit card associations and other payment providers may be conditioned on its compliance, and the compliance of associated processors such as First USA Paymentech, with interim regulations.

     The Company's operations have been reviewed by MasterCard and Visa which currently are the sole payment methods accepted by the Company. Visa has issued to First USA Paymentech several conditions which govern First USA Paymentech's processing of transactions for the Company over the Visa system. These conditions, among other things, establish a maximum dollar amount and aging of small-dollar transactions the Company can accumulate before they are submitted to the Visa system for processing, and establish procedures for handling chargebacks involving such bundled transactions. The Company does not believe that these conditions materially burden the Company's current operations. The conditions were initially issued pursuant to an oral communication, and were due to expire on December 31, 1995. The conditions were renewed until the later of the adoption of industry-wide operating regulations addressing Internet transactions or December 31, 1997. If the Internet transaction operating regulations are not in place by December 31, 1997, the conditions provide that they can be extended, with Visa's concurrence. To date, MasterCard has not issued any conditions that are specific to the Company's operations. The Company is applying to accept Discover, JCB and American Express credit cards, although there can be no assurance that any of such applications will be accepted. While the Company expects that it will be able to comply with Visa's future operating regulations and regulations issued by any other credit card association, there can be no assurance that it will be able to do so or that compliance will not have a material adverse effect on its business, financial condition or results of operations. In addition, there can be no assurance, if the operating regulations have not been adopted, that the conditions agreement between First USA Paymentech and Visa, or related agreements between First USA Paymentech and the Company and other payment providers, will be issued or extended, if at all, on terms that do not have a material adverse effect on the Company's business, financial condition and results of operations.

ADDITIONAL PRODUCTS AND SERVICES

  VirtualTAG

     In order to bring the retail environment to any Web page, the Company has prototyped the VirtualTAG, its second application of the VirtualPIN. Upon its introduction, the Company believes VirtualTAG will be one of the first solutions that takes full advantage of the Internet's unique attributes by combining advertising, selling and paying in one application. The VirtualTAG uses Java or Shockwave software to create stimulating, interactive advertisements within banners or "store fronts" which are designed to allow Buyers to initiate the purchase, payment and arrange for the delivery of a product being advertised without leaving the Web page on which the advertisement appears. If the advertisement were in a newspaper, the VirtualTAG would be comparable to touching a retail store advertisement, obtaining additional product information and buying a product, without having to stop reading the newspaper and visit the store.

  1 Virtual Place

     The Company intends to introduce 1 Virtual Place, a service through which Buyers can purchase retail items directly from First Virtual, in the first quarter of 1997. The Company believes that 1 Virtual Place may be an effective means of testing technologies and concepts as well as increasing the numbers of VirtualPIN holders and FVIPS transactions. The Company plans to sell merchandise through the use of VirtualTAG, advertising banners and the Company's 1 Virtual Place Web site. The Company anticipates that retail products sold through 1 Virtual Place may range from electronic computer products to gourmet foods and corporate gifts. The Company is currently testing 1 Virtual Place through an agreement with Juno whereby limited products such as gift baskets and Casio watches are being offered to Juno customers.

     Presently, the Company intends to order only from vendors following confirmed Buyer purchase requests, thereby eliminating purchase commitments and the cost of carrying inventory. The Company plans to generally negotiate rights of return with the vendor for goods ultimately rejected by the Buyer. However, with respect to goods ultimately rejected by the Buyer or lost in transit, the Company will have financial exposure for shipping costs, chargebacks and, in the event the goods cannot be satisfactorily returned to the vendor, the Company's cost of the product.

  Targeted Marketing

     The Company's Purchase server has a "relay" capability which enables the forwarding of messages from Sellers directly to Buyers using the Buyer's VirtualPIN as an E-mail address (virtualpin@relay.card.com). This function was designed to enable Sellers to transmit targeted marketing materials or questionnaires while maintaining the Buyer's anonymity. The Buyer has the option of declining to receive any of these communications from Sellers. If the Buyer wishes to receive promotional offers from Sellers, this "relay" function will not disclose the Buyer's name or E-mail address. Currently, FVIPS enables Sellers to use this capability with respect to Buyers who have previously purchased from them. The Company is planning FVIPS enhancements to enable Sellers to use this capability on a widespread basis.

  Billing Notification

     FVIPS enables Sellers to initiate electronic billing notifications for Buyer confirmation. This capability facilitates a number of applications, including subscription or membership renewals and recurring bill payments.

     Subscription and membership renewal. In the magazine publishing industry, publishers typically begin sending monthly renewal notices six months prior to the expiration of the consumer's subscription which results in the incursion of postal and printing costs for each notice. In addition, many subscribers respond with a physical check which must then be processed by the fulfillment house or publisher. Using FVIPS, fulfillment houses and publishers can simply E-mail a "confirmation-request" to the Buyer, to which a response of "yes" will renew the subscription and initiate a FVIPS transaction. This procedure has the potential to significantly reduce billing costs for the Seller, while providing the Buyer with a convenient and less costly method to effect a renewal. An example of such a capability is the Company's contract with Network Solutions, Inc. ("Network Solutions"), a nationwide provider of domain name registration and renewal services which it administers from the InterNIC domain site. As a result of development work undertaken by the Company, the InterNIC site will be configured to enable those seeking registration and renewal of domain names to pay with their VirtualPINs. Those not having VirtualPINs are expected to be able to link to the Company's Web site to register for a VirtualPIN. In addition, Network Solutions intends to notify each registrant in its billing statements that VirtualPINs are accepted for payment. Network Solutions has also agreed to work with the Company in devising outbound "value added" messages that can be sent to its 500,000 plus mailing list of domain name registrants.

     Recurring bill payments. As public utilities prepare to face a deregulated environment and operate outside their traditional geographic locale, FVIPS could provide a system and a process to facilitate convenient billing on a national scale. As in the case of subscription renewals, utility companies can benefit from reduced billing costs by using FVIPS to save on printing, mailing and processing charges. In addition to the convenience of having utility payments itemized on a credit card bill, the Buyer would also benefit from reduced postage cost. In the telecommunications, cable, electric, and gas industries, FVIPS offers utilities the potential to facilitate consumer billing by using the Buyer's existing E-mail account, regardless of where that account may be held. Although the current capability of FVIPS would enable Sellers to utilize the subscription membership renewal and recurring billing payment services with respect to a limited number of Buyers, the Company intends to enhance FVIPS to enable Sellers and Buyers to utilize these services on a widespread basis.

     The Company is currently in the process of developing VirtualTAG, 1 Virtual Place and additional products and services which enable targeted marketing and facilitate billing notification and recurring bill payments. There can be no assurance that any of such products will be introduced or, if introduced, achieve market acceptance.

  InfoHaus

     For Sellers who offer information products and do not wish to establish their own Web site, the Company offers the InfoHaus shared Web server ("InfoHaus"). InfoHaus is an on-line retail environment designed to provide electronic store fronts for Sellers of information products. InfoHaus eliminates the need for a Seller to maintain any hardware, software or continuous Internet connection. InfoHaus, in conjunction with FVIPS, manages all aspects of the selling process, including confirmation of purchases, distribution of information goods, accounting, settlement and collection and payment of proceeds. InfoHaus has been a part of the Company's services since the deployment of FVIPS and had approximately 300 Sellers as of September 30, 1996. In addition to the standard transaction processing fees, InfoHaus Sellers also pay an additional surcharge as a percent of the transaction amount and a monthly storage fee for keeping files on the Company's server.

MARKETING AND DISTRIBUTION

     First Virtual's marketing objective is to become the leading facilitator of Internet commerce and other forms of interactive Internet communications. The Company intends to rapidly deploy VirtualPINs to all potential Buyers and Sellers. The Company intends to establish a large installed base of VirtualPINs issued to Buyers and Sellers through multiple channels including credit card companies and other financial institutions, on-line and Internet service providers, value added integrators, businesses with large direct response customer bases, and a variety of direct marketing programs. The Company intends to market its services, including VirtualTAG, to merchants regardless of their Web presence. Initially the Company plans to work cooperatively with advertising agencies and their clients to develop the creative content and placement of VirtualTAGs.

     The Company believes that a variety of factors will motivate widespread adoption of FVIPS. Buyers will register with the Company to ensure a secure and convenient method for on-line purchasing and to take advantage of premium offers from well-known merchants. Merchants will become Sellers to offer a secure and highly efficient sales channel that provides the opportunity for two-way interaction with a broad customer base. The Company intends to enact initiatives in a number of channels to promote universal availability and adoption of FVIPS, including the following:

  BUYER ENROLLMENT

     Credit card companies and other financial institutions. The Company intends to work with First USA Bank, one of the largest credit card issuers in the U.S., GE Capital, a major financial services company with one of the world's largest portfolios of private label credit cards, First Data, the largest credit card processor in the U.S., and other major credit card companies and financial institutions to deploy VirtualPIN marketing campaigns tied to credit card billing and solicitations. The Company will provide the credit card companies and other financial institutions with the opportunity to issue VirtualPINs to their customers on a "co-branded" basis.

     On-line and Internet service providers. The Company intends to offer on-line and Internet service providers the opportunity to provide their customers co-branded VirtualPINs that will enable their customers to buy and sell over the Internet. Internet service providers' customers have a demonstrated interest in using the Internet for diverse applications. In addition, because they are currently using the Internet, these customers already have the capability of conducting commercial transactions using FVIPS.

     Information technology product firms. The Company plans to launch a variety of co-marketing campaigns with firms communicating with, servicing and selling products to on-line, computer-literate consumers. These include iCat, Farcast, Earthweb, Network Solutions and other personal computer hardware, software and peripheral production and distribution companies. The Company anticipates that these companies will bundle the Company's promotional material with their products, either as a ride-along with product delivery or as an added inducement or premium to encourage purchase.

     Existing and future FVIPS Sellers. The Company expects that a portfolio of Sellers who support FVIPS will contribute significantly to the rate of Buyer registration. Individual consumers who use the Web will be motivated to register as Buyers when they encounter Web merchants who accept payment using FVIPS.

     Direct sales. The Company expects to attract VirtualPIN Buyers through direct marketing programs including solo direct mail, co-op direct mail, disk inserts in publications, space advertising and direct marketing public relations. Any consumer can become a Buyer simply by visiting the Company's Web site or sending E-mail to apply@card.com.

  SELLER ENROLLMENT

     Credit card companies and other financial institutions. The Company has established relationships with leading credit card companies and financial institutions to enhance the value of the services these groups provide to their merchant customers. The Company and credit card companies and financial institutions, together with Web developers, can provide a turnkey solution to enabling Internet commerce. The Company intends to pursue relationships with additional credit card companies and financial institutions.

     Value-added integrators. As previously described, the Company has established a relationship with iCat and is establishing relationships with additional Web development firms, software development firms which provide packaged point-of-sale solutions, computer service companies, and advertising and marketing agencies which provide services and assistance to merchants establishing or maintaining Web sites. The Company will provide training, software development tools and technical support to these firms to encourage them to integrate FVIPS into their clients' Web sites. These firms are potentially an effective sales force for the Company, reaching a large base of potential Sellers.

     Existing and future FVIPS Buyers. As the number of Buyers and FVIPS transactions increases, the Company believes that additional Sellers will be attracted to the potential expanding user base.

     Direct sales. The Company has an internal sales force which identifies businesses with large direct response customer bases (including those businesses with an online presence). This sales force pursues opportunities through personal contact, direct marketing, E-mail, and industry events. The Company believes that businesses which rely on a renewal revenue model, such as magazine publishers and public utilities, are particularly good prospects, as they will recognize the value of providing their customers with a means to pay their bills easily and electronically. Supporting payment through FVIPS will allow these companies to bill, receive and process payment from their customers at a significantly reduced cost. The sales force will also focus on software companies, which have the opportunity to distribute their products online and rely on a renewal revenue model with maintenance fees and upgrades. Any person or organization can become a Seller simply by visiting the Company's Web site or sending E-mail to apply@card.com.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     The Company's customer service and support activities are designed to provide timely, high quality technical support to meet the diverse needs of customers and to facilitate the adoption and use of its products and services. The Company's customer service and support organization relies on a continuous monitoring system that enables the Company to provide support services 24 hours a day, seven days a week. Sellers and Buyers also have access to numerous self-help reference materials at the Company's Web and FTP sites.

     The Company's customer services and support organization is comprised of three groups, responsible for customer support, services administration and systems administration. Customer support staff members are the first line of support for the Company's customers. Customer support is provided 24 hours a day, seven days a week by E-mail and facsimile. A toll-free telephone support service is provided from 6 a.m. to 6 p.m. (west coast time), seven days a week. The vast majority of customer support inquiries are made via E-mail. Through the use of an innovative customer support application, database, and E-mail process, customer support inquiries are recorded, linked automatically with pertinent customer account history, and dispatched to customer support representatives. Responses to inquiries are closely monitored for accuracy and timeliness, and an escalation procedure allows for urgent issues to be resolved by senior personnel. Management reporting enables regular monitoring of customer support efficiency. Customer support staff members also provide routine support for the Company's internal staff and systems.

     Services administrators serve as liaisons between the Company's technical staff and financial partners and resolve escalated support requests from customer support staff. Services administrators also work closely with the Company's development teams and financial partners to provide smooth transitions of enhanced or upgraded products and services.

     Systems administrators pro-actively monitor critical Company computing systems 24 hours a day, seven days a week to assure maximum uptime and system efficiency.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are focused on the design and development of new products and services for the Internet commerce market, as well as on increasing the capacity and reliability of existing products and services. The Company has devoted a significant portion of its resources to research and development programs. As of September 30, 1996, the Company had 18 persons engaged in research and development activities. The Company's research and development expenses were $307,000, $531,000 and $1,501,000 for the period from inception to December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. The Company believes that significant research and development expenditures will be required in order for the Company to remain competitive. Accordingly, the Company expects that research and development expenses will increase substantially in the future.

     The Company's research and development and marketing departments work closely in the selection of research projects. Current research activities include projects in the following four areas:

     - Extension of VirtualPIN architecture.

     - Development of a suite of Seller tools that facilitate various activities using FVIPS.

     - Development of a suite of tools using the Company's E-mail confirmation technology for automated electronic mail dialogues with customers for a variety of applications.

     - Development of advanced application-level services, including systems for permitting extremely small payments (micro-transactions), systems for the collection of royalties on copyrighted materials, systems for the facilitation of pay-per-use software (including games) and systems for the management of cryptographic keys.

     There can be no assurance, however, that any of these services will be made commercially available on a timely and cost-effective basis, or at all, or that if introduced, these services will achieve market acceptance.

     The Company believes that its software development team represents a significant competitive advantage. The Company has world-class expertise in E-mail technology with particular emphasis on E-mail-based distributed services. The Company also has substantial expertise in other key areas of Internet-related technology, such as Java and VRML technology and cryptography, as well as in the development of scalable and reliable distributed systems. The Company's research and product development team includes among others Nathaniel Borenstein, the primary author of a number of Internet E-mail standards, and Marshall Rose, an expert in a number of Internet technologies. The Company's ability to attract and retain highly qualified employees will be the principal determinant of its success in maintaining technological leadership.

     The Company's ability to design, develop, test and support new software products and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards is critical to the Company's future success. There can be no assurance that the Company will be successful in developing and marketing new software products and enhancements that meet changing customer needs and respond to such technological changes or evolving industry standards. The Company's current services are designed around certain widely used and accepted standards, including the MIME and SMTP E-mail standards and upon process-based security via an E-mail confirmation. Current and future use of the Company's services will depend, in part, on industry acceptance of such standards and practices as they apply to the Internet and Internet commerce.

COMPETITION

     The market for products and services that enable the sale of goods and services over the Internet is expected to be intensely competitive and, to the extent commercial activity over the Internet increases, the Company expects competition to increase significantly. There are no substantial barriers to entry into the Company's business, and the Company expects established and new entities to enter the market for Internet payment systems and interactive Internet communications in the near future. It is possible that a single supplier will dominate one or more market segments. Furthermore, since there are many potential entrants to the field, it is extremely difficult to assess which companies are likely to offer competitive products and services in the future, and in some cases it is difficult to discern whether an existing service is competitive with the Company's current services.

     The Company's principal competitors in the market for consumer-initiated purchases over the Internet include providers of encrypted credit card transaction systems such as CyberCash, Verifone, Open Market, Netscape and GC Tech and providers of electronic cash payment systems such as DigiCash. The Company expects that credit card processors and acquiring banks will also offer credit card-based payment systems if SET protocols proposed by Visa, MasterCard, Microsoft and Netscape are adopted and/or accepted as a standard for Internet commerce. SET comprises openly published communication and process protocols intended to facilitate encrypted credit card transactions over the Web. The Company may experience additional competition from Internet service providers and Internet directory companies who enter the market for Internet payment services. Companies such as AOL, CompuServe, Microsoft, IBM, AT&T, Hewlett-Packard and Federal Express, which possess large, existing customer bases or ready distribution channels, could develop, market or resell a number of payment alternatives including, but not limited to, encrypted credit card payment and digital cash payment systems. Additionally, competitors such as Checkfree may emerge to provide payment systems based on alternative systems or methods other than credit cards or digital cash, such as Internet checking transaction systems. The Company also competes with the direct transmission of unprotected credit card information for commercial transactions over the Internet (i.e., "in the clear" transactions), which is currently the primary method for Internet commercial transactions that use a credit card as a form of payment. The Company believes that mail order companies and companies that sell from catalogues using "800" telephone numbers also compete with Internet payment systems. As the Company expands the applications of its VirtualPIN architecture, it will compete with a broader range of companies including traditional advertising, merchandising and direct marketing companies as well as additional entrants into the interactive Internet communications market.

     Several of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases, more diversified lines of products and services and significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to individuals, businesses and financial institutions. In addition, many of the Company's current or potential competitors have broad distribution channels that may be used to bundle competing products directly to end-users or purchasers. If such competitors were to bundle competing products for their customers, the demand for the Company's services might be substantially reduced, and the ability of the Company to successfully effect the distribution of its products and the utilization of its services would be substantially diminished. As a result of the foregoing or other factors, there can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS

     The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies primarily upon copyright, trade secret and trademark law to protect its technology. The Company has no patents. The Company has applied for two U.S. patents on portions of its FVIPS system. While the Company believes that its pending patent applications relate to patentable inventions, the Company's set of claims with respect to its first patent application was rejected by the PTO. While the

Company is vigorously protesting the PTO's position, there can be no assurance that patents will be granted pursuant to the Company's applications, or that if granted, such patents would survive a legal challenge to their validity, or provide adequate protection. The Company generally enters into confidentiality and assignment agreements with its employees, consultants and vendors and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization or to develop similar services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of the Company's services. To license its software to Sellers, the Company often relies upon on-screen licenses that are not manually signed by the end users and, therefore, may be unenforceable under the laws of certain jurisdictions. Despite the Company's efforts to protect its proprietary rights, third parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products and services is difficult, particularly in a global environment in which the Company operates, and the laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is aware of patents held by independent third parties in the area of Internet payment systems. No assurance can be given as to the applicability of such patents to the Company's services and technologies. The assertion of these patent rights, if successful, could result in substantial cost to the Company. There can be no assurance that the Company's services are not, or in the future will not be, within the scope of such patents or any other existing or future patents, and any litigation arising thereunder, even if successfully contested, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company was named as a defendant in a patent infringement suit filed by E-data in August 1995. The suit was dismissed without prejudice in March 1996, and the Company now holds an exclusive license under the Freeny patent for Internet payment systems, E-data's applicable patent for Internet payment systems. In addition, the Company from time to time has received, and may receive in the future, other notices of claims of infringements of other parties' proprietary rights. There can be no assurance that additional claims for infringement or invalidity (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. If any such claims or actions are asserted, the Company may again seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all, and the assertion or prosecution of any such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     With the dramatic growth of Internet commerce, the Company expects that new laws and regulations will be enacted that may have an effect on its business and financial results. The Company currently operates as a facilitator of transactions over the Internet and does not engage in electronic funds transfers from consumer accounts. Accordingly, the Company does not believe that its current activities subject it directly to regulation.

     The Company transacts business with credit card issuers and other financial services companies which are subject to comprehensive regulations, including consumer lending regulations and regulations governing electronic funds transfers. Regulation E, promulgated by the Federal Reserve Board pursuant to the Electronic Fund Transfer Act, governs transfers of funds from consumer accounts by various means, primarily electronic. Among other things, Regulation E limits the liability of consumers for unauthorized electronic withdrawals from their accounts; provides procedures for resolving errors; and requires regulated institutions to provide disclosures, terminal receipts and account statements.

     Although the Company believes that its current services are not subject to Regulation E, there is no assurance that the Federal Reserve Board will not require all or certain of the Company's services to comply with Regulation E, revise Regulation E or adopt new rules and regulations affecting electronic commercial transactions that could result in increased operating costs for the Company or for the principal users of its services and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance. For example, the Federal Reserve Board is considering regulatory changes to Regulation E as it affects stored value systems. Stored value systems provide a user with a device or mechanism to purchase goods and services with a prepaid account (e.g., prepaid long distance telephone cards). These changes may affect the Company's business in a manner which is currently difficult to predict. Congress has directed the Federal Reserve Board to study whether provisions of the Electronic Fund Transfer Act could be applied to stored value products without adversely impacting the cost, development and operation of such products, and whether alternatives to regulation could more efficiently achieve the objectives embodied in that Act. The Federal Reserve Board may not finalize any amendments to Regulation E that would regulate stored value products until the later of (a) three months after the study is submitted to Congress, or (b) June 30, 1997. In addition, if the Federal Reserve Board were to challenge the Company's position that its services are not subject to Regulation E, responding to such a challenge could result in significant expenditures of the Company's financial and management resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because of the growth in the electronic commerce market, Congress has debated whether or not to regulate providers of services and transactions in this market, and federal or state authorities could enact laws, rules or regulations affecting the Company's business or operations. Senior officials from several regulatory agencies, including the Federal Reserve Board and the Office of the Comptroller of the Currency, have indicated that those agencies have refrained from promulgating regulations in order to encourage continued development of electronic commerce, but will monitor this area closely in the future. Other government agencies in addition to the banking agencies, including the Federal Trade Commission and the Federal Communications Commission, may promulgate rules and regulations affecting the Company's activities or those of the users of the Company's products and services. The Company also may be subject to federal, state and foreign money transmitter laws which impose record-keeping and registration and bonding requirements. In addition, the Company may be affected by the efforts of states to tax online service providers even when they have no presence within the state. If enacted or deemed applicable to the Company, such laws, rules or regulations could be imposed on the Company's activities or its business, thereby rendering the Company's business or operations more costly or less efficient, either of which would have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of November 30, 1996, the Company had a total of 106 employees, including 36 in operations, 17 in research and development, 28 in marketing and sales and 25 in general and administration. In addition, the Company had under contract 17 consultants and contractors.

     The Company's future success depends to a significant extent upon the continued service of its key technical and senior management personnel and upon its ability to attract and retain additional highly skilled creative, technical, financial and strategic marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management." None of the Company's employees are represented by a labor union. The Company has never experienced a work stoppage and believes that its relationships with its employees are good.

FACILITIES

     The Company's corporate facility consists of approximately 20,000 square feet of leased space in San Diego, California. Of this space, approximately 2,900 square feet is subleased through July 1997, 10,600 square feet is leased through May 1999 and 6,500 square feet is leased through September 1999. The Company also leases 2,390 square feet in Ann Arbor, Michigan. This space is leased through April 30, 1999. The Company leases space from First USA Paymentech within its facilities in Dallas, Texas. The Company believes that sufficient additional space will be available as needed.

     The Company's operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have redundant, multiple site capacity in the event of any such occurrence. Despite the implementation of network security measures by the Company, its servers are also potentially vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer system. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of the Company's products and services, which could have a material adverse effect on the Company's business, results of operations and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of the Company and their ages as of November 30, 1996 are as follows:



                 NAME            AGE                       POSITION
        -----------------------  ---     ---------------------------------------------
        Lee H. Stein             43      Chairman of the Board and Chief Executive
                                         Officer
        Michael D. Schauer       35      President of Financial Services
        Thomas A. Daniel         36      Vice President of Merchant Services
        Nathaniel S. Borenstein  39      Chief Scientist
        John J. Donegan          56      Vice President, Operations
        Marshall T. Rose         35      Technical Advisor, Office of the Chairman
        John M. Stachowiak       44      Vice President, Finance & Administration and
                                         Chief Financial Officer
        Robert S. Epstein(1)     44      Director
        Tawfiq N. Khoury(1)(2)   66      Director
        Scott Loftesness         49      Director
        John A. McKinley         39      Director
        Pamela H. Patsley(2)     39      Director
        Jon M. Rubin(2)          28      Director


---------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

     MR. STEIN, a founder of the Company, has served as Chairman of the Board of the Company since January 1996 and as a director and Chief Executive Officer of the Company since March 1994. Since 1980, Mr. Stein has also been Chairman of Stein & Stein Incorporated, a firm which has provided advisory and management services to a selected clientele of high net worth and entertainment industry individuals, and which is the general partner of The Stein Company, Ltd., an investment partnership. Mr. Stein is a director of Scripps Foundation for Medicine and Science, a former director of the American Cancer Society and former chairman of Jack Murphy Stadium Authority, City of San Diego. Mr. Stein is a member of the bar of the State of California and the Commonwealth of Pennsylvania.

     MR. SCHAUER has served as the Company's President of Financial Services since September 1996. From 1993 to September 1996, Mr. Schauer was President, Consumer Financial Services of GE Capital. Prior to joining GE Capital, Mr. Schauer was with Valley National Bank where he was Senior Vice President -- Retail Lending from 1989 to 1992 and Executive Vice President -- Retail Lending from 1992 to 1993. Mr. Schauer also served as a director of the Mastercard U.S. Region Board from March 1994 through September 1996.

     MR. DANIEL has served as the Company's Vice President of Merchant Services since October 1996. From April 1994 to September 1996, Mr. Daniel served as President and Chief Operating Officer of Intuit Services Corp. Prior to joining Intuit Services Corp., Mr. Daniel worked at Automatic Data Processing, Inc. from 1982 through March 1994, serving as Senior Director of the Softpay Services Division as his last position.

     DR. BORENSTEIN, a founder of the Company, has served as the Company's Chief Scientist since March 1994. Dr. Borenstein was also a member of the technical staff in the Interpersonal Communication Group at Bellcore from 1989 through 1994. In 1985, Dr. Borenstein joined Carnegie Mellon University where he served as a system designer until 1988, a lecturer until 1989 and as manager of applications development from 1988 to 1989. Dr. Borenstein is a director of Computer Professionals for Social Responsibility and the Institute for Global Communication.

     DR. DONEGAN has served as the Company's Vice President of Operations since July 1996 and served as a consultant to the Company from March 1996 to July 1996. He has been President of John Donegan Associates, Inc., a computer systems and network consulting firm, since October 1994. Dr. Donegan retired from the United States Navy in August 1994 as a Rear Admiral. From January 1992 to August 1994, Rear

Admiral Donegan was the first Commander of the Naval Command, Control and Ocean Surveillance Center, a major Navy warfare center and laboratory in San Diego. From June 1989 to December 1991, he served as the Commanding Officer of the Naval Research Laboratory in Washington, D.C.

     DR. ROSE, a founder of the Company, has served as Technical Advisor, Office of the Chairman of the Company since July 1996. From March 1994 to July 1996, Dr. Rose was a consultant to the Company. Dr. Rose has also been a Principal and owner of Dover Beach Consulting, Inc., an Internet consulting company, since August 1991. From January 1990 to May 1991, Dr. Rose was the principal scientist, and, from April 1989 to December 1989, a senior scientist at PSI, Inc. (formerly NYSERNet, Inc.), an Internet services company.

     MR. STACHOWIAK has served as the Company's Vice President, Finance and Administration and Chief Financial Officer since October 1996. From August 1996 to October 1996, Mr. Stachowiak served as Chief Administrative Officer of the Company. Mr. Stachowiak also served as a consultant to the Company from May 1996 to August 1996. Mr. Stachowiak served as Vice President, Finance and Administration and Chief Financial Officer of NeoPath, Inc, a medical device company, from October 1994 to April 1996. Mr. Stachowiak served as Vice President, Administration and Process Improvement of US West New Vector Group, Inc. from January 1991 to October 1994 and as Vice President, Finance and Administration and Chief Financial Officer from July 1987 to December 1990.

     DR. EPSTEIN has served as a director of the Company since December 1995. Dr. Epstein was a founder of Sybase, Inc., a database software developer ("Sybase"), and has served as Executive Vice President and a director of Sybase since November 1984. Prior to that, he served as Vice President of Product Development for Britton-Lee, Inc., a relational database hardware manufacturer.

     MR. KHOURY has served as a director of the Company since March 1994 and was Chairman of the Board of Directors from March 1994 to January 1996. Mr. Khoury has also served as Chairman of the Board of Directors and Chief Executive Officer of Pacific Scene, Inc., a company which was a diversified builder headquartered in San Diego, since August 1971; as Chairman of the Board of Directors of 2111 Corporation, a property management company, since June 1985; and a managing director of K Enterprises, an investment company, since August 1991.

     MR. LOFTESNESS has served as a director of the Company since November 1996. Mr. Loftesness is Group Executive of First Data Merchant Systems group of First Data Corporation. First Data Merchant Systems is responsible for service management, product and systems development and systems and network operations for all of First Data's merchant payment processing activities. Prior to joining First Data in 1994, Mr. Loftesness held a series of payment systems, systems development and business development positions at Visa International from 1985 to 1989 and 1991 to 1994, Fidelity Investments from 1989 to 1991 and IBM from 1969 to 1985.

     MR. MCKINLEY has served as a director of the Company since July 1996. Mr. McKinley has been the Chief Technology and Information Officer of GE Capital since October 1995. From February 1982 to September 1995, Mr. McKinley served as a consultant for Ernst & Young, including serving as a consulting partner from October 1992 to September 1995.

     MS. PATSLEY has served as a director of the Company since December 1995. Ms. Patsley has been President, Chief Executive Officer and a director of First USA Paymentech since December 1995. She has also served as President and Chief Executive Officer of First USA Merchant Services, a wholly-owned subsidiary of First USA Paymentech, since December 1991 and Executive Vice President and Manager since July 1990, and as Chairman of the Board of First USA Financial Services, Inc., a wholly-owned subsidiary of First USA Paymentech, since August 1994. Ms. Patsley has also served as Executive Vice President and Secretary of First USA, Inc. since July 1989. Ms. Patsley was Chief Financial Officer of First USA, Inc. and its predecessor from January 1987 to April 1994 and a Senior Vice President prior to such time. Ms. Patsley currently serves on the Delivery Systems Advisors' Committees of VISA USA, Inc. and VISA International, Inc. Ms. Patsley has also served as a director of First USA Bank since November 1993.

     MR. RUBIN has served as a director of the Company since September 1994. Mr. Rubin has been President and a director of Next Century Communications Corp. ("NCCC"), a direct marketing agency and holding company for numerous direct marketing businesses and related investments, since June 1993, and was President of its Strategic Response division from October 1990 to June 1993.

     Effective upon the closing of this offering, the Board of Directors will be divided into three classes with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. The initial members of such classes will be determined by the Board of Directors. There are no family relationships between any directors or executive officers of the Company.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors was formed in July 1996 to review the internal accounting procedures of the Company and consult with and review the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors was formed in January 1996 to review and recommend to the Board the compensation and benefits of all officers of the Company and review general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION

     Directors of the Company receive reimbursement of expenses for attending meetings of the Board of Directors. In April 1996, Lee H. Stein, Tawfiq N. Khoury and Jon Rubin received fully-vested stock options to purchase 475,000, 100,000 and 90,000 shares of the Company's Common Stock, respectively, and NCCC, an affiliate of Mr. Rubin's, received an option to purchase 135,000 shares of Common Stock; each such option has an exercise price of $6.30 per share. Directors are also eligible to receive stock option grants under the Company's 1995 Stock Plan. On October 8, 1996, each of the Company's non-employee directors was granted a fully vested option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $10.50 per share. In October 1996, the Board determined that, in the future, non-employee directors shall receive a fully vested option to purchase 5,000 shares of the Company's Common Stock upon such director's election to the Board (the "Initial Grant") and a fully vested option to purchase 2,000 shares of the Company's Common Stock immediately following the Company's annual meeting of stockholders (the "Annual Grant"). Initial Grants and Annual Grants shall be made under the Company's 1995 Stock Plan. Scott Loftesness received an Initial Grant of a fully vested option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $11.00 per share upon joining the Board in November 1996. Each of the Company's current non-employee directors is eligible to receive Annual Grants, commencing on the Company's 1997 annual meeting of stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was formed in January 1996 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock option plans and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Ms. Patsley, Mr. Khoury and Mr. Rubin. Ms. Patsley serves as President and Chief Executive Officer of First USA Paymentech, a beneficial owner of more than 5% of the Company's capital stock. Mr. Khoury beneficially owns more than 5% of the Company's capital stock. Mr. Rubin is President of NCCC, a holder of more than 5% of the Company's capital stock. See "Principal Stockholders." For a description of certain transactions involving the Company and NCCC, Mr. Khoury and a corporate affiliate of First USA Paymentech, see "Certain Transactions." No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table shows the compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's Chairman and Chief Executive Officer and Nathaniel Borenstein, the Company's only executive officer whose salary plus bonus exceeded $100,000 during such year (the "Named Officer").

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                           -------------------
                       NAME AND PRINCIPAL POSITION                          SALARY      BONUS
-------------------------------------------------------------------------  --------     ------
Lee H. Stein.............................................................  $     --     $   --
  Chairman and Chief Executive Officer
Nathaniel Borenstein.....................................................   130,000         --
  Chief Scientist

     Mr. Stein, Mr. Borenstein, Michael Schauer, the Company's President of Financial Services, John M. Stachowiak, the Company's Vice President, Finance and Administration and Chief Financial Officer and Marshall T. Rose, Technical Advisor, Office of the Chairman, are currently compensated at annual rates of $240,000, $200,000, $275,000, $200,000 and $200,000, respectively. Fifty percent of Mr. Stein's compensation is deferred until such time as the Company's Preferred Stock is converted into Common Stock pursuant to the Company's Certificate of Incorporation, which is expected to occur at the closing of this offering. Any deferred amount accrues interest at an annual rate of 7.0%.

OPTION GRANTS AND AGGREGATE OPTIONS EXERCISES DURING 1995 FISCAL YEAR

     The following table contains information concerning the grant of options to purchase shares of Common Stock to the Named Officer and the only additional grant to an officer of the Company during the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                                             POTENTIAL
                                                INDIVIDUAL GRANTS                           REALIZABLE
                             -------------------------------------------------------     VALUE AT ASSUMED
                                            PERCENT OF                                    ANNUAL RATES OF
                             NUMBER OF        TOTAL                                         STOCK PRICE
                              SHARES         OPTIONS                                     APPRECIATION FOR
                             UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM(2)
                              OPTIONS      EMPLOYEES IN     PRICE PER     EXPIRATION     -----------------
                              GRANTED      FISCAL 1995      SHARE(1)         DATE         5%         10%
                             ---------     ------------     ---------     ----------     ----       ------
Nathaniel S. Borenstein....    16,700           9.3%          $0.04          5/22/05     $420       $1,065
Marshall T. Rose...........     4,550           2.5%          $0.04          5/22/05     $114       $  290

---------------
(1) All options were granted at the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors of the Company. The option granted to Nathaniel S. Borenstein was fully exercisable on the date of grant. The option granted to Marshall T. Rose was subject to vesting and will be fully exercisable as of May 22, 1997.

(2) This column shows the hypothetical gains or option spreads of the option granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full ten-year term of the option. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

   AGGREGATE STOCK OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END VALUES

     No options were exercised during fiscal 1995 by any executive officer. The following table sets forth the number and value of exercisable and unexercisable options held at December 31, 1995 by executive officers who held options to purchase shares of the Company's capital stock as of such date.

                             YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING                   VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                                                   DECEMBER 31, 1995              AT DECEMBER 31, 1995(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Nathaniel S. Borenstein....................     16,700               0           $ 4,676           $   0
Marshall T. Rose...........................      1,138           3,412           $   319           $ 995

---------------
(1) Calculated by determining the difference between the deemed fair market value of the securities on December 31, 1995 underlying the options and the exercise price.

     Subsequent to December 31, 1995, (i) Lee H. Stein was granted options to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.00 per share and 475,000 shares of Common Stock at an exercise price of $6.30 per share, (ii) Nathaniel S. Borenstein was granted options to purchase 14,500 shares of the Company's Common Stock at an exercise price of $0.32 per share and 100,000 shares of Common Stock at an exercise price of $6.30 per share, (iii) Marshall T. Rose was granted an option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $6.30 per share, (iv) John M. Stachowiak was granted options to purchase an aggregate of 125,000 shares of the Company's Common Stock at an exercise price of $10.50 per share, and (v) Michael
D. Schauer was granted options to purchase 225,000 shares of the Company's Common Stock at an exercise price of $10.50 per share. No officer of the Company exercised options to purchase the Company's Common Stock during the fiscal year ended December 31, 1995.

STOCK PLANS

     1994 Stock Plan. The 1994 Incentive and Non-Statutory Stock Option Plan (the "1994 Stock Plan") provides for the grant of stock options to employees, officers, directors of and certain other persons providing services to the Company. Under the 1994 Stock Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options not intended to qualify as incentive stock options. Incentive stock options may only be granted to employees of the Company. Under the 1994 Stock Plan, 461,250 shares of Common Stock were subject to outstanding options as of the date of this Prospectus. Options with respect to 454,832 of such shares have vested as of November 26, 1996. By resolution of the Board of Directors of the Company, no additional options may be granted under the 1994 Stock Plan. The 1994 Stock Plan is administered by the Board of Directors or a committee thereof. Generally, options vest over two years and must be exercised within ten years. All options are non-transferable other than by will or the laws of descent and distribution.

     The 1994 Stock Plan provides that, in the event the Company is a party to a reorganization or merger with one or more other corporations, whether or not the Company is the surviving corporation, or if the Company consolidates with one or more other corporations or the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation ("Transfer of Control"), the Board may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of a Transfer of Control. The Board may also cancel all outstanding options, provided that, holders receive notice and have the right to exercise options then exercisable (including options accelerated by the Board). If the Board does not cancel such options, unexercised options shall remain outstanding and shall be exercisable either for Common Stock or, if applicable, any form of consideration received pursuant to the terms of the Transfer of Control.

     1995 Stock Plan. The 1995 Stock Plan of the Company provides for the grant of stock options to employees, officers, directors and consultants of the Company and any subsidiaries. The 1995 Stock Plan, as amended and restated by the Board in October 1995, is subject to stockholder approval. Under the 1995 Stock Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and options not intended to qualify as incentive stock options. Incentive stock options may only be granted to employees of the Company and any subsidiaries. Under the 1995 Stock Plan, 3,000,000 shares of Common Stock have been reserved for issuance upon exercise of granted options, of which 1,286,895 shares of Common Stock were subject to outstanding options as of November 26, 1996. Options with respect to 207,775 of such shares have vested as of November 26, 1996.

     The 1995 Stock Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the 1995 Stock Plan, the Board or committee has the authority to select the persons to whom awards are granted and determine the terms of each award, including (i) the number of shares of Common Stock covered by the award, (ii) when the award becomes exercisable subject to certain limitations, (iii) the exercise price of the award and (iv) the duration of the option (which may not exceed ten years and five years in the case of incentive options granted to stockholders who hold more than ten percent of the Company's capital stock). Generally, 25% of shares subject to an option vest at the end of the first year and 1/48 of the shares subject to such option vests each month thereafter. Generally, options must also be exercised upon the earlier of (i) 90 days after the termination of the Optionee's employment or
(ii) ten years. All options are non-transferable other than by will or the laws of descent and distribution.

     The 1995 Stock Plan provides that in the event of a merger of the Company with or into another corporation, the options may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the options are not so assumed or substituted for, the options shall automatically become fully vested and exercisable. In the event of a proposed dissolution or liquidation of the Company, unexercised options shall terminate immediately prior to the consummation of such dissolution or liquidation.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase by eligible employees of shares of the Company's Common Stock. The Purchase Plan was adopted by the Board of Directors in July 1996 and approved at the annual stockholders' meeting in October 1996. A total of 100,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Compensation Committee of the Board of Directors. Employees (including officers and employee directors) of the Company or any subsidiary of the Company designated by the Board for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per calendar year. The Purchase Plan will be implemented during concurrent 24 month offering periods each of which will initially be divided into four consecutive six-month purchase periods, subject to change by the Board of Directors. Offering periods generally begin in January and July of each year. The initial offering period will begin shortly after the effective date of the offering and will end in December 1997. The Purchase Plan terminates on the earliest of (i) the last business day of December 2006; (ii) the date on which all shares available for issuance have been sold or (iii) the date on which all purchase rights are exercised in connection with an acquisition or change in control of the Company. The Company has not yet offered or sold shares of Common Stock to employees pursuant to the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% of an employee's compensation during a purchase period. Shares are purchased on the last day of each purchase period. The price at which stock may be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Company's Common Stock on the first day of the offering period or the last day of the purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants generally may not purchase stock having a value greater than $25,000 in any calendar year.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Stein, Schauer, Borenstein, Rose and Stachowiak.

     Mr. Stein's employment agreement, effective as of January 1996, provides for an annual base salary of $240,000. The agreement provides that Mr. Stein shall serve as the Company's Chairman and Chief Executive Officer. The agreement may be terminated by either party at will, at any time. The agreement also provides for a payment to Mr. Stein of one year's salary and vesting of all unvested options in the event that he is terminated (other than for cause) from his position as the Company's Chairman of the Board of Directors or in the event of certain changes of the composition of the Board of Directors or the Company's stockholder base. In the event Mr. Stein is terminated (other than for cause) from his employment as Chief Executive Officer and remains Chairman of the Board of Directors without a reduction in compensation, then all of Mr. Stein's unvested options shall continue to vest during such time that Mr. Stein continues to serve as Chairman of the Board of Directors.

     Mr. Schauer's employment agreement, dated August 26, 1996, provides for an annual base salary of $275,000, with eligibility for a bonus of up to 100% of such annual salary as a bonus, provided that, in February 1997, Mr. Schauer shall receive at least 50% of such amount as a guaranteed bonus. In addition, Mr. Schauer shall receive approximately $23,000 per month during the first six months of the agreement as compensation for foregone bonus payments from Mr. Schauer's previous employer. Pursuant to the agreement, the Company granted Mr. Schauer an option to purchase 225,000 shares of the Company's Common Stock 50,000 shares of which shall vest upon the closing of this offering. The agreement provides that Mr. Schauer shall receive severance payment equal to one year's salary plus the greater of $275,000 or the previous year's bonus in the event Mr. Schauer is terminated (other than for cause). In addition, if Mr. Schauer is terminated (other than for cause) prior to the first anniversary of the agreement, then all of Mr. Schauer's unvested options shall vest and become exercisable; if such termination occurs after such initial anniversary, then all shares subject to vesting within six months of such termination shall vest and become exercisable. The agreement also provides that the foregoing severance benefits shall apply in the event of an adverse change in Mr. Schauer's employment following a change in control.

     Mr. Rose's employment agreement, dated July 15, 1996, provides for an annual base salary of $200,000. The agreement provides for an employment term of two years, subject to an additional one-year period at the Company's option. Following the termination of Mr. Rose's employment for any reason, the Agreement provides that he shall remain available for one year to perform consulting services for the Company for up to 15 hours per week at a rate of $1,500 per hour. The agreement also grants registration rights to Mr. Rose, pursuant to which Mr. Rose may participate in a Company registration, subject to any existing registration rights agreement to which the Company is a party and subject to the ability of underwriters to restrict participation in such registrations.

     Mr. Borenstein's employment agreement, dated August 8, 1996, provides for an annual base salary of $200,000. The agreement provides for an employment term of two years, subject to an additional one-year period at the Company's option. Following the termination of Mr. Borenstein's employment for any reason, the Agreement provides that he shall remain available for one year to perform consulting services for the Company for up to 15 hours per week at a rate of $300 per hour. The agreement also grants registration rights to Mr. Borenstein, pursuant to which Mr. Borenstein may participate in a Company registration, subject to any existing registration rights agreement to which the Company is a party and subject to the ability of underwriters to restrict participation in such registrations.

     Mr. Stachowiak's employment agreement, dated October 14, 1996, provides for an annual base salary of $200,000. Pursuant to the agreement, the Company granted Mr. Stachowiak an option to purchase 100,000 shares of the Company's Common Stock, which vests in accordance with the Company's 1995 Stock Plan, and an option to purchase 25,000 shares of the Company's Common Stock which vests six months after the closing of this offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law (the "DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

     Securities Issuances. On March 11, 1994, persons and entities affiliated with Lee H. Stein, Chairman of the Board and Chief Executive Officer of the Company, and Tawfiq N. Khoury, a director of the Company, purchased a total of 2,500,000 shares of Common Stock at a purchase price of $0.04 per share. The persons and entities purchasing shares of Common Stock, and the number of shares purchased by each, are as follows: Lee H. Stein (625,000 shares); June L. Stein, the spouse of Mr. Stein (625,000 shares); and trusts for the benefit of Mr. Khoury and his immediate family (1,250,000 shares).

     On September 19, 1994, Jon Rubin, a director of the Company, purchased 1,250,000 shares of the Company's Common Stock for an aggregate purchase price of $200,000. In January 1996 Mr. Rubin transferred 1,000,000 of such shares to NCCC. Mr. Rubin is the President of NCCC.

     On May 22, 1995, the Company sold an aggregate of 551,500 shares of Series A Preferred Stock to Sybase and an affiliate of Unterberg Harris, each of which purchased 275,750 shares for an aggregate purchase price of $485,320. The Company agreed to redeem the shares purchased by Sybase at cost in the event First Virtual chooses not to use the Sybase database platform. Such redemption right remains in effect until such time as the shares purchased by Sybase are converted into Common Stock, which will occur upon the closing of this offering. Robert Epstein, a director of the Company, is a director and an Executive Vice President of Sybase. See "Underwriting."

     On December 22, 1995, the Company entered into a Series B Preferred Stock Purchase Agreement (the "Series B Agreement") with First USA Merchant Services, pursuant to which the Company sold to First USA Merchant Services 783,945 shares of its Series B Preferred Stock for an aggregate purchase price of $2.5 million. In connection with the financing, the Company also issued to First USA Merchant Services a warrant to purchase up to 852,272 shares of its Series A Preferred Stock for $1.76 per share (the "Series A Warrant") and up to 940,734 shares of its Series B Preferred Stock at $3.189 per share (the "Series B Warrant"). Pamela H. Patsley, a director of the Company, is the President and Chief Executive Officer of First USA Merchant Services. In addition, First USA Merchant Services received a warrant (the "Incentive Warrant") to purchase a number of shares of the Company's Common Stock equal to up to four percent of the Company's outstanding capital stock as of the date of exercise, which warrant is exercisable only in the event that First USA Merchant Services induces certain of its merchant customers to establish Internet sites employing FVIPS. The Incentive Warrant expires immediately prior to the closing of this offering.

     In connection with First USA Merchant Services' investment in the Company, First Virtual, First USA Merchant Services and certain stockholders of the Company entered into an Acquisition Option Agreement dated December 22, 1995 (the "Acquisition Option Agreement"), pursuant to which First USA Merchant Services received the right to purchase all, but not less than all, outstanding shares of the Company's capital stock held by such stockholders in exchange for shares of Common Stock of First USA Merchant Services of equal value in connection with First USA Merchant Services initial public stock offering, subject to certain minimum valuation thresholds. The Acquisition Option Agreement further provided for the exchange of options, warrants and other rights to purchase shares of capital stock of the Company for equivalent rights with respect to shares of capital stock of First USA Merchant Services, in the event First USA Merchant Services chooses to exercise its acquisition right pursuant to the Acquisition Option Agreement. The Acquisition Option Agreement provided that First USA Merchant Services' rights pursuant to such agreement terminates upon the earlier of (i) the effective date of a registration statement relating to the initial public offering of First USA Merchant Services or the Company or (ii) March 1997. The Company and First USA Merchant Services entered into an agreement terminating First USA Merchant Services' rights pursuant to the Acquisition Option Agreement on October 21, 1996.

     On March 31, 1996, the Company and First USA Merchant Services entered into an amendment to the Series B Agreement, pursuant to which (i) First USA Merchant Services purchased 465,000 shares of Series B Preferred Stock for an aggregate purchase price of $1,482,885 upon partial exercise of the Series B Warrant, (ii) the Series A Warrant and the unexercised portion of the Series B Warrant were canceled, and (iii) in consideration for a cash payment of $3,017,115, the Company issued to First USA Merchant Services warrants (the "New Warrants") to purchase up to 852,272 shares of Series A Preferred Stock and up to

475,734 shares of Series B Preferred Stock at an exercise price of $0.01 per share. The New Warrants expire in March 2001.

     On July 3, 1996, the Company and GE Capital entered into a Securities Purchase Agreement, pursuant to which GE Capital purchased 130,952 shares of the Company's Series C Preferred Stock and 107,144 shares of the Company's Common Stock for an aggregate purchase price of $2.5 million. GE Capital also received a warrant to purchase an additional $500,000 of Common Stock of the Company. The per share exercise price of such warrant will be $10.50 in the event the Company and GE Capital enter into a joint marketing agreement prior to December 31, 1996, and $15.00 otherwise. In connection with the financing, GE Capital agreed that, for a period ending two years following the offering contemplated hereby, GE Capital would (i) take such action as may be required so that all shares of Common Stock owned by it would be voted for the Company's nominees to the Board of Directors and (ii) refrain from soliciting proxies or participating in any election contest relating to the election of Directors of the Company. The Company and GE Capital also entered into a letter agreement providing that the parties shall explore ways in which they can cooperate with respect to joint marketing and market development activities. To date, the Company and GE Capital have not agreed to undertake any joint marketing or market development activities, and there can be no assurance that any such activities will ever be undertaken or, if undertaken, will be of benefit to the Company. John McKinley, a director of the Company, is Chief Technology and Information Officer of GE Capital.

     On August 26, 1996 the Company and First Data entered into a Securities Purchase Agreement, pursuant to which First Data purchased 200,000 shares of the Company's Series D Preferred Stock at a price of $15.00 per share for an aggregate purchase price of $3.0 million. First Data also received a warrant to purchase up to an additional 1,500,000 shares of the Common Stock of the Company at an exercise price ranging from $2.23 to $5.00 per share of Common Stock. The right to exercise the warrants and the exercise price is conditioned upon First Data securing the registration of a certain number of VirtualPINs. In connection with the financing, First Data agreed that, for a period ending two years following the offering contemplated hereby, First Data would (i) take such action as may be required so that all shares of Common Stock owned by it would be voted for the Company's nominees to the Board of Directors and (ii) refrain from soliciting proxies or participating in any election contest relating to the election of Directors of the Company. In connection with the financing, the Company and First Data also entered into a Marketing Agreement dated August 26, 1996 (the "Marketing Agreement") providing that FDC shall develop a plan to encourage credit card issuers affiliated with First Data to offer VirtualPIN accounts to their cardholders. The Marketing Agreement provides for a minimum expenditure by First Data of $1,000,000 during 1997 in support of such plan; provided that in the event that First Data fails to expend such sum, it shall only be obligated to reimburse the Company for 50% of the deficiency in its expenditures. The Marketing Agreement provides that the Company and First Virtual shall negotiate an agreement for joint development of a "digital currency" payment system, that First Data shall be the sole credit provider with respect to any such digital currency payment system, and that the interest float generated by such payment system shall be shared in equal parts by the Company and First Data. In addition, the Marketing Agreement contemplates that First Data present to the Company a plan for assuming all of the Company's foreign exchange settlement transactions as long as First Data is able to do so on commercially reasonable terms or until December 1999, whichever occurs first. Neither First Data nor the Company is under any obligation to enter into any definitive commitment with respect to marketing activities, development of a digital currency payment system or implementation of a foreign exchange settlement system, and there can be no assurance that any such efforts will be undertaken or, it undertaken, will be of benefit to the Company. Scott Loftesness, a director of the Company, is Group Executive of First Data Merchant Systems, a subsidiary of First Data.

     Loans from Affiliates. Between the Company's inception and June 30, 1996, the Company borrowed a total of $400,000 from a trust affiliated with Mr. Khoury (the "Khoury Trust"), and issued promissory notes (the "Khoury Trust Notes") with such aggregate principal amount to the Khoury Trust. Between the Company's inception and June 30, 1996, the Company also borrowed an aggregate of $800,000 from NCCC. The Company issued promissory notes with such an aggregate principal amount to NCCC (the "NCCC Notes"). The Khoury Trust Notes and the NCCC Notes bear an annual interest rate of 8% and were due and payable on June 1, 1999. On May 18, 1995, all outstanding Khoury Trust Notes and NCCC Notes were canceled in consideration for the issuance to the holders thereof of new promissory notes (the "New Notes"), which accrue interest at an annualized rate of 8% and are due and payable upon the earlier to occur of (i) January 31, 1998 or (ii) the closing of an underwritten public offering (other than the offering contemplated hereby) of shares of the Company's Common Stock. As of September 30, 1996, total principal and interest outstanding on the New Notes was approximately $1.4 million.

     On November 30, 1995, the Company borrowed $125,000 from each of Sybase and a fund managed by Unterberg Harris. In connection with the issuance of such promissory notes (the "Notes"), the Company issued to each such party a warrant to purchase 71,022 shares of its Series A Preferred Stock at an exercise price equal to the lesser of $1.76 per share and the price per share paid by investors in the Company's next round of equity financing. On December 22, 1995, the parties exercised such warrants and each received 71,022 shares of Series A Preferred Stock in consideration for cancellation of the principal amount owing under the Notes.

     Services Arrangements. Since September 12, 1994, First USA Merchant Services has provided credit card transaction acquisition services to the Company pursuant to a Merchant Credit Card Agreement between the Company and First USA Merchant Services dated as of that date. The Company paid First USA Merchant Services $100,700 and $28,200 for the nine-month period ended September 30, 1996 and the year ended December 31, 1995, respectively, pursuant to the agreement.

     In addition, pursuant to a Shareholder Rights Agreement dated December 22, 1995 (the "Shareholder Rights Agreement") among the Company and its stockholders, including First USA Merchant Services, the Company agreed, for a period of four years, not to enter into an agreement with, or otherwise utilize, a payment card transaction acquiror other than First USA Merchant Services for provision of payment processing services that First USA Merchant Services is willing and capable of providing at a commercially reasonable price (the "Processing Right"). In August 1996, in connection with the amendment and restatement of the Shareholder Agreement, the Company entered into an agreement with First USA Merchant Services for the waiver of the Processing Right. In exchange for such waiver, the Company agreed to pay First USA Merchant Services facility fees totaling $500,000 and transaction surcharges of no less than $500,000 during the forty month period beginning September 1, 1996, depending upon the number of transactions processed through merchant acquirors other than First USA Merchant Services. The Company incurred a charge of $1.0 million in connection with such fees and surcharges in the quarter ended September 30, 1996; the Company has paid an initial installment of $250,000 pursuant to the agreement.

     From October 1994 through September 1995, NCCC provided certain marketing and technology consulting services to the Company, for which it had billed the Company an aggregate of approximately $153,000. As of September 30, 1996, approximately $12,000 of such amount remained outstanding. Jon Rubin, a director of the Company, is President of NCCC.

     In June 1996, the Company signed a Facilities Agreement with First USA Paymentech wherein First USA Paymentech agreed to lease space for computer servers used to operate FVIPS.

     In August 1996, the Company entered into a consulting agreement with Sybase pursuant to which Sybase agreed to provide the Company with supplementary staffing for a period of approximately six months for fees of approximately $900,000.

     The Company believes that the payments for services provided by Sybase, First USA Merchant Services and NCCC were no less favorable to the Company than would be charged for similar services by unrelated third parties. Any future transaction between the Company and its executive officers, directors and their affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested members of the Board of Directors.

     Options Grants to Affiliates. On April 11, 1996, certain officers, directors and other affiliates of the Company were granted options to purchase shares of Common Stock of the Company at an exercise price of $6.30 per share. Each such option has a term of ten years. The persons receiving such option grants, and the number of shares subject to each grant, are as follows: Mr. Stein (475,000 shares), Mr. Khoury (100,000 shares), Nathaniel S. Borenstein, Chief Scientist of the Company (100,000 shares), Marshall T. Rose, Technical Advisor to the Office of the Chairman of the Company (100,000 shares), Mr. Rubin (90,000 shares) and NCCC (135,000 shares). The options granted to Messrs. Stein, Khoury and Rubin and to NCCC were fully exercisable as of the date of grant; the options granted to Drs. Borenstein and Rose become fully exercisable June 30, 1998 contingent on continued employment with the Company.

     Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law. See "Management -- Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 26, 1996, assuming the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock and as adjusted to reflect the sale of the Common Stock offered by the Company hereby, for (i) each of the Company's directors, (ii) each person who is known by the Company to beneficially own more than 2% of the Company's Common Stock, (iii) the Named Officer and (iv) all directors and executive officers as a group.

                                                                                      PERCENTAGE OF
                                                                                         SHARES
                                                                                     OUTSTANDING(1)
                                                                                   -------------------
                                                                       NUMBER      PRIOR TO    AFTER
                         BENEFICIAL OWNER                           OF SHARES(1)   OFFERING   OFFERING
------------------------------------------------------------------  ------------   --------   --------
First USA Merchant Services, Inc.(2)..............................    2,576,951       32.0%      25.6%
  1601 Elm Street
  Dallas, Texas 75201
Lee H. Stein(3)...................................................    1,986,667       23.0       18.7
  11975 El Camino Real, Suite 300
  San Diego, California 92130-2543
Tawfiq N. Khoury(4)...............................................    1,355,000       16.6       13.3
  2505 Congress Street, Suite 200
  San Diego, California 92110
Next Century Communications Corp.(5)..............................    1,035,000       12.6       10.2
  1400 Key Boulevard, First Floor
  Arlington, Virginia 22209
Sybase, Inc.......................................................      346,772        4.3        3.5
Unterberg Harris Interactive Media Limited Partnership, C.V. .....      346,772        4.3        3.5
General Electric Capital Corporation(6)...........................      285,715        3.5        2.8
First Data Corporation(7).........................................      200,000        2.5        2.0
Nathaniel S. Borenstein(8)........................................      241,394        2.9        2.3
Marshall T. Rose(9)...............................................      252,288        3.1        2.5
Einar Stefferud(10)...............................................      187,788        2.3        1.9
Robert Epstein(11)................................................      351,772        4.4        3.5
Scott Loftesness(12)..............................................      200,000        2.5        2.0
John McKinley(13).................................................      290,715        3.6        2.9
Pamela H. Patsley(14).............................................    2,581,951       32.1       25.7
Jon Rubin(15).....................................................    1,380,000       16.7       13.6
All Directors and Executive Officers as a group (13
  persons)(16)....................................................    4,195,349       46.2%      37.8%

---------------

 (1) Based on 8,050,967 shares of Common Stock outstanding as of November 26, 1996 (assuming the exercise of warrants to purchase 1,328,006 shares). Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Includes 1,328,006 shares issuable upon exercise of warrants exercisable in full within 60 days of November 26, 1996 at an exercise price of $0.01 per share. Excludes shares issuable upon exercise of an outstanding warrant to purchase up to four percent of the Company's outstanding capital stock, which warrant shall only become exercisable upon attainment of certain marketing-related milestones and will expire immediately prior to the closing date of this offering. First USA Merchant Services is a wholly-owned subsidiary of First USA Paymentech. See "Certain Transactions."

 (3) Includes 579,167 shares subject to options exercisable within 60 days of November 26, 1996 and 595,000 shares held by June L. Stein, Mr. Stein's spouse, for her own account. Also includes 60,000 shares held in trusts for the benefit of Mr. Stein's children and 57,500 shares held by The Stein

     Company Ltd. of which Stein & Stein Incorporated is the general partner. Mr. Stein and his spouse are the sole shareholders of Stein & Stein Incorporated.

 (4) Includes 312,500 shares held by the TNKRGK Family Trust dated 12/23/76, of which Mr. Khoury is a beneficiary, 937,500 shares held by the trust for the benefit of Mr. Khoury's children and 105,000 shares issuable upon exercise of options exercisable within 60 days of November 26, 1996.

 (5) Includes 135,000 shares subject to options exercisable within 60 days of November 26, 1996. Excludes shares held by Jon Rubin, President of NCCC and a director of the Company.

 (6) Includes 47,619 shares subject to a warrant exercisable within 60 days of November 26, 1996, subject to adjustment.

 (7) Excludes 1,500,000 shares subject to a warrant exercisable upon the achievement of certain marketing milestones.

 (8) Represents shares issuable upon exercise of options exercisable within 60 days of November 26, 1996.

 (9) Includes 3,413 shares issuable upon exercise of an option exercisable within 60 days of November 26, 1996.

(10) Includes 184,375 shares held by trusts for the benefit of Mr. Stefferud's family. Also includes 3,413 shares issuable upon exercise of an option exercisable within 60 days of November 26, 1996.

(11) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of November 26, 1996. Also includes 346,772 shares held by Sybase, as to which Dr. Epstein disclaims beneficial ownership. Dr. Epstein is Executive Vice President and a Director of Sybase and may therefore be deemed to share voting and investment power with respect to such shares.

(12) Includes 200,000 shares held by First Data, as to which Mr. Loftesness disclaims beneficial ownership. Mr. Loftesness is Group Executive of First Data Merchant Systems, a subsidiary of First Data.

(13) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of November 26, 1996. Also includes shares held by GE Capital, as to which Mr. McKinley disclaims beneficial ownership. Mr. McKinley serves as Chief Technology and Information Officer of GE Capital.

(14) Includes 5,000 shares issuable upon exercise of an option exercisable within 60 days of November 26, 1996. Also includes shares held by First USA Merchant Services, as to which Ms. Patsley disclaims beneficial ownership. Ms. Patsley is President and Chief Executive Officer of First USA Merchant Services and President and Chief Executive Officer of First USA Paymentech, of which First USA Merchant Services is a wholly-owned subsidiary, and may therefore be deemed to share voting and investment power with respect to such shares.

(15) Includes 95,000 shares issuable upon exercise of options exercisable within 60 days of November 26, 1996. Also includes shares held by NCCC, as to which Mr. Rubin disclaims beneficial ownership, except to the extent of his pecuniary interest therein. NCCC is a privately held corporation. Miles L. Rubin owns approximately 57% of the voting securities of NCCC, and his address is 11201 Armour Drive, El Paso, Texas 79935. Miles Rubin disclaims beneficial ownership of the Company's securities held by NCCC, except to the extent of his pecuniary interest therein (approximately 589,950 shares). Jon Rubin owns approximately 12% of the voting securities of NCCC. Jon Rubin is the President and a director of NCCC and may therefore be deemed to share voting and investment power with respect to shares held by NCCC.

(16) Includes 1,038,974 shares subject to options exercisable within 60 days of November 26, 1996. Excludes shares held by First USA Merchant Services, Sybase, GE Capital, First Data and NCCC.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

     As of November 26, 1996, there were 8,050,967 shares of Common Stock outstanding (after giving effect to the conversion of all shares of Preferred Stock issued and outstanding and assuming the exercise of outstanding warrants to purchase 1,328,006 shares of Common Stock at an exercise price of $0.01 per share) held by 32 stockholders of record. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Company currently has issued and outstanding 2,273,441 shares of Preferred Stock, divided into Series A, Series B, Series C and Series D. The Preferred Stock is convertible, at the option of the holder, into Common Stock, subject to anti-dilution adjustments. The holders of Preferred Stock have agreed to convert all outstanding shares of Preferred Stock into Common Stock concurrent with the closing of this offering. Anti-dilution adjustments will be made in the event that, among other things, the Company issues additional shares of Common Stock for per share consideration of less than $1.76, $3.189, $15.00 and $15.00 for the Series A, Series B, Series C and Series D Preferred Stock, respectively. Following the closing of this offering, 5,000,000 shares of Preferred Stock, $0.001 par value, will be authorized and no shares will be outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the Company or to serve as an entrenchment device for incumbent management. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

REGISTRATION RIGHTS

     Following the sale of shares offered by this Prospectus, the holders of approximately 7,750,000 shares of Common Stock (the "Holders") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and the Holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the Holders are entitled to notice of such registration and are entitled to include, at the Company's expense, shares of such Common Stock therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, certain Holders (holding approximately 5,250,000 shares of Common Stock) may require the Company, on not more than three occasions, to file a registration statement under the Securities Act at the Company's expense with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The

Holders may also require the Company to register all or a portion of their shares with registration rights on Form S-3, when the Company is eligible to use such form, subject to certain conditions and limitations.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL prevents a person owning 15% or more of a corporation's outstanding voting stock ("Interested Stockholder") from engaging in a "business combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an Interested Stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and does not provide for cumulative voting in the election of directors. The Certificate of Incorporation and Bylaws also restrict the right of stockholders to change the size of the Board of Directors and to fill vacancies on the Board of Directors. The Bylaws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the division of the Board of Directors into three classes (with each class serving a staggered three-year term) following the closing of the offering could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors and therefore may discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration. The amendment of any of these provisions would require approval by holders of 66.67% or more of the outstanding Common Stock.

     The Company has also included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

LISTING

     The Company's application to list its Common Stock on the Nasdaq National Market under the trading symbol "FVHI" has been approved.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the offering. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through sale of its equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding 10,110,843 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants (except for the exercise of outstanding warrants to purchase 1,328,006 shares of Common Stock at an exercise price of $0.01 per share). Of these shares, the 2,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining shares held by existing stockholders ("Restricted Shares") are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. The Company has also agreed that, with certain limited exceptions, for a period of 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of, any securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into, exchangeable for, or that represent the right to receive Common Stock or any such substantially similar securities. As a result of the lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, no shares of Common Stock will be salable until 180 days after the date of this Prospectus. As a result of the lock-up agreements, and assuming no exercise of outstanding options or warrants (except for the exercise of outstanding warrants to purchase 1,328,006 shares of Common Stock at an exercise price of $0.01 per share), only the 2,000,000 shares of Common Stock sold in this offering will be eligible for sale on the date of this Prospectus; approximately 3,300,000 additional Restricted Shares will first be eligible for sale beginning 180 days after the date of this Prospectus, approximately 3,000,000 of which will be subject to certain volume limitations, and the remaining Restricted Shares will not be eligible for sale until the expiration of their two-year holding periods.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 101,108 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities and Exchange Commission has recently proposed to reduce the Rule 144 holding periods. If enacted, such modification will have a material effect on the timing of when shares of Common Stock will become eligible for resale.

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares.

     Immediately after this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to outstanding options under the Company's 1994 Stock Plan and 1995 Stock Plan or reserved for issuance under such plans or the Purchase Plan. Based on the number of shares subject to outstanding options as of October 31, 1996 and currently reserved for issuance under all such plans, such registration statement would cover approximately 3,560,750 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also, beginning six months after the closing of this offering, the holders of approximately 7,750,000 shares of Common Stock will be entitled to certain rights with respect to registration of such shares for sale in the public market. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     The Underwriters named below, for whom Bear, Stearns & Co. Inc., Cowen & Company, Lehman Brothers Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:

                                                                             NUMBER
                                   UNDERWRITER                              OF SHARES
        ------------------------------------------------------------------  ---------
        Bear, Stearns & Co. Inc. .........................................    290,000
        Cowen & Company...................................................    290,000
        Lehman Brothers Inc. .............................................    290,000
        Unterberg Harris .................................................    290,000
        Alex. Brown & Sons Incorporated ..................................     40,000
        Deutsche Morgan Grenfell Inc. ....................................     40,000
        Donaldson, Lufkin & Jenrette Securities Corporation ..............     40,000
        Lazard Freres & Co. LLC ..........................................     40,000
        Merrill Lynch, Pierce, Fenner & Smith Incorporated ...............     40,000
        Montgomery Securities ............................................     40,000
        J.P.Morgan Securities Inc. .......................................     40,000
        Morgan Stanley & Co. Incorporated ................................     40,000
        Oppenheimer & Co., Inc. ..........................................     40,000
        Prudential Securities Incorporated ...............................     40,000
        Robertson, Stephens & Company LLC ................................     40,000
        Salomon Brothers Inc..............................................     40,000
        Smith Barney Inc. ................................................     40,000
        UBS Securities LLC ...............................................     40,000
        Wasserstein Perella Securities, Inc. .............................     40,000
        J.C. Bradford & Co. ..............................................     20,000
        First Albany Corporation .........................................     20,000
        Friedman, Billings, Ramsey & Co., Inc. ...........................     20,000
        Furman Selz LLC ..................................................     20,000
        Gabelli & Company, Inc. ..........................................     20,000
        Gerard Klauer Mattison & Co., LLC ................................     20,000
        Needham & Company, Inc. ..........................................     20,000
        Piper Jaffray Inc. ...............................................     20,000
        Punk, Ziegel & Knoell ............................................     20,000
        The Robinson-Humphrey Company, Inc. ..............................     20,000
        SoundView Financial Group, Inc. ..................................     20,000
        Wessels, Arnold & Henderson, L.L.C. ..............................     20,000
                                                                              -------
                  Total...................................................  2,000,000
                                                                              =======

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any are purchased (other than shares of Common Stock covered by the over-allotment option described below).

     The Representatives have advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $0.38 per share, of which $0.10 may be reallowed to other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Certain affiliates of the Company are expected to purchase up to approximately 100,000 shares of Common Stock registered in this offering at the public offering price set forth on the cover page of this Prospectus. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such shares. Any shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered by this Prospectus.

     The Company has agreed not to offer, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., subject to certain limited exceptions. The officers and directors of the Company and other stockholders of the Company, who collectively hold approximately 8,000,000 shares of Common Stock (assuming exercise of a warrant to purchase 1,328,006 shares), have agreed that, subject to certain exceptions, they will not offer, sell, transfer, assign, or otherwise dispose of, any such shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc.

     The Representatives have informed the Company that the Underwriters do not expect sales to discretionary accounts by the Underwriters to exceed 5% of the number of shares of Common Stock offered hereby.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price was determined by negotiations among the Company and the Representatives. Among the factors considered in such negotiations were the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings, the present state of the Company's development, the general condition of the economy and the securities markets at the time of this offering, the market conditions for new offerings of securities and the recent market prices and price/earnings multiples of publicly traded common stocks of comparable companies.

     On May 22, 1995 and December 22, 1995 Unterberg Harris Interactive Media, Limited Partnership, C.V. ("UHIM"), an affiliate of Unterberg Harris, purchased 275,750 shares and 71,022 shares of Series A Preferred Stock, respectively, which will convert into 346,772 shares of Common Stock upon the completion of this offering, representing 4.3% of the shares of Common Stock outstanding. UHIM is not selling any of its shares of Common Stock in the offering.

                                 LEGAL MATTERS

     The validity of the issuance of shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. As of November 30, 1996, an investment partnership of which members of Wilson Sonsini Goodrich & Rosati, P.C. are partners beneficially owned 27,000 shares of the Company's Common Stock.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995, and September 30, 1996 and for the period from March 11, 1994 (date of inception) through December 31, 1994, the year ended December 31, 1995 and the nine month period ended September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Ernst & Young LLP, Independent Auditors.....................................  F-2
Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996................  F-3
Statements of Operations for the period from March 11, 1994 (date of inception)
  through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1995 (unaudited) and September 30, 1996.........................  F-4
Statements of Stockholders' Equity (Net Capital Deficiency) for the period from March
  11, 1994 (date of inception) through December 31, 1994, the year ended December 31,
  1995 and the nine months ended September 30, 1995 (unaudited) and September 30,
  1996................................................................................  F-5
Statements of Cash Flows for the period from March 11, 1994 (date of inception)
  through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1995 (unaudited) and September 30, 1996.........................  F-6
Notes to Financial Statements.........................................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
First Virtual Holdings Incorporated

We have audited the accompanying balance sheets of First Virtual Holdings Incorporated as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for the period March 11, 1994 (date of inception) through December 31, 1994, the year ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Virtual Holdings Incorporated at December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for the period March 11, 1994 (date of inception) through December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                  ERNST & YOUNG LLP

San Diego, California
October 18, 1996, except for the
fifteenth paragraph of Note 6,
as to which the date is October 31, 1996

and the second and third paragraphs


of Note 8, as to which the


date is December 12, 1996

                      FIRST VIRTUAL HOLDINGS INCORPORATED

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                                 PRO FORMA
                                                                        DECEMBER 31,                           STOCKHOLDERS'
                                                                  ------------------------    SEPTEMBER 30,      EQUITY AT
                                                                    1994          1995            1996         SEPTEMBER 30,
                                                                  ---------    -----------    -------------        1996
                                                                                                               -------------
                                                                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents.....................................  $  14,847    $ 2,091,651     $ 5,881,945
  Short-term investment, available-for-sale.....................         --             --         200,000
  Accounts receivable...........................................         --             --          88,745
  Prepaid expenses and other....................................     12,000         10,953          35,742
                                                                  ---------    -----------     -----------
Total current assets............................................     26,847      2,102,604       6,206,432
                                                                  ---------    -----------     -----------
Furniture and equipment, net (Note 2)...........................    213,305        304,320       1,483,692
Information technology, net (Note 5)............................     48,333        113,333          70,113
Organization and other costs, net...............................     31,936         50,569          92,324
Deposits and other..............................................         --          4,000         425,911
                                                                  ---------    -----------     -----------
                                                                  $ 320,421    $ 2,574,826     $ 8,278,472
                                                                  =========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..............................................  $ 102,255    $   513,893     $ 1,237,632
  Accrued compensation and related liabilities..................     30,087          8,170         164,010
  Accrued interest..............................................     16,330        100,340         172,340
  Deferred revenue..............................................         --             --          42,793
  Current portion, amount due to stockholder (Note 3)...........         --             --         400,000
  Other accrued liabilities.....................................         --             --          54,495
                                                                  ---------    -----------     -----------
Total current liabilities.......................................    148,672        622,403       2,071,270
                                                                  ---------    -----------     -----------
Amount due to stockholder (Note 3)..............................         --             --         350,000
Notes payable to stockholders (Note 3)..........................    713,400      1,200,000       1,200,000
                                                                  ---------    -----------     -----------
Total long term liabilities.....................................    713,400      1,200,000       1,550,000
                                                                  ---------    -----------     -----------
Commitments (Note 5)
Stockholders' equity (net capital deficiency) (Note 6):
  Preferred stock, Series A convertible, $0.001 par value;
    1,545,816 shares authorized, 693,544 shares issued and
    outstanding with liquidation preference totaling $1,220,637
    at December 31, 1995 and September 30, 1996.................         --            694             694      $        --
  Preferred stock, Series B convertible, $0.001 par value;
    1,724,679 shares authorized, 783,945 and 1,248,945 shares
    issued and outstanding at December 31, 1995 and September
    30, 1996, respectively with liquidation preferences totaling
    $2,500,000 and $3,982,886 at December 31, 1995 and September
    30, 1996, respectively......................................         --            784           1,249               --
  Preferred stock, Series C convertible, $0.001 par value;
    130,952 shares authorized and outstanding with liquidation
    preference totaling $2,488,088 at September 30, 1996........         --             --             131               --
  Preferred stock, Series D convertible, $0.001 par value;
    200,000 shares authorized and outstanding with liquidation
    preference totaling $3,800,000 at September 30, 1996........         --             --             200               --
  Common stock, $0.001 par value; 40,000,000 shares authorized,
    4,083,350, 4,273,250 and 4,441,520 shares issued and
    outstanding at December 31, 1994 and 1995 and September 30,
    1996, respectively (6,774,837 pro forma, unaudited).........      4,083          4,273           4,441            6,775
  Additional paid-in-capital....................................    289,945      3,852,332      10,764,450       10,764,390
  Warrants......................................................         --             --       3,017,115        3,017,115
  Deferred compensation.........................................         --             --         (45,104)         (45,104)
  Accumulated deficit...........................................   (835,679)    (3,105,660)     (9,085,974)      (9,085,974)
                                                                  ---------    -----------     -----------      -----------
Total stockholders' equity (net capital deficiency).............   (541,651)       752,423       4,657,202      $ 4,657,202
                                                                                                                ===========
                                                                  ---------    -----------     -----------
                                                                  $ 320,421    $ 2,574,826     $ 8,278,472
                                                                  =========    ===========     ===========

                            See accompanying notes.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

                            STATEMENTS OF OPERATIONS

                                       MARCH 11, 1994                         NINE MONTHS ENDED SEPTEMBER
                                     (DATE OF INCEPTION)                                  30,
                                           THROUGH            YEAR ENDED      ---------------------------
                                        DECEMBER 31,         DECEMBER 31,        1995
                                            1994                 1995         -----------        1996
                                     -------------------     ------------     (UNAUDITED)     -----------
Revenues...........................       $   3,580          $    197,902     $    87,230     $   498,262
Operating expenses:
  Marketing and sales..............         143,678               346,400         242,086         745,006
  Research and development.........         307,315               530,809         190,858       1,501,188
  General and administrative(1)....         375,117             1,522,784       1,259,777       4,304,479
                                          ---------           -----------     -----------     -----------
Total operating expenses...........         826,110             2,399,993       1,692,721       6,550,673
                                          ---------           -----------     -----------     -----------
Loss from operations...............        (822,530)           (2,202,091)     (1,605,491)     (6,052,411)
Interest income....................             648                18,653          10,804         144,097
Interest expense to stockholders...         (13,797)              (86,543)        (62,861)        (72,000)
                                          ---------           -----------     -----------     -----------
Net loss...........................       $(835,679)         $ (2,269,981)    $(1,657,548)    $(5,980,314)
                                          =========           ===========     ===========     ===========
Pro forma net loss per share.......                          $      (0.30)                    $     (0.72)
                                                              ===========                     ===========
Shares used in computing pro forma
  net loss per share...............                             7,599,106                       8,335,199
                                                              ===========                     ===========

---------------
(1) The nine months ended September 30, 1996 includes $1,000,000 of expense in connection with obtaining a waiver of an exclusivity provision of an agreement with a stockholder.

                               See accompanying notes.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

          STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                                                                                        TOTAL
                                                                                                                    STOCKHOLDERS'
                           PREFERRED STOCK     COMMON STOCK     ADDITIONAL                                           EQUITY (NET
                          -----------------  -----------------    PAID-IN                  DEFERRED    ACCUMULATED     CAPITAL
                           SHARES    AMOUNT   SHARES    AMOUNT    CAPITAL     WARRANTS   COMPENSATION    DEFICIT     DEFICIENCY)
                          ---------  ------  ---------  ------  -----------  ----------  ------------  -----------  -------------
Issuance of common stock
  to founders, net of
  issuance costs of
  $5,250.................        --  $  --   2,500,000  $2,500  $    92,250  $       --    $     --    $       --    $    94,750
Issuance of common stock
  for
  services...............        --     --     333,350    333        13,001          --          --            --         13,334
Issuance of common stock,
  net of issuance costs
  of $14,056.............        --     --   1,250,000  1,250       184,694          --          --            --        185,944
Net loss.................        --     --          --     --            --          --          --      (835,679 )     (835,679)
                          ---------  ------  ---------  ------  -----------  ----------  ------------  -----------  -------------
Balance at December 31,
  1994...................        --     --   4,083,350  4,083       289,945          --          --      (835,679 )     (541,651)
Issuance of common stock
  for
  services...............        --     --     135,400    135         5,281          --          --            --          5,416
Issuance of Series A
  convertible preferred
  stock at $1.76 per
  share
  for cash, net of
  issuance costs
  of $71,791.............   551,500    552          --     --       898,297          --          --            --        898,849
Issuance of Series A
  convertible preferred
  stock at $1.76 per
  share
  for retirement of notes
  payable,
  net of issuance costs
  of $7,257..............   142,044    142          --     --       242,598          --          --            --        242,740
Issuance of Series B
  convertible preferred
  stock at $3.189 per
  share,
  net of issuance costs
  of $100,390............   783,945    784          --     --     2,398,826          --          --            --      2,399,610
Issuance of common stock
  for
  services...............        --     --      54,500     55        17,385          --          --            --         17,440
Net loss.................        --     --          --     --            --          --          --    (2,269,981 )   (2,269,981)
                          ---------  ------  ---------  ------  -----------  ----------  ------------  -----------  -------------
Balance at December 31,
  1995................... 1,477,489  1,478   4,273,250  4,273     3,852,332          --          --    (3,105,660 )      752,423
Issuance of common stock
  for cash
  and services...........        --     --      61,126     61        51,776          --          --            --         51,837
Issuance of Series B
  convertible preferred
  stock at $3.189 per
  share,
  net of issuance costs
  of $117,110............   465,000    465          --     --     1,365,310          --          --            --      1,365,775
Issuance of warrants.....        --     --          --     --            --   3,017,115          --            --      3,017,115
Issuance of Series C
  convertible preferred
  stock at $15 per share
  and shares of common
  stock at $5 per share,
  net of issuance costs
  of $45,934.............   130,952    131     107,144    107     2,453,828          --          --            --      2,454,066
Issuance of Series D
  convertible preferred
  stock at $15 per share,
  net of issuance costs
  $9,163.................   200,000    200          --     --     2,990,637          --          --            --      2,990,837
Deferred compensation
  related to grant of
  certain stock
  options................        --     --          --     --        50,567          --     (50,567)           --             --
Amortization of deferred
  compensation...........        --     --          --     --            --          --       5,463            --          5,463
Net loss.................        --     --          --     --            --          --          --    (5,980,314 )   (5,980,314)
                          ---------  ------  ---------  ------  -----------  ----------  ------------  -----------  -------------
Balance at September 30,
  1996................... 2,273,441  $2,274  4,441,520  $4,441  $10,764,450  $3,017,115    $(45,104)   $(9,085,974)  $ 4,657,202
                           ========  =======  ========  =======  ==========   =========  ============  ===========  ============

                            See accompanying notes.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                               MARCH 11, 1994                         NINE MONTHS ENDED SEPTEMBER
                                             (DATE OF INCEPTION)                                  30,
                                                   THROUGH            YEAR ENDED      ---------------------------
                                                DECEMBER 31,         DECEMBER 31,        1995
                                                    1994                 1995         -----------        1996
                                             -------------------     ------------     (UNAUDITED)     -----------
OPERATING ACTIVITIES
Net loss...................................       $(835,679)         $(2,269,981 )    $(1,657,548)    $(5,980,314)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization............          17,994              106,628           69,038         302,843
  Common stock issued for services.........          13,334               22,856               --          20,000
  Changes in operating assets and
    liabilities:
    Accounts receivable....................              --                   --               --         (88,745)
    Prepaid expenses and other.............         (12,000)               1,047           12,000         (24,789)
    Information technology charge..........         (50,000)            (100,000 )       (100,000)
    Deposits and other.....................              --               (4,000 )         (4,000)       (421,911)
    Accounts payable.......................         102,255              411,638          661,135         745,976
    Accrued compensation and related
      liabilities..........................          30,087              (21,917 )        (23,345)        155,840
    Deferred revenue.......................              --                   --               --          42,793
    Accrued interest.......................          16,330               84,010           60,328          72,000
    Amount due to stockholder..............              --                   --               --         750,000
    Other accrued liabilities..............              --                   --               --          54,495
                                                  ---------          -----------      -----------     -----------
Net cash flows used in operating
  activities...............................        (717,679)          (1,769,719 )       (982,392)     (4,371,812)
INVESTING ACTIVITIES
Additions to furniture and equipment.......        (225,858)            (151,148 )       (128,990)     (1,420,633)
Purchase of short-term investment..........              --                   --               --        (200,000)
Organization and other costs...............         (35,710)             (30,128 )        (10,594)        (54,654)
                                                  ---------          -----------      -----------     -----------
Net cash flows used in investing
  activities...............................        (261,568)            (181,276 )       (139,584)     (1,675,287)
FINANCING ACTIVITIES
Proceeds from issuance of Series A
  preferred stock, net of issuance costs...              --            1,141,589          898,849              --
Proceeds from issuance of Series B
  preferred stock, net of issuance costs...              --            2,399,610               --       1,365,775
Proceeds from issuance of Series C
  preferred stock, net of issuance costs...              --                   --               --       1,928,189
Proceeds from issuance of Series D
  preferred stock, net of issuance costs...              --                   --               --       2,990,837
Proceeds from issuance of common stock, net
  of issuance costs........................         280,694                   --               --         535,477
Proceeds from issuance of warrants.........              --                   --               --       3,017,115
Proceeds from borrowings from stockholders
  and bank.................................         713,400              486,600          425,000         486,111
Repayment of loan from bank................              --                   --               --        (486,111)
                                                  ---------          -----------      -----------     -----------
Net cash flows provided by financing
  activities...............................         994,094            4,027,799        1,323,849       9,837,393
Net increase in cash and cash
  equivalents..............................          14,847            2,076,804          201,873       3,790,294
Cash and cash equivalents at the beginning
  of period................................              --               14,847           14,847       2,091,651
                                                  ---------          -----------      -----------     -----------
Cash and cash equivalents at the end
  of period................................       $  14,847          $ 2,091,651      $   216,720     $ 5,881,945
                                                  =========          ===========      ===========     ===========

                            See accompanying notes.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business Activity

     The Company, formed on March 11, 1994, has developed and implemented the VirtualPIN architecture which facilitates Internet commerce and is designed to facilitate other forms of interactive Internet communications. The VirtualPIN architecture utilizes E-mail which has the widest reach and broadest use of any Internet application. The First Virtual Internet Payment System ("FVIPS"), a secure and easy-to-use payment system launched in October 1994, is the Company's first application of the VirtualPIN architecture.

     On August 11, 1995, the Company declared a twenty five-for-one stock split of the Company's common stock and Series A convertible preferred stock. All applicable share and stock option information have been restated to reflect the split.

     On July 3, 1996, the Company was reincorporated in Delaware. In connection with the reincorporation, the Company is authorized to issue 40,000,000 shares of common stock and 3,401,447 shares of preferred stock. In addition, on August 26, 1996 in connection with the sale of Series D preferred stock, the Company's certificate of incorporation was amended to authorize the issuance of 3,601,447 shares of preferred stock. All of the accompanying financial statements have been restated to reflect the reincorporation.

  Basis of Presentation

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business. The Company anticipates that it will require additional funds to continue the Company's research and development activities; expand the Company's marketing and sales and customer services and support capabilities; fund the Company's capital expenditures necessary to accommodate the anticipated increase of sellers and buyers; and expand certain financial and administrative functions. Management believes that the funds necessary to meet its capital requirements for the next twelve months will be raised either from the offering contemplated by this Prospectus or by private equity or debt financing. Without the additional financing, the Company will be required to delay, reduce the scope of and eliminate one or more of its research and development projects; and significantly reduce its expenditures on infrastructure and product upgrade programs that enhance the VirtualPIN architecture and more specifically FVIPS.

     The Company was classified as a development stage company through December 31, 1995.

  Interim Financial Data

     The financial statements for the nine months ended September 30, 1995 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

     While the Company has experienced growth in its revenues to approximately $498,000 for the nine months ended September 30, 1996, this increase and the interim results of operations are not necessarily indicative of results to be expected for the entire year.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

  Short-Term Investment, Available-for-Sale

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities," the Company's short-term investment is classified as available-for-sale. Available-for-sale securities consist of certificates of deposit with maturities greater than three months and are stated at cost, as the difference between cost and fair value is immaterial.

  Concentration of Credit Risk

     Because the Company acts as an intermediary and facilitator for credit card transactions, the Company is exposed to the credit risks associated with credit card payment systems. These credit risks include returned transactions, merchant fraud and transmission of erroneous information. Through September 30, 1996, the Company has not incurred significant losses for these credit risks.

  Furniture and Equipment

     Furniture and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

  Organization and Other Costs

     Organization and other costs are being amortized over five years. Accumulated amortization at December 31, 1994 and 1995 and September 30, 1996 amounted to $3,774, $11,495 and $24,393, respectively.

  Asset Impairment

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), effective January 1, 1996. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect on the financial statements from the adoption of SFAS 121.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), requires use of option valuation models that were not developed for use in valuing employee stock options. As a result, deferred compensation is recorded for the excess of the fair value of the stock on the date of the option grant, over the exercise price of the option. The deferred compensation is amortized over the vesting period of the option.

  Income Taxes

     On May 24, 1995, in conjunction with the issuance of Series A preferred stock (Note 6), the Company changed its status for federal and state income tax purposes from an S Corporation (whereby the Corporation's activities flowed through to the stockholders) to become a C Corporation (whereby the Company is subject to federal and state income taxes). The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

  Revenue Recognition

     Revenues include registration and renewal fees from Buyers and Sellers, transaction processing fees and co-marketing fees. In July 1996, the Company instituted annual renewal fees. The Company will begin collecting annual renewal fees in July 1997. In conjunction with the Company's decision to institute annual renewal fees, the Company's policy will be to recognize Buyer and Seller registration and renewal fees over a 12-month period beginning in July 1996. Also beginning July 1996, the related direct costs of processing Buyer and Seller registrations and renewals are being deferred and amortized over a 12-month period. Prior to July 1, 1996, revenues from registration fees and related direct costs of processing registrations were recognized in the month the Seller's or the Buyer's registration fee was processed and the VirtualPIN was issued. Revenues from transaction processing fees are recognized on the date the transaction amount is charged to the Buyer's credit card. Revenues from co-marketing fees are recognized in the month the Buyer accepts the promotional offer of one of the Company's co-marketing partners.

     As part of processing certain transactions, the Company earns interest from the time money is collected from Buyers until the time payment is made to the applicable Sellers.

  Research and Development

     Research and development costs are expensed in the period incurred.

  Software Developments Costs

     Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is attained. No such costs have been capitalized to date because the impact on the financial statements would not be material.

  Pro Forma Net Loss Per Share

     The Company's pro forma net loss per share calculations are based upon the weighted average number of shares of common stock outstanding. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, convertible preferred stock, convertible preferred stock warrants, common stock, and options to purchase common stock issued at prices below the initial public offering price during the twelve months immediately preceding the contemplated initial filing of the registration statement relating to the initial public offering ("IPO"), have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of common stock at the IPO price). The pro forma calculation also gives effect to the conversion of convertible preferred shares not included above that will convert upon completion of the Company's IPO (using the if-converted method) from the original date of issuance. Other shares issuable upon the exercise of stock options have been excluded from the computation because the effect of their inclusion would be antidilutive. Subsequent to the Company's IPO, options under the treasury stock method will be included to the extent they are dilutive. Net loss per share prior to 1995 has not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with the IPO.

  Pro Forma Stockholders' Equity

     If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into 2,273,441 shares of common stock, based on the shares of convertible preferred stock outstanding as of September 30, 1996 and assuming no antidilution adjustments are necessary. Pro forma stockholders' equity at September 30, 1996 as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

2. FURNITURE AND EQUIPMENT

     Furniture and equipment consists of the following:

                                                       DECEMBER 31,
                                                   ---------------------     SEPTEMBER 30,
                                                     1994         1995           1996
                                                   --------     --------     -------------
        Furniture and equipment..................  $225,858     $377,006      $ 1,797,640
        Less accumulated depreciation............   (12,553)     (72,686)        (313,948)
                                                   --------     --------       ----------
                                                   $213,305     $304,320      $ 1,483,692
                                                   ========     ========       ==========

3. RELATED PARTY TRANSACTIONS

     In conjunction with the sale of 1,250,000 shares of common stock to a stockholder on September 16, 1994 for $200,000, the Company obtained a two-year unsecured line of credit commitment from the stockholder for borrowings up to $800,000. The Company also has an unsecured line of credit from a stockholder which allows for maximum borrowings of $400,000. The borrowings plus interest at 8% are due upon the earliest to occur of (i) June 15, 2003, (ii) the closing of an initial public offering or (iii) the consent of certain holders of Series A Preferred Stock. At September 30, 1996, $1,200,000 has been drawn against these lines of credit.

     The stockholders who have provided these lines of credit have agreed to subordinate the debt to future institutional financing. Pursuant to these agreements, no dividends will be paid by the Company until the borrowings are paid in full and the lines of credit have been terminated.

     On August 20, 1996, the Company entered into an agreement with the Series B stockholder for the waiver of a previous agreement to use the Series B stockholder as an exclusive services provider. In return for the waiver, the Company agreed to pay the Series B stockholder facility fees totaling $500,000 and transaction surcharges of no less than $500,000 during the 40-month period beginning September 1, 1996, dependent upon the number of transactions processed through service providers other than the Series B stockholder. The Company charged the $1,000,000 associated with this agreement to operations during the third quarter of 1996.

     The Company's credit card transaction acquisition services are provided by First USA Merchant Services, Inc., a preferred stockholder. Fees for these services amounted to $28,198 and $100,703 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     Certain marketing and technology consulting services were provided by a company whose president is a director of the Company. These services amounted to $20,235 and $132,521 for the period from March 11, 1994 (date of inception) through December 31, 1994 and the year ended December 31, 1995, respectively. No services were provided during the nine months ended September 30, 1996.

4. NOTE PAYABLE

     On February 27, 1996, the Company entered into a promissory note to borrow up to $500,000 at the prime rate plus 2% from a financial institution. The loan was repaid in full in April 1996.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

5. COMMITMENTS

  Leases

     The Company leases its office facilities in San Diego, California under operating leases which expire in 1999. The leases generally require the Company to pay all maintenance, insurance and property taxes and are subject to certain minimum escalation provisions. Rent expense for all operating leases was approximately $38,400 and $109,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     Future minimum operating lease payments as of September 30, 1996 are as follows:

                1996 (three months)..............................  $  107,000
                1997.............................................     405,000
                1998.............................................     382,000
                1999.............................................     278,000
                                                                     --------
                                                                   $1,172,000
                                                                     ========

  Information Service Agreement

     In October 1994, the Company entered into a technology service agreement with another company to receive information technology services from the other company beginning in 1994. Minimum monthly payments of $5,000 for services commenced upon full system implementation. The Company paid an implementation charge of $150,000 which is being amortized over three years. Accumulated amortization at December 31, 1994 and 1995 and September 30, 1996 amounted to $1,667, $36,667 and $79,887, respectively. In June 1996, this agreement was amended, reducing the information technology services to be received, and as a result, effective July 1, 1996, minimum monthly charges no longer apply.

6. STOCKHOLDERS' EQUITY

  Preferred Stock

     In May 1995, the Company sold 551,500 shares of Series A preferred stock at $1.76 per share. An additional 142,044 shares were issued at $1.76 per share to retire certain notes payable in December 1995. In December 1995, the Company sold 783,945 shares of Series B preferred stock at $3.189 per share.

     The holders of the Series A and Series B preferred stock are entitled to receive dividends at the rate of $0.162 per share and $0.32 per share per annum, respectively, if and when such dividends are declared by the Board of Directors. The right to such dividends is not cumulative. No dividends have been declared to date.

     The preferred stock is convertible, at the option of the holder, into the Company's common stock on a one-for-one basis, subject to antidilution adjustments, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and a per share price to the public of at least $10.50 per share (subject to antidilution adjustments). The holder of each preferred share is entitled to one vote for each common share into which such preferred share would convert.

     As part of the agreement to sell 275,750 shares of Series A preferred stock, the Company acknowledged that if it elects not to utilize the purchaser's technology products, the purchaser will have the option to redeem its shares at $1.76 per share plus all declared but unpaid dividends. In August 1996, the Company entered into a consulting agreement with this Series A stockholder to provide the Company with supplementary staffing for a period of approximately six months for fees of approximately $900,000. At September 30, 1996, approximately $237,000 is owed under this agreement and is included in accounts payable.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

     On July 3, 1996, the Company sold 130,952 shares of Series C preferred stock at $15.00 per share and 107,144 shares of common stock at $5.00 per share for total proceeds of approximately $2,500,000. The holders of the Series C preferred stock are entitled to receive dividends at the rate of $1.50 per share per annum if and when declared by the Board of Directors. The right to such dividends is not cumulative. The holders of the Series C preferred stock are entitled to a liquidation preference of $19.00 per share, plus any declared but unpaid dividends. The preferred stock is convertible, at the option of the holder, into the Company's common stock on a one-for-one basis, subject to antidilution adjustments, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and a per share price to the public of at least $10.50 per share (subject to antidilution adjustments). The holder of each preferred share is entitled to one vote for each common share into which such preferred share would convert.

     In connection with the sale of the Series C preferred stock, the Company issued a warrant to purchase shares of the Company's common stock. The number of shares will be equal to $500,000 divided by the exercise price. The exercise price will be $10.50 per share if the Company and the Series C stockholder have entered into a marketing agreement prior to the earlier of the date of exercise of the warrant or December 31, 1996. Otherwise, the exercise price will be $15.00 per share. The warrant expires on July 3, 1997.

     On August 26, 1996, the Company sold 200,000 shares of Series D preferred stock at $15.00 per share for total proceeds of approximately $3,000,000. The holders of the Series D preferred stock are entitled to receive dividends at the rate of $1.50 per share per annum if and when declared by the Board of Directors. The right to such dividends is not cumulative. The holders of the Series D preferred stock are entitled to a liquidation preference of $19.00 per share, plus any declared but unpaid dividends. The preferred stock is convertible, at the option of the holder, into the Company's common stock on a one-for-one basis, subject to antidilution adjustments, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and a per share price to the public of at least $10.50 per share (subject to antidilution adjustments). The holder of each preferred share is entitled to one vote for each common share into which such preferred share would convert.

     In connection with the sale of Series D preferred stock, the Company issued a warrant to purchase shares of the Company's common stock. The number of shares and exercise price are contingent upon the Series D stockholder achieving certain performance criteria with respect to the issuance of VirtualPINs to its customer base as outlined in the following schedule:

                                                                  INCREMENTAL     EXERCISE PRICE
           DEADLINE FOR ACHIEVING PERFORMANCE CRITERIA              SHARES          PER SHARE
    ----------------------------------------------------------    -----------     --------------
    May 31, 1997..............................................      375,000           $ 5.00
    August 31, 1997...........................................      375,000             3.33
    October 31, 1997..........................................      375,000             2.50
    December 30, 1997.........................................      375,000             2.23

     The performance warrant expires on December 30, 1997. The Company will value this warrant as set forth in SFAS 123 and will report it as an expense as the VirtualPIN distribution performance criteria are met.

     Total issuance costs for all preferred stock amounted to $179,438 and $351,645 at December 31, 1995 and September 30, 1996, respectively.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

  Warrants

     In connection with the sale of Series B preferred stock in December 1995 to a financial institution, the Company issued warrants to purchase shares of Series A and Series B preferred stock. In April 1996, the Series B preferred stockholder partially exercised this warrant by purchasing 465,000 shares of Series B preferred stock at $3.189 per share. In addition, the Series B preferred stockholder paid the Company $3,017,115 for warrants to purchase 852,272 shares of Series A preferred stock and 475,734 shares of Series B preferred stock at $0.01 per share. These new warrants are currently exercisable and will expire on March 4, 2001. The Company received total proceeds of approximately $4.5 million in connection with this transaction. Furthermore, all of the unexercised warrants originally issued on December 22, 1995 have been canceled.

     The Company also issued to the Series B preferred stockholder an incentive warrant to purchase shares of common stock for $0.01 per share up to 4% of the number of shares of common stock outstanding at the exercise date assuming conversion of all preferred stock into common stock. The number of shares that may be purchased under this warrant is contingent upon the achievement of certain milestones, which relate to establishing merchant accounts by customers of the financial institution, as defined in the incentive warrant agreement. As set forth in SFAS 123, this warrant must be accounted for based on its fair value. The Financial Accounting Standards Board's Emerging Issues Task Force has met recently and has reached a consensus that the grant date is the appropriate time to value such warrants. Accordingly, the Company obtained an independent valuation to determine the fair value for this warrant. Based upon this valuation the value of the warrant was determined to be $0.09 per share. The value of the warrant will be recorded as an expense as merchant accounts are established by the financial institution. Since no milestones contemplated by this agreement have been achieved by the financial institution through September 30, 1996, the expense, if any, resulting from this transaction will occur in subsequent periods. This warrant expires upon the earlier of the closing of an initial public offering of the Company's common stock or June 30, 1998.

  Stock Option Plan

     The Company's 1994 Incentive and Non-Statutory Stock Option Plan (1994
Plan), under which options to purchase 468,750 shares of common stock were granted, was replaced with the 1995 Stock Plan (1995 Plan). Under the 1995 Plan, the Company is authorized to issue up to 2,000,000 common shares to officers, employees, directors and certain other individuals providing services to the Company. Options granted under the 1995 Plan generally vest over four years and are exercisable for a period of up to ten years from the date of grant. Incentive stock options are granted at prices which approximate the fair value of the shares at the date of grant as determined by the board of directors. The following table summarizes stock option activity:

                                                                 SHARES       EXERCISE PRICE
                                                                ---------     --------------
    Options granted during period ended December 31, 1994.....    288,875             $ 0.04
                                                                  -------
    Balance at December 31, 1994..............................    288,875               0.04
      Options granted.........................................    179,875      0.04 -  0.176
                                                                  -------
    Balance at December 31, 1995..............................    468,750      0.04 -  0.176
      Options granted.........................................  1,080,395      0.32 -  10.50
      Options canceled........................................     22,250      0.32 -   9.00
                                                                  -------
    Balance at September 30, 1996.............................  1,526,895     $0.04 - $10.50
                                                                  =======

     As of September 30, 1996, options to purchase 578,316 shares are exercisable and 941,855 shares are available for future grant under the 1995 Plan.

     After September 30, 1996 and through October 31, 1996, the Company granted 177,750 additional options under its 1995 Plan to purchase shares of Common Stock at a weighted average price of $10.50 per share and issued 8,000 shares of Common Stock as a result of exercise of stock options.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

     Pursuant to the terms of the December 22, 1995 Series B Preferred Stock Purchase Agreement, on April 11, 1996, the Company's board of directors granted options to purchase 475,000 shares of common stock at $6.30 per share to an officer and director of the Company. The options vest immediately and expire on April 11, 2006. Two directors of the Company were granted options to purchase 225,000 and 100,000 shares under the same terms. In addition, the board of directors granted options to purchase 200,000 shares of common stock at $6.30 per share to two key employees of the Company. The options to these two key employees vest on June 30, 1998 provided that each remains an employee of the Company at that date and expire in ten years. These options to purchase 1,000,000 shares were not granted under the 1995 Plan. No deferred compensation was deemed appropriate for the April 1996 option grants. The fair value of common stock was determined by an independent valuation.

     As of September 30, 1996, the Company has reserved shares of common stock for future issuance as follows:

                Stock options.....................................  3,468,750
                Preferred stock...................................  2,273,441
                Warrants..........................................  2,875,625
                Employee stock purchase plan......................    100,000
                                                                    ---------
                                                                    8,717,816
                                                                    =========

     Through September 30, 1996, the Company recorded deferred compensation expense for the difference between the exercise price and the deemed fair value for financial statement presentation purposes of the Company's common stock, as determined in part by an independent valuation, for options granted during 1996. Such options were granted at $0.32 per share with a deemed fair value of $0.40 per share and at $1.00 per share with a deemed fair value of $3.00 per share. This deferred compensation expense aggregates to $50,567, which will be amortized over the vesting period of the related options, generally four years.

     Adjusted pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the "minimum value" method for option pricing with the following weighted-average assumptions for both 1995 and the nine months ended September 30, 1996: risk-free interest rates of 6%; dividend yields of 0%; and a weighted-average expected life of the option of seven years.

     For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's adjusted pro forma information follows:

                                                                                    NINE MONTHS
                                                                    YEAR ENDED         ENDED
                                                                     DECEMBER        SEPTEMBER
                                                                        31,             30,
                                                                       1995            1996
                                                                    -----------     -----------
Adjusted pro forma net loss.......................................  $(2,276,119)    $(6,073,305)
Adjusted pro forma loss per share.................................  $     (0.30)    $     (0.73)

  Employee Stock Purchase Plan

     On July 18, 1996, the Company adopted the Employee Stock Purchase Plan. A total of 100,000 shares of common stock have been reserved for issuance under the Purchase Plan.

                      FIRST VIRTUAL HOLDINGS INCORPORATED

7. INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1995 and September 30, 1996 are shown below. A valuation allowance for the entire deferred tax asset has been recognized as realization of such assets is uncertain.

                                                                                      SEPTEMBER
                                                                    DECEMBER 31,         30,
                                                                        1995            1996
                                                                    ------------     -----------
Deferred tax assets:
  Net operating losses carryforwards..............................   $  530,000      $ 2,593,000
  Other...........................................................       48,000          175,000
                                                                      ---------      -----------
                                                                        578,000        2,768,000
Valuation allowance for deferred tax assets.......................     (578,000)      (2,768,000)
                                                                      ---------      -----------
Net deferred tax assets...........................................   $       --               --
                                                                      =========      ===========

     At September 30, 1996, the Company has federal and state net operating loss carryforwards of approximately $6,400,000. These federal and state carryforwards will begin to expire in 2010 and 2000, respectively, unless previously utilized. The Company also has federal and state research credit carryforwards of approximately $64,000 and $39,000, respectively, which will begin expiring in 2010, unless previously utilized.

     Pursuant to Internal Revenue Code Section 382 and 383, use of the Company's net operating loss and tax credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three year period.

8. SUBSEQUENT EVENT

  Stock Option Plan

     On October 16, 1996, the Board of Directors of the Company increased the number of shares of common stock reserved for issuance under the 1995 Stock Plan from 2,000,000 shares to 3,000,000 shares.

     On December 11, 1996, the holders of the lines of credit issued to the Company as discussed in Note 3 aggregating $1,200,000 in principal agreed to extend the due date of the lines of credit to the earlier of (i) January 31, 1998 or (ii) the closing of an underwritten public offering (other than the Company's initial public offering).

     On December 12, 1996 each of the preferred stockholders agreed to convert their preferred stock into common stock upon the closing of the Company's initial public offering pursuant to the Registration Statement declared effective by the Securities and Exchange Commission on December 12, 1996.

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Frontier Foundation.

                                     [ART]

The merchant customers of the Company depicted above have not accounted for a material portion of the Company's revenues to date. The Company's merchant customers are not contractually obligated to continue to use FVIPS for any period of time and may end such usage of FVIPS on an at-will basis.

INSIDE FRONT COVER:

     The graphic describes the VirtualPIN architecture in the form of a triangle with dotted lines for sides. The heading of the graphic reads "VirtualPIN Architecture." The upper left corner of the triangle is a square including the words "Buyer's Computer." The upper right corner of the triangle is a square including the words "Seller's Computer." The bottom corner of the triangle is a square including the First Virtual logo. The middle contains the word "VirtualPIN" and includes the VirtualPIN logo.

INSIDE FRONT COVER (LEFT FOLDOUT):

     The graphic describes the First Virtual Internet Payment System with seven rectangles representing the different components of such system. The heading of the graphic reads "First Virtual Internet Payment System." The graphic demonstrates the flow and sequence of functions in a FVIPS transaction with dotted lines connecting the rectangles. The top of the graphic includes text that reads "FV enables Buyers and Sellers to conduct secure, private transactions over the Internet." The middle of the graphic includes text that reads "FV uses dedicated, secure lines to transfer transaction information to established financial networks." The bottom of the graphic includes text that reads "FV integrates seamlessly with established financial networks to authorize and settle transactions."

INSIDE FRONT COVER (RIGHT FOLDOUT):

     The graphic describes the Company's VirtualTAG application of the VirtualPIN architecture. The graphic depicts the VirtualTAG in use on the Internet, which contains an advertisement within a banner on a World Wide Web page. The display demonstrates the steps taken in purchasing a product or service on the Internet. The heading of the graphic contains the words "VirtualTAG CLICK HERE."

PAGE 37:

     The graphic contains a diagram setting forth the steps, numbered in order, of the purchase cycle of a financial transaction using FVIPS. The graphic contains three squares, connected by numbered arrows forming a triangle. The numbers on the arrows correspond to the numbers in the text. The square at the top left of the triangle contains the words "Buyer's Computer." The square at the top right of the triangle contains the words "Seller's Computer." The square at the bottom of the triangle contains the words "FV Purchase Server." The triangle is connected by an arrow to a rectangle below. Such rectangle contains the words "The Back-Office."

PAGE 38:

     The graphic contains a diagram setting forth the steps, numbered in order, of the "Back-Office Cycle" of a financial transaction using FVIPS. The graphic contains six squares, two of which are placed above the other four. The top right square is connected by an arrow to text reading "The Purchase Cycle." The squares are connected by numbered arrows corresponding to the text. The squares contain, in counter-clockwise order, text which reads "FV Back-Office Server," "Credit Card Processor," "Issuing Bank," "FV Merchant Acquiror," "FV Deposit Account," and "Seller Bank Account."

INSIDE BACK COVER:

     The graphic contains a square containing the First Virtual logo within a larger rectangle. The large rectangle contains six squares, each containing customer Web pages. The heading of the graphic contains the words "FIRST VIRTUAL HOLDINGS INCORPORATED." The bottom of the graphic contains the words "LEADING THE CHARGE TO INTERNET COMMERCE."

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      6
Use of Proceeds.......................     22
Dividend Policy.......................     22
Capitalization........................     23
Dilution..............................     24
Selected Financial Data...............     25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     26
Business..............................     32
Management............................     51
Certain Transactions..................     59
Principal Stockholders................     63
Description of Capital Stock..........     65
Shares Eligible for Future Sale.......     67
Underwriting..........................     69
Legal Matters.........................     70
Experts...............................     71
Additional Information................     71
Index to Financial Statements.........    F-1

                            ------------------------

    UNTIL JANUARY 7, 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
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                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                             ---------------------
                                   PROSPECTUS
                             ---------------------
                            BEAR, STEARNS & CO. INC.
                                COWEN & COMPANY
                                LEHMAN BROTHERS
                                UNTERBERG HARRIS

                               DECEMBER 13, 1996
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